Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

November 8, 2013,

among

VIRTU FINANCIAL LLC,

as Holdings,

VFH PARENT LLC,
as Borrower,

The Lenders Party Hereto,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent

CREDIT SUISSE SECURITIES (USA) LLC,
Sole Lead Arranger and Bookrunner

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Section 9.15. No Advisory or Fiduciary Responsibility	154
Section 9.16. Interest Rate Limitation	154
Section 9.17. Lender Action	155
Section 9.18. Marshalling; Payments Set Aside	155
Section 9.19. Margin Stock; Collateral	155

SCHEDULES:

Schedule 1.01	—	Disqualified Lenders
Schedule 2.01	—	Commitments
Schedule 3.12	—	Subsidiaries
Schedule 3.18	—	Regulatory Status and Memberships Held
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04(e)	—	Existing Investments
Schedule 6.05	—	Dispositions
Schedule 6.09	—	Existing Affiliate Transactions
Schedule 6.10	—	Existing Restrictions
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Reaffirmation Agreement
Exhibit C	—	Form of Perfection Certificate
Exhibit D	—	[Reserved]
Exhibit E	—	Form of Opinion of Simpson Thacher & Bartlett LLP
Exhibit F-1	—	Form of First Lien Intercreditor Agreement
Exhibit F-2	—	Form of Junior Lien Intercreditor Agreement
Exhibit G	—	Form of Closing Certificate
Exhibit H	—	Form of Intercompany Note
Exhibit I	—	Form of Specified Discount Prepayment Notice
Exhibit J	—	Form of Specified Discount Prepayment Response
Exhibit K	—	Form of Discount Range Prepayment Notice
Exhibit L	—	Form of Discount Range Prepayment Offer
Exhibit M	—	Form of Solicited Discounted Prepayment Notice
Exhibit N	—	Form of Solicited Discounted Prepayment Offer
Exhibit O	—	Form of Acceptance and Prepayment Notice
Exhibit P-1	—	Form of Tax Status Certificate 1
Exhibit P-2	—	Form of Tax Status Certificate 2
Exhibit P-3	—	Form of Tax Status Certificate 3
Exhibit P-4	—	Form of Tax Status Certificate 4
Exhibit Q	—	Form of Solvency Certificate
Exhibit R	—	Form of Compliance Certificate

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 8, 2013 (this “Agreement”), among VIRTU FINANCIAL LLC, a Delaware limited liability company (“Initial Holdings”), VFH PARENT LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party hereto, and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent and collateral agent (in such capacity, including any successor thereto, the “Administrative Agent”) for the Lenders. This Agreement amends and restates the Existing Credit Agreement (as defined below) in its entirety.

The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2013 Third Quarter Financial Statements Delivery Date” means the date on which the Borrower shall have delivered to the Administrative Agent the financial statements required by Section 5.01(b) with respect to the fiscal quarter ended September 30, 2013.

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.09(a)(ii)(D).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.09(a)(ii)(D).

“Acceptance and Prepayment Notice” means an irrevocable written notice from the Borrower accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.09(a)(ii)(D) substantially in the form of Exhibit O.

“Acceptance Date” has the meaning specified in Section 2.09(a)(ii)(D).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries which will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.

“Additional Notes” has the meaning assigned to such term in Section 6.01(a)(xxii).

“Additional Revolving Lender” means, at any time, any bank or other financial institution that agrees to provide any portion of any Incremental Revolving Facility pursuant to an Incremental Revolving Facility Amendment in accordance with Section 2.18; provided that each Additional Revolving Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed) and the Borrower.

“Additional Term Lender” means, at any time, any bank or other financial institution that agrees to provide any portion of any (a) Incremental Term Facility pursuant to an Incremental Term Facility Amendment in accordance with Section 2.18 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.19; provided that each Additional Term Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed) and the Borrower.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Debt Funds” means Silver Lake Credit Fund, L.P. and any other successor or similar debt investment fund managed by Silver Lake Financial Management Company, L.L.C. or any other Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

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“Affiliated Lender” means, at any time, any Lender that is the Sponsor or an Affiliate of the Sponsor (other than Holdings, the Borrower or any of their respective subsidiaries, any VV Holder, any Affiliate of Vincent Viola (including any trust established for the benefit of his spouse or children) or any natural person) at such time.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agreement” has the meaning given to such term in the preliminary statements hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a Eurodollar Borrowing with an Interest Period of one month plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates (or by reference to any successor or substitute entity or other quotation service providing comparable quotations to such British Bankers’ Association Interest Settlement Rates) for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association (or any successor or substitute agency) as an authorized vendor for the purpose of displaying such rates). If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) above until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be. Notwithstanding the foregoing, the Alternate Base Rate will be deemed to be 2.25% per annum if the Alternate Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 2.25% per annum.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Discount” has the meaning assigned to such term in Section 2.09(a)(ii)(C).

“Applicable Rate” means, for any day, (a) initially, (i) 3.50% per annum, in the case of an ABR Loan or (ii) 4.50% per annum, in the case of a Eurodollar Loan and (b) on and after the later of (x) February 5, 2014 and (y) the date on which a Qualifying IPO occurs and the Borrower delivers notice thereof to the Administrative Agent, (i) 3.00% per annum, in the case of an ABR Loan or (ii) 4.00% per annum, in the case of a Eurodollar Loan.

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“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Assumed Tax Rate” means the greater of (i) 45% and (ii) the maximum marginal combined federal, state and local income tax rate applicable at such time to a natural person residing in New York City, New York.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.09(a)(ii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower for the fiscal year ended December 31, 2012 and the related consolidated statements of income, changes in equity and cash flows of the Borrower, including the notes thereto.

“Bankruptcy Code” means Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers of such Person, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

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“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.09(a)(ii)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.09(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.09(a)(ii)(D).

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Broker-Dealer Subsidiary” means any Restricted Subsidiary that is registered as (a) a broker or a dealer pursuant to Section 15 of the Exchange Act or (b) a broker or a dealer or an underwriter under any foreign securities law.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan or an ABR Loan based on the LIBO Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.  For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures”  means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or

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are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Cash Management Obligations” means obligations of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by Holdings, any Intermediate Parent, the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change in Control” means (a) the failure of Holdings, directly or indirectly through wholly owned subsidiaries, to own all of the Equity Interests of the Borrower, (b) prior to an IPO, except as a result of or in connection with the IPO Reorganization Transactions that are consummated during the Pre-IPO Period, the failure by the VV Holders to own, directly or indirectly (including indirectly through any Person organized and intended to be the IPO Entity), beneficially and of record, Equity Interests representing a majority of the Available Cash Flow Percentage (as defined in the Holdings LLC Agreement) attributable to all issued and outstanding Equity Interests of Holdings, (c) after an IPO (x) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than the Permitted Holders, of Equity Interests representing 40% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the IPO Entity and the percentage of the aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests in the IPO Entity held by the Permitted Holders or (y) if the IPO Entity is neither Holdings nor an Intermediate Parent, the failure of the IPO Entity to hold, directly or indirectly through wholly-owned subsidiaries, all of the voting power over Holdings, (d) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Holdings or, after the consummation of the IPO Reorganization Transactions, the IPO Entity, by Persons who were neither (i) nominated, designated or approved by the Board of Directors of Holdings or, after the consummation of the IPO Reorganization Transactions, the IPO Entity, or the Permitted Holders nor (ii) appointed by directors so nominated, designated or approved or (e) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the documentation governing any Material Indebtedness that is Permitted First Priority Refinancing Debt, Permitted Junior Lien Refinancing Debt, Permitted Unsecured Refinancing Debt, Additional Notes or Junior Financing.

“Change in Law” means: (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority or Regulatory Supervising Organization after the date of this Agreement or (c) the making or issuance of  any request, guideline or directive (whether

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or not having the force of law) of any Governmental Authority or Regulatory Supervising Organization made or issued after the date of this Agreement.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Other Term Loans, Incremental Term Loans or loans under an Incremental Revolving Facility, (b) any Commitment, refers to whether such Commitment is a Term Commitment, Other Term Commitment, Incremental Term Commitment or commitment in respect of an Incremental Revolving Facility and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.  Other Term Commitments, Incremental Term Commitments, commitment in respect of an Incremental Revolving Facility, Other Term Loans, Incremental Term Loans, loans under an Incremental Revolving Facility and Incremental Term Facilities that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” means the date on which the conditions specified in Section 4.01 and Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agreement” means the Collateral Agreement dated as of July 8, 2011 among the Borrower, each other Loan Party and the Administrative Agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)           the Administrative Agent shall have received from (i) Holdings, any Intermediate Parent, the Borrower and each of its Restricted Subsidiaries (other than any Foreign Subsidiary, any Regulated Subsidiary, any Excluded Subsidiary or any Excluded Domestic Subsidiary) either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary, an Immaterial Subsidiary, a Foreign Subsidiary, a Regulated Subsidiary or an Excluded Domestic Subsidiary), a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person and (ii) Holdings, any Intermediate Parent, the Borrower and each Subsidiary Loan Party either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary, an Immaterial Subsidiary, a Foreign Subsidiary, a Regulated Subsidiary or an Excluded Domestic Subsidiary), a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Closing Date, documents and opinions of the type referred to in Sections 4.01(b) and 4.01(c));

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(b)           all outstanding Equity Interests of any Intermediate Parent, the Borrower and each Restricted Subsidiary (other than any Equity Interests in any IPO Shell Company or otherwise constituting Excluded Assets) owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank; provided, that with respect to the Equity Interests of any Regulated Subsidiary, such instruments shall be subject to customary enforcement limitations, including regulatory approvals at the time of enforcement;

(c)           if any Indebtedness for borrowed money (including in respect of cash management arrangements) of Holdings, any Intermediate Parent, the Borrower or any Subsidiary in a principal amount of $5,000,000 or more is owing by such obligor to any Loan Party, such Indebtedness shall be evidenced by a promissory note that shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d)           all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, Requirements of Law and reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e)           the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors and (iv) such legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Administrative Agent and the Borrower reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences

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to Holdings and its Affiliates (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents as in effect on the Closing Date, (c) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, commodities accounts, letter of credit rights or other assets requiring perfection by control (but not, for the avoidance of doubt, possession), (d) in no event shall any Loan Party be required to complete any filings or other action with respect to the perfection or creation of security interests in any jurisdiction outside of the United States (or otherwise enter into any security agreements, mortgages or pledge agreements governed by the laws of any jurisdiction outside of the United States), (e) in no event shall the Collateral include any Excluded Assets and (f) in no event shall landlord lien waivers, estoppels and collateral access letters be required.  The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means, with respect to any Lender, its Term Commitment, Other Term Commitment or commitment in respect of any Incremental Term Facility or Incremental Revolving Facility, in each case of any Class, or any combination thereof (as the context requires).

“Company Income Amount” means, for a Tax Estimation Period, an amount, if positive, equal to the estimated net taxable income of Holdings for such Tax Estimation Period.  For purposes of calculating the Company Income Amount, items of income, gain, loss and deduction resulting from adjustments to the tax basis of Holdings’ assets pursuant to Code Section 743(b) and adjustments pursuant to Code Section 704(c) shall not be taken into account.

“Competitor” means any Person (a) engaged in trading financial assets through the use of an electronically automated trading system that generates order sets (which, for purposes of clarity, can consist of a single order) with the intention of (i) creating profit by providing two-sided liquidity to the market, (ii) making a profit margin consistent with the business of making the bid-offer spread or less per unit of the financial asset(s) being traded (including by providing either one-sided or two sided liquidity to the market) or (iii) creating simultaneous (within 500 milliseconds) order sets that are generated with the intention of locking in an arbitrage profit and (b) identified as a “Potential Competitor” on Part B of Schedule 1.01; provided, that any such Person shall be deemed not to be a Competitor if the Term Loans or commitments in respect thereof will be held by or booked to any division or other identifiable unit or desk of such Person that, in the ordinary course of its business, holds commitments or extends credit of the type contemplated by this Agreement.

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“Compliance Certificate” means a certificate in the form of Exhibit R required to be delivered pursuant to Section 5.01(d).

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a)           without duplication and to the extent already deducted (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)            total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (other than in the ordinary course of the trading business of the Borrower and its Restricted Subsidiaries), net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities;

(ii)           without duplication among periods, provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds);

(iii)          depreciation and amortization (including amortization of Capitalized Software Expenditures and amortization of deferred financing fees or costs);

(iv)          Non-Cash Charges;

(v)           extraordinary losses in accordance with GAAP;

(vi)          non-recurring charges (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs, signing costs, retention or completion bonuses (other than bonuses paid in the ordinary course of business of the Borrower and its Restricted Subsidiaries), transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities);

(vii)         restructuring charges, accruals or reserves (including restructuring costs related to acquisitions after the Closing Date and adjustments to existing reserves); provided that the aggregate amount included in Consolidated EBITDA pursuant to this clause (vii) for any Test Period shall not exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (vii));

(viii)        the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any

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Non-Wholly Owned Subsidiary deducted (and not added back in such period to Consolidated Net Income);

(ix)          the amount of expenses relating to payments made to option holders of  Holdings or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted by the Loan Documents;

(x)           losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(xi)          the amount of any net losses from discontinued operations in accordance with GAAP;

(xii)         any non-cash loss attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments (to the extent the cash impact resulting from such loss has not been realized) (other than those entered into in the ordinary course of the trading business of the Borrower and its Restricted Subsidiaries) pursuant to Financial Accounting Standards Accounting Standards Codification No. 815—Derivatives and Hedging;

(xiii)        any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation (other than any hedging obligation entered into in the ordinary course of the trading business of the Borrower and its Restricted Subsidiaries) that has been reflected in Consolidated Net Income for such period; and

(xiv)        any gain relating to hedging obligations (other than any hedging obligations entered into in the ordinary course of the trading business of the Borrower and its Restricted Subsidiaries) associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (b)(v) and (b)(vi) below;

less

(b)           without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)            extraordinary gains and unusual or non-recurring gains;

(ii)           non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);

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(iii)          gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(iv)          the amount of any net income from discontinued operations in accordance with GAAP;

(v)           any non-cash gain attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments (to the extent the cash impact resulting from such gain has not been realized) (other than any hedging obligations or other derivative instruments entered into in the ordinary course of the trading business of the Borrower and its Restricted Subsidiaries) pursuant to Financial Accounting Standards Accounting Standards Codification No. 815-Derivatives and Hedging;

(vi)          any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation (other than any hedging obligation entered into in the ordinary course of the trading business of the Borrower and its Restricted Subsidiaries) that has been reflected in Consolidated Net Income for such period;

(vii)         any loss relating to hedging obligations (other than any hedging obligations entered into in the ordinary course of the trading business of the Borrower and its subsidiaries) associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(xiii) and (a)(xiv) above; and

(viii) the amount of any minority interest income consisting of subsidiary loss attributable to minority equity interests of third parties in any Non-Wholly Owned Subsidiary added (and not deducted in such period in calculating Consolidated Net Income);

in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that,

(I)            to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances), other than any gains or losses related to foreign currency trading and hedging in the ordinary course of the trading business of the Borrower and its Restricted Subsidiaries,

(II)          to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Accounting Standards Codification No. 815-Derivatives and Hedging (other than with respect to any hedging obligations entered into in the ordinary course of the trading business of the Borrower and its Restricted Subsidiaries),

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(III)        to the extent not included in Consolidated Net Income, there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment in respect of each Pro Forma Entity equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in a certificate from a Financial Officer delivered to the Administrative Agent (for further delivery to the Lenders); and

(IV)         there shall be (A) to the extent included in Consolidated Net Income, excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical pro forma basis and (B) to the extent not included in Consolidated Net Income, included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed or Converted Unrestricted Subsidiary is converted, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business or Converted Unrestricted Subsidiary (including the portion thereof occurring prior to such disposal or conversion) as specified in a certificate from a Financial Officer delivered to the Administrative Agent (for further delivery to the Lenders).

“Consolidated Interest Expense” means, for any period, the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income (excluding cash interest income relating to any asset or property that secures any Trading Debt), of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries (excluding Trading Debt), including all commissions, discounts and other fees and charges owed with respect to letters of credit

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and bankers’ acceptance financing and net costs under hedging agreements, but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, pay-in-kind interest expense and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting), (ii) the accretion or accrual of discounted liabilities during such period, (iii) any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof, (iv) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to Financial Accounting Standards Accounting Standards Codification No. 815-Derivatives and Hedging, (v) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, and (vi) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP.   For any Test Period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be deemed to be Consolidated Interest Expense for the period from the Closing Date to and including the date of determination multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Closing Date to such date of determination.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) in the case of any period that includes a period ending prior to the date that is one year after the Closing Date, Transaction Costs, (d) any fees and expenses (including any transaction or retention bonus) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments (other than any income (loss) attributable to Trading Debt or hedging agreements or other derivative instruments entered into in the ordinary course of the trading business of the Borrower and its Restricted Subsidiaries), (f) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period, (g) non-cash stock-based award compensation expenses, (h) any income (loss) attributable to deferred compensation plans or trusts and (i) any income (loss) from Investments recorded using the equity method.  There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any acquisition consummated

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prior to the Closing Date and any Permitted Acquisition or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder.

“Consolidated Total Assets” means, as at any date of determination, the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, the aggregate amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with any Permitted Acquisition or other Investment permitted hereunder) consisting only of Indebtedness for borrowed money, unreimbursed obligations under letters of credit, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments (and excluding, in any event, all Trading Debt).

“Consolidated Total Net Debt” means, as of any date of determination (a) the amount of Consolidated Total Debt as of such date, less (b) all cash and Permitted Investments on the balance sheet of the Borrower and the Restricted Subsidiaries to the extent not subject to any Liens (other than Liens permitted under Section 6.02 but excluding any Liens permitted by Section 6.02(iii), Section 6.02(xv) and Section 6.02(xx)) and the use thereof for application to the payment of Indebtedness is not prohibited by law or contract binding on the Borrower or the Restricted Subsidiaries (and excluding, in any event, the amount of regulatory capital required by applicable law to be held at any Regulated Subsidiary).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Restricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Lien Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of

15

the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, outstanding loans under any Incremental Revolving Facility or undrawn commitments under any Incremental Revolving Facility (“Refinanced Debt”); provided that (i) such extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount not greater than the sum of the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused commitments under any Incremental Revolving Facility, the amount thereof) plus all accrued and unpaid interest and fees thereon and expenses incurred in connection with such extension, renewal, replacement or refinancing, (ii) such Indebtedness has a maturity that is equal to or later than and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, and (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; provided that to the extent that such Refinanced Debt consists, in whole or in part, of commitments under any Incremental Revolving Facility (or loans incurred pursuant to any Incremental Revolving Facility), such commitments shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Cumulative Excess Cash Flow” means the sum of (i) Excess Cash Flow (but not less than zero in any period) for the period commencing on July 1, 2013 and ending on September 30, 2013 and Excess Cash Flow for each succeeding completed fiscal quarter plus (ii) the unused amount of Cumulative Excess Cash Flow under the Existing Credit Agreement as of the date immediately preceding the Closing Date; provided that Excess Cash Flow for any period shall not constitute Cumulative Excess Cash Flow until the date that (a) the corresponding Excess Cash Flow prepayment for such period is made pursuant to Section 2.09(c) or (b) if no Excess Cash Flow prepayment is required for such period pursuant to Section 2.09(c), the date that is five days after the date on which financial statements are delivered pursuant to Section 5.01(b) with respect to such period or, in the case of the fourth fiscal quarter in any fiscal year, pursuant to Section 5.01(a) for such fiscal year.

“Cure Amount” has the meaning assigned to such term in Section 7.02(a).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by Holdings, any Intermediate Parent, the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 6.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer

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of Holdings, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Designation Date” has the meaning assigned to such term in Section 5.13.

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.09(a)(ii)(B).

“Discount Range” has the meaning assigned to such term in Section 2.09(a)(ii)(C).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.09(a)(ii)(C).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.09(a)(ii)(C) substantially in the form of Exhibit K.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit L, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.09(a)(ii)(C).

“Discount Range Proration” has the meaning assigned to such term in Section 2.09(a)(ii)(C).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.09(a)(ii)(D).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.09(a)(ii)(B), Section 2.09(a)(ii)(C) or Section 2.09(a)(ii)(D), as applicable unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.09(a)(ii)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial

17

definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disposition” has the meaning assigned to such term in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)           matures or is mandatorily redeemable (other than solely for Equity Interests in such Person or in the IPO Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)           is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person or in the IPO Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests);

(c)           provides for the scheduled payments of dividends in cash; or

(d)           is redeemable (other than solely for Equity Interests in such Person or in the IPO Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or the IPO Entity or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof) or any of its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof) or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Disqualified Lender” means each Person identified as a “Disqualified Lender” on Part A of Schedule 1.01.

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“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“ECF Percentage” means, with respect to any prepayment required by Section 2.09(c) with respect to any fiscal quarter (or other applicable period) of the Borrower, if the Total Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.09(c)) as of the end of such fiscal quarter (or other applicable period) is (a) greater than 2.00 to 1.00, 50% of Excess Cash Flow for such period and (b) equal to or less than 2:00 to 1.00, 0% of Excess Cash Flow for such period.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than Holdings, any Intermediate Parent, the Borrower or any of their subsidiaries, any VV Holder, any Affiliate of Vincent Viola (including any trust established for the benefit of his spouse or children) or any Disqualified Lender), other than, in each case, a natural person.

“Employee Holding Vehicles” means, collectively, Virtu Employee Holdco LLC, a Delaware limited liability company, Virtu East MIP LLC, a Delaware limited liability company, and any other similar entity, the equityholders of which are current and former officers, directors and employees of Holdings (or any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries, or their permitted transferees (or their respective estates, executors, trustees, administrators, heirs, legatees or distributees), which entity is formed to hold Equity Interests of Holdings (or any of Holdings’ direct or indirect parent companies) on behalf of such officers, directors and employees.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees, Governmental Approvals and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, to preservation or reclamation of natural resources, to Release or threatened Release of any Hazardous Material or to the extent relating to exposure to Hazardous Materials, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of Holdings, any Intermediate Parent, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) Environmental Laws and the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)                                 the sum, without duplication, of:

(i)                                     Consolidated Net Income for such period,

(ii)                                  an amount equal to the amount of all Non-Cash Charges (including in respect of depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income,

(iii)                               an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and the Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income;

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(iv)                              the amount of tax expenses deducted in determining Consolidated Net Income for such period to the extent they exceed the amount of cash taxes paid in such period; and

(v)                                 extraordinary cash gains during such period;

over

(b)                                 the sum, without duplication, of:

(i)                                     an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income pursuant to the last sentence of the definition of Consolidated Net Income to the extent such amounts are due but not received during such period) and cash charges included in clauses (a) through (i) of the definition of Consolidated Net Income to the extent financed with internally generated funds of the Borrower and the Restricted Subsidiaries,

(ii)                                  without duplication of amounts deducted pursuant to clause (x) below in prior fiscal periods, the amount of capital expenditures made in cash during such period to the extent financed with internally generated funds of the Borrower and the Restricted Subsidiaries (other than asset sale proceeds, casualty proceeds, condemnation proceeds or other funds that would not be included in Consolidated Net Income),

(iii)                               the aggregate amount of all principal payments of Indebtedness (other than the payment prior to its stated maturity of (x) any Indebtedness that is subordinated in right of payment to the Loan Document Obligations, (y) any Indebtedness that is secured by a junior Lien on the Collateral and (z) unsecured Indebtedness of the Borrower and its Restricted Subsidiaries) of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.09(b) with the Net Proceeds from an event of the type specified in clause (a) of the definition of “Prepayment Event” to the extent required due to a disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Term Loans, (Y) all prepayments of revolving loans and any Trading Debt unless accompanied by a permanent reduction of commitments or termination of a credit line in respect of such revolving loans or such Trading Debt and (Z) the Refinancing) made during such period, to the extent financed with internally generated funds of the Borrower and the Restricted Subsidiaries (other than to the extent such payments were made using any portion of the Cumulative Excess Cash Flow) (it being agreed that any amount not permitted to be deducted pursuant to this clause (b)(iii) may not be deducted pursuant to any other provision of this clause (b)),

(iv)                              an amount equal to the aggregate net non-cash gain on dispositions by the Borrower and the Restricted Subsidiaries during such period

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(other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)                                 cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness and that were made with internally generated funds of the Borrower and the Restricted Subsidiaries, to the extent that such payments were not expensed in arriving at such Consolidated Net Income,

(vi)                              without duplication of amounts deducted pursuant to clause (x) below in prior fiscal periods, the amount of Investments and acquisitions made in cash during such period pursuant to Section 6.04 (other than (1) Section 6.04(a), (2) to the extent made with Cumulative Excess Cash Flow and (3) any Investment by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary) to the extent that such Investments and acquisitions were financed with internally generated funds of the Borrower and the Restricted Subsidiaries and were not expensed in arriving at such Consolidated Net Income,

(vii)                           the amount of dividends, distributions and other restricted payments paid in cash during such period by the Borrower pursuant to Section 6.08 (including any permitted quarterly tax distribution but excluding any such payments pursuant to clause (z) of Section 6.08(a)(viii) and clause (z) of Section 6.08(b)(iv)) to the extent such payments were financed with internally generated funds of the Borrower and the Restricted Subsidiaries,

(viii)                        the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and were financed with internally generated funds of the Borrower and the Restricted Subsidiaries (other than to the extent such expenditures were made using any portion of the Cumulative Excess Cash Flow),

(ix)                              the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness to the extent that such payments are not expensed during such period or any previous period and were financed with internally generated funds of the Borrower and the Restricted Subsidiaries (other than to the extent such payments were made using any portion of the Cumulative Excess Cash Flow),

(x)                                 without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (which may include, among other things, letters of intent or purchase orders) (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, other Investments or capital expenditures (including

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Capitalized Software Expenses or other purchases of intellectual property but excluding any contracts where the counterparty is Holdings, any Intermediate Parent, the Borrower or any of their subsidiaries) to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated funds actually utilized to finance such Permitted Acquisitions, Investments or capital expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the earliest to occur of the (A) abandonment of such planned expenditure, (B) making of such planned expenditure and (C)  end of such period of four consecutive fiscal quarters,

(xi)                              the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(xii)                           extraordinary cash losses for such period.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” means (a) any fee-owned real property with a fair market value of less than $5,000,000 and all leasehold interests in real property, (b) motor vehicles and other assets subject to certificates of title or ownership (but only to the extent that a security interest in any such asset cannot be perfected by filing of a financing statement), (c) any commercial tort claims or letter of credit rights having a value of less than $5,000,000 (but only to the extent that a security interest in any such asset cannot be perfected by filing of a financing statement), (d) Equity Interests in any Person (other than the Borrower or any Wholly Owned Restricted Subsidiaries) to the extent not permitted by the terms of such Person’s organizational or joint venture documents, (e) voting Equity Interests constituting an amount greater than 65% of the voting Equity Interests of any Foreign Subsidiary, (f) any lease, license or other agreement with any Person if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates an enforceable right of termination in favor of any party (other than Holdings, any Intermediate Parent, the Borrower or any subsidiary of any of the foregoing) to, such lease, license or other agreement (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any Requirements of Law), (g) any asset subject to a Lien of the type permitted by Section 6.02(iv) (whether or not incurred pursuant to such Section) or a Lien permitted by Section 6.02(xi) or Section 6.02(xx), in each case if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than Holdings, any Intermediate Parent, the Borrower or any subsidiary of any of the foregoing) to, any agreement pursuant to which such Lien has been created (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any Requirements of Law), (h) any intent-to-use trademark applications filed in the United States Patent and Trademark

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Office, (i) any asset with respect to which Holdings with the written consent of the Administrative Agent (not to be unreasonably withheld or delayed) shall have provided to the Administrative Agent a certificate of a Financial Officer to the effect that, based on the advice of outside counsel or tax advisors of national recognition, the grant of a Lien thereon to secure the Secured Obligations would result in adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) to Holdings, any Intermediate Parent, the Borrower and its Restricted Subsidiaries (other than on account of any Taxes payable in connection with filings, recordings, registrations, stampings and any similar acts in connection with the creation or perfection of Liens) that shall have been reasonably determined by Holdings to be material to Holdings, any Intermediate Parent, the Borrower and its Restricted Subsidiaries and (j) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law).

“Excluded Domestic Subsidiary” means any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary of the Borrower.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary of Holdings on the Closing Date (or, if later, the date it first becomes a Subsidiary), (b) any Subsidiary that is prohibited by any contractual obligation existing on the Closing Date (or, if later, the date it first becomes a Subsidiary, so long as such prohibition was not incurred in connection with or in contemplation of the acquisition of such Subsidiary), from guaranteeing the Secured Obligations, (c) any Subsidiary that is prohibited by any Requirement of Law from guaranteeing the Secured Obligations or that would require the consent, approval, license or authorization of any Governmental Authority or any Regulatory Supervising Organization to guarantee the Secured Obligations (unless such consent, approval, license or authorization has been received), (d) any Subsidiary to the extent such Subsidiary guaranteeing the Secured Obligations would result in a material adverse tax consequence to the Borrower and its Subsidiaries (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Borrower with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), (e) each IPO Shell Company and (f) any other Subsidiary excused from becoming a Loan Party pursuant to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.”

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) its net income (however denominated) and franchise Taxes imposed on it (in lieu of net income Taxes) by (i) the United States of America, or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) any other jurisdiction as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, or become a party to, performed its

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obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, or enforced, any Loan Documents), (b) any branch profits Tax imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.15(e) and (d) except in the case of an assignee pursuant to a request by the Borrower under Section 2.17 hereto, any U.S. federal withholding Taxes (including any deduction or withholding pursuant to FATCA) imposed due to a Requirement of Law in effect at the time a Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.15(a).

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of February 5, 2013 among Holdings, the Borrower, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, as in effect immediately prior to the Closing Date.

“Existing Lenders Agreement” means the cashless roll letter dated as of November 8, 2013, among Holdings, the Borrower, certain of the lenders party to the Existing Credit Agreement and Credit Suisse AG, Cayman Islands Branch, as administrative agent under the Existing Credit Agreement.

“Extension Notice” has the meaning assigned to such term in Section 2.19(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, chief operating officer, principal accounting officer, treasurer or controller of Holdings.

“Financial Performance Covenants” means the covenants set forth in Sections 6.12 and 6.13.

“Financing Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof.

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“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement substantially in the form of Exhibit F-1 among the Administrative Agent and one or more Senior Representatives for holders of Permitted First Priority Refinancing Debt, any secured Indebtedness incurred pursuant to Section 6.01(a)(viii) or any secured Additional Notes issued pursuant to Section 6.01(a)(xxii), with such modifications thereto as the Administrative Agent may reasonably agree.

“Flow-Through Entity” has the meaning assigned to such term in Section 6.08(a)(vi).

“Foreign Subsidiary” means (a) any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia and (b) any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia that is disregarded for U.S. federal income tax purposes if substantially all of its assets consist of the equity interests of one or more direct or indirect Foreign Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time but subject to Section 1.04.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities or Regulatory Supervising Organizations.

“Governmental Authority” means the government of the United States of America or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such

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Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Master Guarantee Agreement dated as of July 8, 2011 among the Loan Parties and the Administrative Agent.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous or toxic, or any other term of similar import, pursuant to any Environmental Law.

“Holdings” means (a) prior to any IPO, Initial Holdings and (b) upon and after an IPO, (i) if the IPO Entity is Initial Holdings or any Person of which Initial Holdings is a Subsidiary, Initial Holdings or (ii) if the IPO Entity is an Intermediate Parent, the IPO Entity.

“Holdings LLC Agreement” means the Limited Liability Company Agreement of Holdings pursuant to which the members of Holdings hold limited liability interests of Holdings, together with all exhibits and schedules thereto in a form presented to the Administrative Agent prior to the Closing Date, as such agreement may be amended and restated in connection with the IPO Reorganization Transactions so long as such agreement, as so amended and restated, could not reasonably be expected to have the effect of increasing Tax Distributions (as defined in the Holdings LLC Agreement as of the date hereof) in any material respect.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.09(a)(ii)(C).

“Identified Qualifying Lenders” has the meaning specified in Section 2.09(a)(ii)(D).

“Immaterial Subsidiary” means any Subsidiary other than a Material Subsidiary.

“Incremental Cap” has the meaning assigned to such term in Section 2.18(a)(iii).

“Incremental Revolving Commitment” means the commitment of the Incremental Revolving Lenders to make loans pursuant to an Incremental Revolving Facility in accordance with Section 2.18.

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.18(a)(i).

“Incremental Revolving Facility Amendment” has the meaning assigned to such term in Section 2.18(b).

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“Incremental Revolving Facility Closing Date” has the meaning assigned to such term in Section 2.18(b).

“Incremental Term Commitment” means the commitment of the Additional Term Lenders to make Incremental Term Loans pursuant to Section 2.18.

“Incremental Term Facility” has the meaning assigned to such term in Section 2.20(a)(ii).

“Incremental Term Facility Amendment” has the meaning assigned to such term in Section 2.18(b).

“Incremental Term Facility Closing Date” has the meaning assigned to such term in Section 2.18(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (x) deferred or prepaid revenue and (y) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

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“Information Materials” means the presentation to the Lenders titled “$405 million Senior Secured Credit Facility” and dated October 2013 and a subsequent memorandum titled “Virtu Financial Revised Terms”, relating to the Loan Parties and the Transactions.

“Initial Holdings” has the meaning given to such term in the preliminary statements hereto.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Interest Coverage Ratio” means, the ratio of (a) Consolidated EBITDA for any Test Period to (b) Consolidated Interest Expense for such Test Period.

“Interest Election Request” means a request by the Borrower to convert or continue an borrowing under an Incremental Revolving Facility or a Term Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurodollar Borrowing and ending on the date that is one, two, three or six months thereafter as selected by the Borrower in its Borrowing Request (or, if agreed to by each Lender participating therein, twelve months or such other period less than one month thereafter as the Borrower may elect); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond the Term Maturity Date (or other applicable maturity date).  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Parent” means any Subsidiary of Holdings and of which the Borrower is a subsidiary.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or

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capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.  For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“IPO” means the initial underwritten public offering on a national securities exchange of common Equity Interests in the IPO Entity pursuant to an effective registration statement (other than Form S-8) filed with the SEC in accordance with the Securities Act of 1933, as amended.

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“IPO Entity” means, at any time at and after an IPO, Initial Holdings, a parent entity of Initial Holdings or an Intermediate Parent, as the case may be, the Equity Interests of which were issued or otherwise sold pursuant to the IPO; provided that, immediately following the IPO, either (a) the Borrower is a Wholly Owned Subsidiary of such IPO Entity and such IPO Entity owns, directly or through its subsidiaries, substantially all the businesses and assets owned or conducted, directly or indirectly, by the Borrower immediately prior to the IPO or (b) the Borrower is a Wholly Owned Subsidiary of Holdings, the IPO Entity holds all of the voting power over Holdings and substantially all of the assets of such IPO Entity consists of Equity Interests of Holdings.

“IPO Listco” means a Wholly Owned Subsidiary of Holdings organized under the laws of the United States or a State thereof and formed in contemplation of an IPO to become the IPO Entity. The Borrower shall, promptly following its formation, notify the Administrative Agent of the formation of the IPO Listco.

“IPO Reorganization Transactions” means, collectively, the following transactions, which (except for the transactions described in clause (ii)(b) below) shall occur during the Pre-IPO Period (except for the transactions described in clauses (i) and (iv) below which shall occur prior to the Pre-IPO Period): (i) the formation and ownership of the IPO Shell Companies, (ii) entry into, and performance of, (a) a reorganization agreement implementing the IPO Reorganization Transactions and certain other reorganization transactions in connection with an IPO so long as such agreement and the transactions contemplated thereby would not reasonably be expected to have a Material Adverse Effect and (b) customary underwriting agreements in connection with an IPO and any future follow-on underwritten public offerings of common Equity Interests in the IPO Entity, including the provision by IPO Listco and Holdings of customary representations, warranties, covenants and indemnification to the underwriters thereunder, (iii) the merger of IPO Subsidiary with one or more direct or indirect holders of Equity Interests in Holdings with IPO Subsidiary surviving and holding Equity Interests in Holdings; provided that, excluding Equity Interests in Holdings, the IPO Subsidiary has only immaterial assets immediately prior to such merger, (iv) the amendment and restatement of the Holdings LLC Agreement as contemplated in the definition thereof, (v) the making of Restricted Payments to (or Investments in) Holdings to permit Holdings to make distributions, directly or indirectly, to IPO Listco, in each case solely for the purpose of paying, and solely in the amounts necessary for IPO Listco to pay, IPO-related expenses and the making of such distributions by Holdings, (vi) the repurchase by IPO Listco of its Equity Interests from Holdings, the Borrower or any Subsidiary; provided that, excluding Equity Interests in Holdings and IPO Subsidiary, the IPO Shell Companies have only immaterial assets immediately prior to such repurchase, (vii) the entry into an exchange agreement, pursuant to which holders of Equity Interests in Holdings and certain non-economic/voting Equity Interests in IPO Listco will be permitted to exchange such interests for certain economic/voting Equity Interests in IPO Listco, (viii) any issuance, dividend or distribution of the Equity Interests of the IPO Shell Companies or other Disposition of ownership thereof to the IPO Shell Companies and/or the direct or indirect holders of Equity Interests of Holdings; provided that, excluding Equity Interests in Holdings and IPO Subsidiary, the IPO Shell Companies have only immaterial assets immediately prior to such issuance, dividend, distribution or other Disposition and (ix) all other transactions reasonably incidental to, or necessary for the consummation of, the foregoing.

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“IPO Shell Company” means each of IPO Listco and IPO Subsidiary.

“IPO Subsidiary” means a Wholly Owned Subsidiary of IPO Listco organized under the laws of the United States or a State thereof and formed in contemplation of, and to facilitate, the IPO Reorganization Transactions and an IPO. The Borrower shall, promptly following its formation, notify the Administrative Agent of the formation of the IPO Subsidiary.

“Junior Financing” means any Subordinated Indebtedness and any Permitted Refinancing in respect thereof owing by the Borrower or a Restricted Subsidiary (other than intercompany Indebtedness owing to the Borrower or a Restricted Subsidiary).

“Junior Lien Intercreditor Agreement” means the Junior Lien Intercreditor Agreement substantially in the form of Exhibit F-2 among the Administrative Agent and one or more Senior Representatives for holders of Permitted Junior Lien Refinancing Debt, any junior Lien secured Indebtedness incurred pursuant to Section 6.01(a)(viii) or any junior Lien secured Additional Notes issued pursuant to Section 6.01(a)(xxii), with such modifications thereto as the Administrative Agent may reasonably agree.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Other Term Loan or any Other Term Commitment, in each case as extended in accordance with this Agreement from time to time.

“Lead Arranger” means Credit Suisse Securities (USA) LLC.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Revolving Facility Amendment, an Incremental Term Facility Amendment or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates (or by reference to any successor or substitute entity or other quotation service providing comparable quotations to such British Bankers’ Association Interest Settlement Rates)  for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association (or any successor or substitute agency) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately

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11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

Notwithstanding the foregoing, the LIBO Rate with respect to any applicable Interest Period will be deemed to be 1.25% per annum if the LIBO Rate for such Interest Period determined pursuant to this definition would otherwise be less than 1.25% per annum.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Document Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Loan Documents” means this Agreement, any Refinancing Amendment, the Guarantee Agreement, the Collateral Agreement, the other Security Documents, the Reaffirmation Agreement, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.07(e).

“Loan Parties” means Holdings, any Intermediate Parent, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority in Interest,” when used in reference to Lenders of any Class, means, at any time, (a) in the case of Additional Revolving Lenders, Lenders having loans and unused commitments under the Incremental Revolving Facilities representing more than 50% of the sum of the aggregate loans and the aggregate unused commitments under the Incremental Revolving Facilities at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time, provided that the Loans and unused Commitments of the Borrower or any Affiliate thereof shall be excluded for purposes of making a determination of the Majority in Interest.

“Material Adverse Effect” means any event, circumstance or condition that has had, or would reasonably be expected to have, a materially adverse effect on (a) the business, financial condition or results of operations of Holdings, any Intermediate Parent, the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loan Document Obligations), or obligations in respect of one or more Swap Agreements, of any one or

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more of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $15,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, any Intermediate Parent, the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means (i) each Wholly Owned Restricted Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended, had revenues or total assets for such quarter in excess of 2.5% of the consolidated revenues or total assets, as applicable, of the Borrower for such quarter and (ii) any group comprising Wholly Owned Restricted Subsidiaries that each would not have been a Material Subsidiary under clause (i) but that, taken together, as of the last day of the fiscal quarter of the Borrower most recently ended, had revenues or total assets for such quarter in excess of 5% of the consolidated revenues or total assets, as applicable, of the Borrower for such quarter; provided that solely for purposes of Sections 7.01(h) and (i) each such Subsidiary forming part of such group is subject to an Event of Default under one or more of such Sections.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations.  Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Mortgaged Property” means each parcel of real property and the improvements thereto owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 5.11 or Section 5.12.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by Holdings, any Intermediate Parent, the Borrower and its Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other

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customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by Holdings, any Intermediate Parent, the Borrower and its Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans, any Permitted First Priority Refinancing Debt, any Permitted Junior Lien Refinancing Debt, any secured Indebtedness incurred pursuant to Section 6.01(a)(viii) or any secured Additional Notes issued pursuant to Section 6.01(a)(xxii)) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Holdings, any Intermediate Parent, the Borrower its Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Borrower or any Restricted Subsidiary and (iii) the amount of all taxes paid (or reasonably estimated to be payable), and the amount of any reserves established by Holdings, any Intermediate Parent, the Borrower and its Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that (x) if the amount of any such estimated taxes exceeds the amount of taxes actually required to be paid in cash in respect of such event, the aggregate amount of such excess shall constitute Net Proceeds at the time such taxes are actually paid and (y) any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“Non-Cash Charges” means (a) any non-cash impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from Investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, and (e) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Loan Party Investment Amount” means, at any time, the sum of (a) the greater of $100,000,000 and 40% of Consolidated EBITDA for the most recently ended Test Period, (b) the Net Proceeds of any issuance of, or contribution of cash in respect of existing, Qualified Equity Interests (other than any such issuance or contribution made pursuant to Section 7.02 or any issuance to or contribution from a Restricted Subsidiary) that are Not Otherwise Applied and (c) Cumulative Excess Cash Flow that is Not Otherwise Applied; provided that amounts under clause (b) or (c) may only be utilized to

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make an Investment or acquisition if (i) no Default has occurred and is continuing at the time of the applicable Investment or acquisition or would result therefrom and (ii) at the time of the applicable Investment or acquisition and immediately after giving effect thereto, the Borrower would be in compliance with the covenants set forth in Sections 6.12 and 6.13 on a Pro Forma Basis as of the end of the most recent Test Period for which financial statements are available.

“Non-Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person other than a Wholly Owned Subsidiary.

“Not Otherwise Applied” means, with reference to any amount of Net Proceeds of any transaction or event or of Excess Cash Flow, that such amount (a) was not or was not required to be applied to prepay the Loans pursuant to Section 2.09(c) (provided that if such Excess Cash Flow was not required to be applied to prepay the Loans pursuant to Section 2.09(f), such Excess Cash Flow shall only be deemed “Not Otherwise Applied” to the extent the Borrower has made a payment of Term Loans pursuant to clause (B) of Section 2.09(f) and such amounts represent the amount of additional taxes that would have been payable or reserved against if such Excess Cash Flow had been repatriated), and (b) was not previously applied pursuant to any of Sections 6.04(c)(iii)(A), 6.04(h), 6.04(m), 6.08(a)(viii), 6.08(a)(ix) or 6.08(b)(iv).

“OFAC” has the meaning assigned to such term in Section 3.07(b).

“OID” has the meaning assigned to such term in Section 2.18(a)(ii).

“Offered Amount” has the meaning assigned to such term in Section 2.09(a)(ii)(D).

“Offered Discount” has the meaning assigned to such term in Section 2.09(a)(ii)(D).

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Participant” has the meaning assigned to such term in Section 9.04(c).

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“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Lender” has the meaning assigned to such term in Section 2.09(a)(ii)(C).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C.

“Permitted Acquisition” means the purchase or other acquisition, by merger or otherwise, by the Borrower or any Restricted Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person, upon the consummation of such acquisition, will be a Restricted Subsidiary (including as a result of a merger or consolidation between any Restricted Subsidiary and such Person), (b) all transactions related thereto are consummated in accordance with all Requirements of Law, (c) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 6.03(b), (d) with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired Restricted Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken (or arrangements for the taking of such actions reasonably satisfactory to the Administrative Agent shall have been made), (e) after giving effect to any such purchase or other acquisition and any incurrence or assumption of Indebtedness in connection therewith, (A) no Event of Default shall have occurred and be continuing and (B) the Borrower shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 on a Pro Forma Basis as of the end of the most recent Test Period for which financial statements are available and (f) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (e) above.

“Permitted Encumbrances” means:

(a)           Liens for taxes, assessments or governmental charges that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)           Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens, in each case arising in the ordinary course of business that secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other

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action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c)           Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary;

(d)           Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(e)           easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of Holdings, any Intermediate Parent, the Borrower and its Restricted Subsidiaries, taken as a whole;

(f)            Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);

(g)           Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Restricted Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01; and

(h)           Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than Liens referred to in clause (c) above securing obligations under letters of credit or bank guarantees and in clause (g) above.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Loan Document Obligations and is not secured by any property or assets of Holdings, any Intermediate Parent, the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have

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scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not at any time guaranteed by any Subsidiaries other than the Subsidiary Loan Parties and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the First Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted First Priority Refinancing Debt incurred by the Borrower, then the Borrower, the Subsidiary Loan Parties, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement.  Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” means the Sponsor and the VV Holders.

“Permitted Holdings Debt” has the meaning specified in Section 6.01(a)(xix).

“Permitted Investments” means any of the following, to the extent owned by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary:

(a)           dollars, euro or such other currencies held by it from time to time in the ordinary course of business;

(b)           readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union, having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States or a member nation of the European Union is pledged in support thereof;

(c)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d)           commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e)           repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union

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(other than Greece), in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f)            marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $250,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)           securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory, in each case having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h)           investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i)            instruments equivalent to those referred to in clauses (a) through (h) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(j)            investments, classified in accordance with GAAP as current assets of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition.

“Permitted Junior Lien Refinancing Debt” means secured Indebtedness incurred by the Borrower in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a “silent” junior lien, subordinated basis to the Secured Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness reflect the “silent” junior lien nature of the security interests and are otherwise substantially the same as the Security Documents

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(with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not at any time guaranteed by any Subsidiaries other than the Subsidiary Loan Parties and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Junior Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Junior Lien Refinancing Debt incurred by the Borrower, then the Borrower, the Subsidiary Loan Parties, the Administrative Agent and the Senior Representatives for such Indebtedness shall have executed and delivered the Junior Lien Intercreditor Agreement.  Permitted Junior Lien Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment or lien priority to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment or lien priority, as applicable, to the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended and (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(a)(ii), (a)(xx) or (a)(xxi) or is otherwise a Junior Financing, (i) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate (including whether such interest is payable in cash or in kind) and redemption premium) of Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are not, taken as a whole, materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer shall be delivered to the Administrative Agent at least five Business Days prior to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements and (ii) the primary obligor in respect of, and the Persons (if any) that Guarantee, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and Persons (if any) that Guaranteed, respectively, the Indebtedness being modified, refinanced, refunded,

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renewed or extended.  For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01.

“Permitted Tax Distributions” means, collectively distributions to the members of Holdings in cash in an amount up to (i) in the case of payments in respect of a Tax Estimation Period, the excess of (A)(I) the Company Income Amount for the Tax Estimation Period in question and for all preceding Tax Estimation Periods, if any, within the Taxable Year containing such Tax Estimation Period multiplied by (II) the Assumed Tax Rate over (B) the aggregate amount of any distributions made with respect to any previous Tax Estimation Period falling in the Taxable Year containing the applicable Tax Estimation Period referred to in (A)(I), and (ii) after the end of a Taxable Year, the excess, if any, of (A)(I) the Taxable Year Income Amount for the Taxable Year in question multiplied by (II) the Assumed Tax Rate over (B) the aggregate amount of any Permitted Tax Distributions under clause (i) made with respect to the Tax Estimation Periods in such Taxable Year; provided that if the amount payable in connection with a Tax Estimation Period under clause (i) is less than the aggregate required annualized installment for all members of Holdings for the estimated payment date for such Tax Estimation Period under Section 6655(e) of the Code (calculated assuming (x) all such members are corporations (other than with respect to the Assumed Tax Rate) and Section 6655(e)(2)(C)(ii) is in effect, (y) such members’ only income is from Holdings (determined without regard to any adjustments under Code Sections 743(b) or 704(c)) and (z) the Assumed Tax Rate applies), Holdings shall be permitted to pay an additional amount with respect to such estimated payment date equal to the excess of such aggregate required annualized installment over the amount permitted under clause (i).

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower or any Subsidiary Loan Party in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Loan Parties and (iv) such Indebtedness (including any Guarantee thereof) is not secured by any Lien on any property or assets of Holdings, Intermediate Parent, the Borrower or any Restricted Subsidiary.  Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

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“Platform” has the meaning assigned to such term in Section 5.01.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Pre-IPO Period” means the period beginning immediately prior to pricing of an IPO and ending substantially concurrently with the consummation of an IPO.

“Prepayment Event” means:

(a)           any sale, transfer or other disposition (including (x) pursuant to a sale and leaseback transaction, (y) by way of merger or consolidation and (z) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding) of any property or asset of Holdings, any Intermediate Parent, the Borrower or any of its Restricted Subsidiaries permitted by Section 6.05(f), (j), (k), (m) or (n) other than dispositions resulting in aggregate Net Proceeds not exceeding (A) $5,000,000 in the case of any single transaction or series of related transactions and (B) $10,000,000 for all such transactions during any fiscal year of the Borrower; or

(b)           the incurrence by the Borrower or any of its Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt, Permitted Junior Lien Refinancing Debt and Other Term Loans which shall constitute a Prepayment Event to the extent required by the definition of “Credit Agreement Refinancing Indebtedness”) or permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the rate of interest per annum announced from time to time by Credit Suisse AG, Cayman Islands Branch (or any successor to Credit Suisse AG, Cayman Islands Branch in its capacity as Administrative Agent) as its prime commercial lending rate in effect at its principal office in New York City.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Transaction Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken, prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable and quantifiable cost savings, or (b) any additional costs incurred prior to or during such Post-Transaction Period in connection with the combination of the operations of such Pro Forma Entity with the operations of the Borrower and the Restricted Subsidiaries; provided that (A) so long as such actions are taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period, it may be assumed, for purposes of projecting

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such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs will be incurred during the entirety of such Test Period, (B) not more than 15% of Consolidated EBITDA shall be attributable to the Pro Forma Adjustment for any Test Period and (C) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Interests in any subsidiary of Holdings or any division, product line, or facility used for operations of Holdings, the Borrower or any of its Subsidiaries, shall be excluded and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by Holdings, the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings, the Borrower or any of its Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment, provided further that (1) any determination of Pro Forma Compliance required at any time prior to December 31, 2013, shall be made assuming that compliance with the minimum Interest Coverage Ratio and maximum Total Net Leverage Ratio set forth in Sections 6.12 and 6.13, as applicable, for the Test Period ending on December 31, 2013, is required with respect to the most recent Test Period prior to such time and (2) all pro forma adjustments made pursuant to this definition (including the Pro Forma Adjustment) with respect to the Transactions shall be consistent in character and amount with the adjustments reflected in the Pro Forma Financial Statements.

“Pro Forma Disposal Adjustment” means, for any Test Period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith as a result of contractual arrangements between the Borrower or any Restricted Subsidiary entered into with such Sold Entity or Business or Converted Unrestricted Subsidiary at the time

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of its disposal or conversion within the Post-Transaction Period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for the most recent four quarter period prior to its disposal or conversion.

“Pro Forma Entity” has the meaning given to such term in the definition of “Acquired EBITDA.”

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Equity Interests” means Equity Interests of a Person other than Disqualified Equity Interests of such Person.

“Qualifying IPO” means an IPO that results in at least $100,000,000 of gross cash proceeds (whether on a primary or secondary basis).

“Qualifying Lender” has the meaning assigned to such term in Section 2.09(a)(ii)(D)

“Reaffirmation Agreement” means a Reaffirmation Agreement executed by each Loan Party on the Closing Date in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit B.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing” means the repayment of all the existing Indebtedness outstanding under the Existing Credit Agreement (after giving effect to the Existing Lenders Agreement).

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.19.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulated Subsidiary” means any Broker-Dealer Subsidiary or other Subsidiary subject to regulation of capital adequacy.

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“Regulatory Supervising Organization” means any of (a) the SEC, (b) the Financial Industry Regulatory Authority, (c) the Chicago Stock Exchange, (d) the Commodity Futures Trading Commission, (e) state securities commissions, (f) the Irish Financial Regulator and (g) any other U.S. or foreign governmental or self-regulatory organization, exchange, clearing house or financial regulatory authority of which any Subsidiary is a member or to whose rules it is subject.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building, or any occupied structure, facility or fixture.

“Released Subsidiary” has the meaning assigned to such term in Section 6.14(b).

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Term Loans with the incurrence by any Loan Party of any long term bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the Term Loans and having an effective interest cost or weighted average yield (as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Term Loans.

“Required Lenders” means, at any time, Lenders having Loans and unused Commitments representing more than 50% of the aggregate Loans and unused Commitments at such time; provided that to the extent set forth in Section 9.02, the Term Loans and unused Commitments of the Borrower or any Affiliate thereof shall in each case be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws (common, statutory or otherwise), treaties, rules, regulations (including any official interpretations thereof), orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority or Regulatory Supervising Organization, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, chief operating officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and as to any document delivered on the

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Closing Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Restricted Subsidiary or any Intermediate Parent, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 5.11 or 5.12 to secure any of the Secured Obligations.

“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt, Permitted Junior Lien Refinancing Debt, secured Indebtedness incurred pursuant to Section 6.01(a)(viii) or secured Additional Notes issued pursuant to Section 6.01(a)(xxii), the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

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“Solicited Discount Proration” has the meaning assigned to such term in Section 2.09(a)(ii)(D).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.09(a)(ii)(D).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.09(a)(ii)(D) substantially in the form of Exhibit M.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Term Lender, substantially in the form of Exhibit N, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.09(a)(ii)(D).

“Specified Discount” has the meaning assigned to such term in Section 2.09(a)(ii)(B).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.09(a)(ii)(B).

“Specified Discount Prepayment Notice” means an irrevocable written notice of a Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.09(a)(ii)(B) substantially in the form of Exhibit I.

“Specified Discount Prepayment Response” means the irrevocable written response by each Term Lender, substantially in the form of Exhibit J, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.09(a)(ii)(B).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.09(a)(ii)(B).

“Specified Transaction” means, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Sponsor” means SLP Virtu Investors, LLC and its Affiliates, other than any portfolio company.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal,

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special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board).  Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserve Rates shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Submitted Amount” has the meaning assigned to such term in Section 2.09(a)(ii)(C).

“Submitted Discount” has the meaning assigned to such term in Section 2.09(a)(ii)(C).

“Subordinated Indebtedness” means any Indebtedness that is subordinated in right of payment to the Loan Document Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary of the Borrower that is a party to the Guarantee Agreement (other than VFGM).

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(iv).

“Successor Holdings” has the meaning assigned to such term in Section 6.03(a)(v).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement or contract involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for

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payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, any Intermediate Parent, the Borrower or the other Subsidiaries shall be a Swap Agreement.

“Tax Estimation Period” means each period (determined without regard to any prior periods) for which an estimate of corporate federal income tax liability is required to be made under the Code.

“Taxable Year” means Holdings’ taxable year ending on the last day of each calendar year (or part thereof, in the case of Holdings’ last taxable year), or such other year as is (i) required by Section 706 of the Code or (ii) determined by the Board of Managers of Holdings.

“Taxable Year Income Amount” means, for a Taxable Year, an amount equal to the net taxable income of Holdings for such Taxable Year.  For purposes of calculating the Taxable Year Income Amount, items of income, gain, loss and deduction resulting from adjustments to the tax basis of Holdings’ assets pursuant to Code Section 743(b) and adjustments pursuant to Code Section 704(c) shall not be taken into account.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption.  The amount of each Lender’s Term Commitment as of the Closing Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as the case may be.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means Loans made pursuant to Section 2.01, Other Term Loans and loans made pursuant to an Incremental Term Facility, as the context requires.

“Term Maturity Date” means November 8, 2019 (or, with respect to any Term Lender that has extended the maturity date of its Term Loans pursuant to Section 2.19(b), the extended maturity date set forth in the Extension Notice delivered by the Borrower and such Term Lender to the Administrative Agent pursuant to Section 2.19(b)).

“Test Period” means, as of any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended.

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“Total Net Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.

“Total Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.

“Trading Debt” means any margin facility or other margin-related Indebtedness or any other Indebtedness incurred exclusively to finance the securities, derivatives, commodities or futures trading positions and related assets and liabilities of the Borrower and its Restricted Subsidiaries, including, without limitation, any collateralized loan, any obligations under any securities lending and/or borrowing facility and any day loans and overnight loans with settlement banks and prime brokers to finance securities, derivatives, commodities or futures trading positions and margin loans.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Holdings, the Borrower or any other Subsidiary in connection with the Transactions.

“Transactions” means (a) the Financing Transactions, (b) the Refinancing and (c) the payment of the Transaction Costs.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.`

“Unrestricted Subsidiary” means any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Closing Date.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Viola Members” means (i) Vincent Viola, (ii) Virtu Financial Holdings LLC, (iii) Virtu Holdings LLC, (iv) VV Investment LLC, (v) any immediate family member of Vincent Viola, a trust, family-partnership or estate-planning vehicle solely for the benefit of Vincent Viola and/or any of his immediate family members and (vi) any other Affiliate of Vincent Viola or any other VV Holder; provided, in the case of the entities described in clauses (ii) through (vi) of this definition, at least 90% of the economic and voting interest in the Equity Interests of such entity at all relevant times are directly or indirectly beneficially owned and controlled by (x) Vincent Viola and/or immediate family members of Vincent Viola (which for this purpose will include any sibling of Teresa Viola) and/or (y) any trust, family partnership or other estate planning vehicle established solely for the benefit of Vincent Viola’s immediate family members (provided that (1) Vincent Viola and/or his immediate family members are the sole beneficiaries thereof and (2) for as long as Vincent Viola has not died or become permanently disabled (x) voting control over such entity (or over a sufficient number of the members, partners and/or shareholders of such entity who have the right, collectively, to remove the Persons controlling such entity) must be directly or indirectly held by Vincent Viola and/or (y)

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Vincent Viola directly or indirectly has the right to remove and replace the trustee, managing member or other Person controlling such entity or controlling a sufficient number of the members, partners and/or shareholders of such entity who have the right, collectively, to remove the Persons controlling such entity).

“VFGM” means Virtu Financial Global Markets LLC, a Delaware limited liability company.

“VV Holders” means Vincent Viola and the other Viola Members.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Borrowing”).

Section 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and

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restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority or Regulatory Supervising Organization, any other Governmental Authority or Regulatory Supervising Organization that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definitions) hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Accounting Standards Codification No. 825, “Financial Instruments”, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Holdings, the Borrower or any Subsidiary at “fair value”, as defined therein.

Section 1.05.  Effectuation of Transactions.  All references herein to Holdings, the Borrower and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Closing Date, unless the context otherwise requires.

Section 1.06.  Currency Translation.  Notwithstanding the foregoing, for purposes of any determination under Article 5, Article 6 (other than Sections 6.12 and 6.13) or Article 7 or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at currency exchange rates in effect on the date of such determination; provided, however, that for purposes of determining compliance with

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Article 6 with respect to the amount of any Indebtedness, Investment, Disposition or Restricted Payment in a currency other than dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition or Restricted Payment made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.06 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition or Restricted Payment made at any time under such Sections.  For purposes of Sections 6.12 and 6.13, amounts in currencies other than dollars shall be translated into dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a) or (b).

ARTICLE 2
THE CREDITS

Section 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Term Lender agrees to make a Term Loan to the Borrower on the Closing Date in a principal amount not exceeding its Term Commitment.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.02.  Loans and Borrowings.

(a)        Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b)        Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Closing Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Eurodollar Borrowing under Section 2.03 and provided an indemnity letter extending the benefits of Section 2.14 to Lenders in respect of such Borrowings.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)        At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurodollar Borrowings outstanding.

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Section 2.03.  Requests for Borrowings.  To request a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurodollar Borrowing to be made on the Closing Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information:

(i)            the Class of such Borrowing;

(ii)           the aggregate amount of such Borrowing;

(iii)          the date of such Borrowing, which shall be a Business Day;

(iv)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v)           in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04; and

(vii)         that as of the date of such Borrowing, all applicable conditions set forth in Section 4.02(a) and Section 4.02(b) are satisfied.

If no election as to the Type of Borrowing is specified as to any Borrowing, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Funding of Borrowings.

(a)        Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in dollars by 12:00 noon, New York City time, to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the

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Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

(b)        Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent.  If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand.  The Administrative Agent shall also be entitled to recover from such Lender or Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.11.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c)        The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.03(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.03(c).

(d)           Notwithstanding any other provision contained herein, the obligations of the Term Lenders to make Term Loans to the Borrower on the Closing Date and the obligations of the Administrative Agent to make such Term Loans available to the Borrower shall be subject to the terms and conditions set forth in the Existing Lenders Agreement.

Section 2.05.  Interest Elections.

(a)        Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the

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Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)        To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)        Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)        Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)        If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

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Section 2.06.  Termination and Reduction of Commitments.

(a)        Unless previously terminated, the Term Commitments shall terminate at 5:00 p.m., New York City time, on the Closing Date.

(b)        The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, provided that each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.

(c)        The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.07.  Repayment of Loans; Evidence of Debt.

(a)        The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.08.

(b)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)        The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)        The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.

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(e)        Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form provided by the Administrative Agent and approved by the Borrower.

Section 2.08.  Amortization of Term Loans.

(a)        Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Term Borrowings on the last day of each September, December, March and June (commencing on March 31, 2014) in the principal amount of Term Loans equal to (i) the aggregate outstanding principal amount of Term Loans immediately after closing on the Closing Date multiplied by (ii) 0.25%; provided that if any such date is not a Business Day, such payment shall be due on the next preceding Business Day.

(b)        To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.

(c)        Any prepayment of a Term Borrowing of any Class (i) pursuant to Section 2.09(a)(i) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowing of such Class to be made pursuant to this Section as directed by the Borrower (and absent such direction in direct order of maturity), (ii) pursuant to Section 2.09(a)(ii) shall be applied as set forth in Section 2.09(a)(ii)(F) and (iii) pursuant to Section 2.09(b) or 2.09(c) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section, or, except as otherwise provided in any Refinancing Amendment, pursuant to the corresponding section of such Refinancing Amendment, in direct order of maturity.

(d)        Prior to any repayment of any Term Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such election not later than 2:00 p.m., New York City time, three Business Day before the scheduled date of such repayment.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.14.  Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.  Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

Section 2.09.  Prepayment of Loans.

(a)        (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section; provided that in the event that, on or prior to the first anniversary of the Closing Date, the Borrower (x) makes any prepayment of Term Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing

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Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Term Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment.

(ii)           Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Borrower may prepay the outstanding Term Loans on the following basis:

(A)         The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.09(a)(ii); provided that (x) the Borrower shall not make any borrowing of loans under any Incremental Revolving Facility to fund any Discounted Term Loan Prepayment and (y) the Borrower shall not initiate any action under this Section 2.09(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.

(B)         (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with four (4) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified

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Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date.  The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2)         Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount.  Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable.  Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)         If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”).  The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date,

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notify (I) the Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C)         (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date.  The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”).  Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify

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a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount.  Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)         The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C).  The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts.  Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3)         If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable

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Discount exceeds the Discounted Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”).  The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D)         (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual  tranche basis, (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in

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an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date.  The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”).  Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount.  Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)         The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date.  The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any.  If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount.  If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)         Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by the Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of

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an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 2.09(a)(ii)(D).  If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount.  Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”).  The Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro-rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”).  On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to

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be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to such Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E)         In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.

(F)         If any Term Loan is to be prepaid in accordance with paragraphs (B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date.  The Borrower shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans on a pro rata basis across such installments.  The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date.  Each prepayment of outstanding Term Loans pursuant to this Section 2.09(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable.  The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G)         To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.09(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H)        Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.09(a)(ii), each notice or other communication required to be delivered or otherwise provided to the

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Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I)          Each of the Borrower and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.09(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate.  The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.09(a)(ii) as well as activities of the Auction Agent.

(J)          The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.09(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b)        In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, any Intermediate Parent, the Borrower or any of its Restricted Subsidiaries in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event,” on the date of such Prepayment Event), prepay Term Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event”, if the Borrower and its Restricted Subsidiaries invest (or commit with a Person that is not Holdings, an Intermediate Parent, the Borrower or a Subsidiary to invest) the Net Proceeds from such event (or a portion thereof) within 12 months after receipt of such Net Proceeds in the business of the Borrower and its Restricted Subsidiaries (including in any acquisitions permitted under Section 6.04 and in working capital or trading activities), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested (or committed to be invested) by the end of such 12-month period (or if committed to be so invested within such 12-month period, have not been so invested within 18 months

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after receipt thereof), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested).

(c)        Commencing with the period from July 1, 2013 and ending on September 30, 2013 and for each full fiscal quarter of the Borrower thereafter, the Borrower shall prepay Term Borrowings in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such period; provided that such amount shall be reduced by the aggregate amount of prepayments of Term Loans made pursuant to Section 2.09(a)(i) during such period (excluding all such prepayments funded with the proceeds of other Indebtedness, the issuance of Equity Interests or receipt of capital contributions or the proceeds of any sale or other disposition of assets outside the ordinary course of business).  Each prepayment pursuant to this paragraph shall be made on or before the date that is five days after the date on which financial statements are required to be delivered pursuant to Section 5.01(b) with respect to the fiscal quarter for which Excess Cash Flow is being calculated (or, in the case of any prepayment with respect to the fourth fiscal quarter of any fiscal year, the date that is five days after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) with respect to the fiscal year of which such quarter is the fourth fiscal quarter). For the avoidance of doubt, the first such prepayment shall be with respect to the period commencing on July 1, 2013 and ending on September 30, 2013 and such prepayment shall be made on or before the date that is five days after the date on which financial statements are required to be delivered pursuant to Section 5.01(b) with respect to the fiscal quarter ending September 30, 2013.

(d)        Prior to any optional prepayment of Borrowings pursuant to Section 2.09(a)(i), the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section.  In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Term Borrowings (and, to the extent provided in the Refinancing Amendment for any Class of Other Term Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Term Lender (and, to the extent provided in the Refinancing Amendment for any Class of Other Term Loans, any Lender that holds Other Term Loans of such Class) may elect, by notice to the Administrative Agent by telephone (confirmed by facsimile) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans or Other Term Loans of any such Class pursuant to this Section (other than an optional prepayment pursuant to paragraph (a)(i) of this Section, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans or Other Term Loans of any such Class but was so declined shall be retained by the Borrower.  Optional prepayments of Term Borrowings shall be allocated among the Classes of Term Borrowings as directed by the Borrower.  In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.14.

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(e)                        The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

(f)                         Notwithstanding any other provisions of Section 2.09(b) or (c), (A) to the extent that any of or all the Net Proceeds of any Prepayment Event by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.09(b) (a “Foreign Prepayment Event”) or Excess Cash Flow attributable to a Foreign Subsidiary are prohibited or delayed by applicable local law from being repatriated to the Borrower, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.09(b) or (c), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the Borrower (Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.09(b) or (c), as applicable, and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Foreign Subsidiary Excess Cash Flow would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that in the case of this clause (B), on or before the date that is eighteen months after the date that such Net Proceeds are received (or, in the case of Excess Cash Flow, a date on or before the date that is eighteen months after the date such Excess Cash Flow would have so required to be applied to prepayments pursuant to Section 2.09(c) unless previously repatriated in which case such

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repatriated Excess Cash Flow shall have been promptly applied to the repayment of the Term Loans pursuant to Section 2.09(c)), (x) the Borrower applies an amount equal to such Net Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Proceeds or Excess Cash Flow shall be applied to the repayment of Indebtedness of a Foreign Subsidiary.

Section 2.10.  Fees.

(a)                       The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(b)                       The Borrower agrees to pay on the Closing Date to each Term Lender party to this Agreement as a Term Lender on the Closing Date, as fee compensation for the funding of such Term Lender’s Term Loan, a closing fee in an amount equal to 0.50% of the stated principal amount of such Term Lender’s Term Loan.  Such fees shall be payable to each Lender out of the proceeds of such Term Lender’s Term Loan as and when funded on the Closing Date.  Such closing fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

Section 2.11.  Interest.

(a)                       The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                       The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                        Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)                       Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

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(e)                        All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.12.  Alternate Rate of Interest.  If at least two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                       the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)                       the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, then such Borrowing shall be made as an ABR Borrowing; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

Section 2.13.  Increased Costs.

(a)                       If any Change in Law shall:

(i)                           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)                        impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such increased costs actually incurred or

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reduction actually suffered.  Notwithstanding the foregoing, this paragraph will not apply to any such increased costs or reductions resulting from Taxes, as to which Section 2.15 shall govern.

(b)                       If any Lender determines that any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered.

(c)                        A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)                       Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(e) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense attributable to such event.  For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.14, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Adjusted LIBO Rate for such Loan by a matching deposit or other borrowing in the applicable interbank eurodollar market for dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.  A certificate of any Lender setting forth any amount or amounts

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that such Lender is entitled to receive pursuant to this Section delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand.  Notwithstanding the foregoing, this Section 2.14 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.15 shall govern.

Section 2.15.  Taxes.

(a)                       Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional amounts payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)                       Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c)                        The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes payable by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                       As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                        Each Lender shall, at such times as are reasonably requested by Borrower or the Administrative Agent, provide Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by applicable Requirements

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of Law, or reasonably requested by Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents (including, in the case of a Lender seeking exemption from the withholding imposed under FATCA, any documentation necessary to prevent such withholding).  Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify Borrower and the Administrative Agent of its inability to do so.  Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, Borrower, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

Without limiting the generality of the foregoing:

(i)                           Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)                        Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by any Requirements of Law or upon the reasonable request of Borrower or the Administrative Agent) whichever of the following is applicable:

(A)                          two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B)                          two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)                          in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit P (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no

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payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(D)                          to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Participant holding a participation granted by a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate shall be provided by such Lender on behalf of such beneficial owner(s)), or

(E)                           any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender shall, from time to time after the initial delivery by such Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered expired, obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f)                         If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the Administrative Agent or the relevant Lender, as applicable, shall cooperate with the Borrower in a reasonable challenge of such taxes if so requested by the Borrower, provided that (a) the Administrative Agent or such Lender determines in its reasonable discretion that it would not be prejudiced by cooperating in such challenge, (b) the Borrower pays all related expenses of the Administrative Agent or such Lender, as applicable and (c) the Borrower indemnifies the Administrative Agent or such Lender, as applicable, for any liabilities or other costs incurred by such party in connection with

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such challenge.  The Administrative Agent or a Lender shall claim any refund that it determines is reasonably available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim.  If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  The Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential).  Notwithstanding anything to the contrary, this Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to taxes which it deems confidential).

(g)                        The agreements in this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.16.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)                       The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without condition or deduction for any counterclaim, recoupment or setoff.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment (other than payments on the Eurodollar Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result

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of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension.  All payments under each Loan Document shall be made in dollars.

(b)                       If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)                        If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any Class of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                       Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the

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Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.17.  Mitigation Obligations; Replacement of Lenders.

(a)                       If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 or any event gives rise to the operation of Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15 or mitigate the applicability of Section 2.20, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

(b)                       If (i) any Lender requests compensation under Section 2.13 or gives notice under Section 2.20 or (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.15, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.13,  or payments required to be made pursuant to Section 2.15 or a notice given under Section 2.20, such assignment will result in a material reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

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Section 2.18.  Incremental Credit Extensions.

(a)                                 (i) At any time and from time to time after the Closing Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make available such notice to each of the Lenders), request to effect one or more revolving credit facility tranches (or an increase of the commitments thereunder) (“Incremental Revolving Facilities”) from Additional Revolving Lenders; provided that at the time of each such request and upon the effectiveness of each Incremental Revolving Facility Amendment, (A) no Default shall have occurred and be continuing or shall result therefrom, (B) the Borrower shall be in compliance on a Pro Forma Basis with the covenants contained in Sections 6.12 and 6.13 recomputed as of the last day of the most-recently ended Test Period for which financial statements are available (calculated assuming that such Incremental Revolving Facility is fully drawn), (C) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A) and (B) above, together with reasonably detailed calculations demonstrating compliance with clause (B) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and Compliance Certificate required to be delivered by Section 5.01(a) or (b) and Section 5.01(d), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA and Consolidated Interest Expense for the relevant period), (D) such Incremental Revolving Facility may be secured on a pari passu basis with the Loans, (E) the interest rate margins, rate floors, fees, premiums and maturity applicable to any Incremental Revolving Facility shall be determined by the Borrower and the lenders thereunder, (F) any Incremental Revolving Facility Amendment shall be on the terms and pursuant to documentation to be determined by the Borrower and the Additional Revolving Lenders providing the applicable Incremental Revolving Facilities and (G) any Incremental Revolving Facility may be provided in any currency as mutually agreed among the Administrative Agent, the Borrower and the Additional Revolving Lenders; provided that to the extent such terms and documentation are not consistent with this Agreement (except to the extent permitted by clause (E) or (G)  above), they shall be reasonably satisfactory to the Administrative Agent.  Each Incremental Revolving Facility shall be in a minimum principal amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof; provided that such amount may be less than $10,000,000 if such amount represents all the remaining availability under the Incremental Cap.

(ii)                             At any time and from time to time after the Closing Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make available such notice to each of the Lenders), request to effect one or more additional tranches of term loans hereunder (“Incremental Term Facilities”) from one or more Additional Term Lenders; provided that at the time of each such request and upon the effectiveness of each Incremental Term Facility Amendment, (A) no Default shall have occurred and be continuing or shall result therefrom, (B) the Borrower shall be in compliance on a Pro Forma Basis with the covenants contained in Sections 6.12 and 6.13 recomputed as of the last day of the most-recently ended Test Period for which financial statements are available, (C) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A) and (B) above, together with

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reasonably detailed calculations demonstrating compliance with clause (B) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and Compliance Certificate required to be delivered by Section 5.01(a) or (b) and Section 5.01(d), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA and Consolidated Interest Expense for the relevant period), (D) the maturity date of any term loans incurred pursuant to any Incremental Term Facility shall not be earlier than the Term Maturity Date and such Incremental Term Facility shall not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Term Loans, (E) the interest rate margins, rate floors, fees, premiums, funding discounts and, subject to clause (D), the maturity and amortization schedule for any term loans incurred pursuant to any Incremental Term Facility shall be determined by the Borrower and the Additional Term Lenders; provided that in the event that the interest rate margins for any term loans incurred pursuant to any Incremental Term Facility are higher than the interest rate margins for the Term Loans by more than 50 basis points, then the interest rate margins for the Term Loans shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such term loans incurred pursuant to such Incremental Term Facility minus 50 basis points; provided, further that, in determining the interest rate margins applicable to the term loans incurred pursuant to such Incremental Term Facility and the Term Loans (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by Borrower to the Term Lenders or any Additional Term Lenders in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to the Lead Arranger (or its affiliates) in connection with this Agreement or to one or more arrangers (or their affiliates) of any Incremental Term Facility shall be excluded and (z) if the Incremental Term Facility includes an interest rate floor greater than the interest rate floor applicable to the Term Loans, such increased amount shall be equated to interest margin for purposes of determining whether an increase to the applicable interest margin for the Term Loans shall be required, to the extent an increase in the interest rate floor in the Term Loans would cause an increase in the interest rate then in effect, and in such case the interest rate floor (but not the interest rate margin) applicable to the Term Loans shall be increased by such increased amount, (F) the term loans incurred pursuant to any Incremental Term Facility may rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder (provided that to the extent such term loans are junior the applicable parties shall have entered into  a Junior Lien Intercreditor Agreement), (G) any Incremental Term Facility Amendment shall be on the terms and pursuant to documentation to be determined by the Borrower and the Additional Term Lenders providing the applicable Incremental Term Facilities and (H) any Incremental Term Facility may be provided in any currency as mutually agreed among the Administrative Agent, the Borrower and the Additional Term Lenders; provided that to the extent such terms and documentation are not consistent with this Agreement (except to the extent permitted by clauses (D), (E), (F) or (H) above), they shall

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be reasonably satisfactory to the Administrative Agent.  Each Incremental Term Facility shall be in a minimum principal amount of $25,000,000 and integral multiples of $1,000,000 in excess thereof; provided that such amount may be less than $25,000,000 if such amount represents all the remaining availability under the Incremental Cap.

(iii)                          Notwithstanding anything to the contrary herein, (x) the sum of (i) the aggregate principal amount of all Incremental Term Facilities incurred after the Closing Date, (ii) the aggregate principal amount of all secured Indebtedness incurred after the Closing Date pursuant to Section 6.01(a)(viii) and (iii) the aggregate principal amount of all Additional Notes issued after the Closing Date pursuant to Section 6.01(a)(xxii) shall not exceed $100,000,000 and (y) the sum of (i) the aggregate amount of commitments in respect of the Incremental Revolving Facilities effected after the Closing Date, (ii) the aggregate principal amount of all Incremental Term Facilities incurred after the Closing Date, (iii) the aggregate principal amount of all secured Indebtedness incurred after the Closing Date pursuant to Section 6.01(a)(viii) and (iv) the aggregate principal amount of all Additional Notes issued after the Closing Date pursuant to Section 6.01(a)(xxii) shall not exceed $200,000,000 (each maximum amount referred to in clause (x) and (y), an “Incremental Cap”).

(b)                       (i) Each notice from the Borrower pursuant to this Section shall set forth the requested amount of the relevant Incremental Revolving Facility or Incremental Term Facility.

(ii)                             Commitments in respect of any Incremental Revolving Facility shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Revolving Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the applicable Additional Revolving Lenders and the Administrative Agent.  Incremental Revolving Facilities may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have the right to participate in any Incremental Revolving Facility or, unless it agrees, be obligated to participate in any Incremental Revolving Facility) or by any Additional Revolving Lender.  An Incremental Revolving Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section (including to provide for the issuance of letters of credit and swingline loans thereunder and to provide for the treatment of defaulting lenders).  The effectiveness of any Incremental Revolving Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Revolving Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Revolving Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” (or other similar reference) in Section 4.02 shall be deemed to refer to the Incremental Revolving Facility Closing Date) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates

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and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

(iii)                          Commitments in respect of any Incremental Term Facility shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Term Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents executed by the Borrower, the applicable Additional Term Lenders and the Administrative Agent.  Incremental Term Facilities may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have any right to participate in any Incremental Term Facility or, unless it agrees, be obligated to provide any Incremental Term Facilities) or by any Additional Term Lender.  An Incremental Term Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section.  The effectiveness of any Incremental Term Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Term Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Term Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” (or other similar reference) in Section 4.02 shall be deemed to refer to the Incremental Term Facility Closing Date) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

(c)                        Upon each Incremental Term Facility Closing Date pursuant to this Section, each Additional Term Lender participating in the applicable Incremental Term Facility shall make an additional term loan to the Borrower in a principal amount equal to such Additional Term Lender’s commitment in respect of such Incremental Term Facility.  Any such term loan shall be a “Term Loan” for all purposes of this Agreement and the other Loan Documents.

(d)                       This Section 2.18 shall supersede any provisions in Section 2.16 or Section 9.02 to the contrary.

Section 2.19.  Refinancing Amendments; Maturity Extension.

(a)                       At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans (which for purposes of this sentence will be deemed to include any Other Term Loans) or loans or commitments under any Incremental Revolving Facility then outstanding under this Agreement, in the form of

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Other Term Loans or Other Term Commitments pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) may rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (ii) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof (provided, that such Credit Agreement Refinancing Indebtedness may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment), (iii) will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being refinanced, (iv) the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans or reduction of commitments under the Incremental Revolving Facility being so refinanced and (v) subject to clause (ii) above, will have terms and conditions  that are substantially identical to, or less favorable (taken as a whole) to the investors providing such Credit Agreement Refinancing Indebtedness than, the Refinanced Debt; provided further that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.  The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).  Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.19 shall be in an aggregate principal amount that is (x) not less than $25,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Commitments).  Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section.

(b)                       At any time after the Closing Date, the Borrower and any Lender may agree, by notice to the Administrative Agent (each such notice, an “Extension Notice”), to extend the maturity date of such Lender’s Term Loans to the extended maturity date specified in such Extension Notice.

(c)                        This Section 2.19 shall supersede any provisions in Section 2.16 or Section 9.02 to the contrary.

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Section 2.20.  Illegality.  If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate.  Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

Section 3.01.  Organization; Powers.  Each of Holdings, the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, has the corporate or other organizational power and authority to carry on its business as now conducted and as proposed to be conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and to effect the Transactions and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do

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business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02.  Authorization; Enforceability.  The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other action and, if required, action by the holders of such Loan Party’s Equity Interests.  This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or Regulatory Supervising Organization, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, Holdings, the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Holdings, the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents, except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.04.  Financial Condition; No Material Adverse Effect.

(a)                       The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b)                       The unaudited consolidated balance sheet dated June 30, 2013 of the Borrower and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results

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of operations for the periods covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                        [Reserved.]

(d)                       Since December 31, 2012, there has been no Material Adverse Effect.

Section 3.05.  Properties.

(a)                       Each of Holdings, the Borrower and the Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, if any (including the Mortgaged Properties), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                       As of the Closing Date after giving effect to the Transactions, none of Holdings, the Borrower or any Restricted Subsidiary owns any real property.

Section 3.06.  Litigation and Environmental Matters.

(a)                       Except for routine examinations conducted by a Regulatory Supervising Organization or Governmental Authority in the ordinary course of the business of the Borrower and its Subsidiaries, there is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting (i) Holdings, the Borrower or any Restricted Subsidiary or (ii) any officer, director or key employee of Holdings, the Borrower or any Restricted Subsidiary in their respective capacities in such positions, before (or, in the case of material threatened claims, actions, suits, investigations or proceedings, would be before) or by any Governmental Authority, Regulatory Supervising Organization or arbitrator that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)                       Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of Holdings or the Borrower, become subject to any Environmental Liability, (iii)  has received written notice of any claim, allegation, investigation or order with respect to any Environmental Liability or (iv) has, to the knowledge of Holdings or the Borrower, any basis to reasonably expect that Holdings, the Borrower or any Restricted Subsidiary will become subject to any Environmental Liability.

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Section 3.07.  Compliance with Laws and Agreements.

(a)                       Each of Holdings, the Borrower and its Restricted Subsidiaries is in compliance with (i) its Organizational Documents, (ii) all Requirements of Law applicable to it or its property and (iii) all indentures and other agreements and instruments binding upon it or its property, except, in the case of clauses (ii) and (iii) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)                       Without limitation of the foregoing, none of Holdings, the Borrower or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of Holdings, the Borrower or any Restricted Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans, or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 3.08.  Investment Company Status.  None of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended from time to time.

Section 3.09.  Taxes.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns and reports required to have been filed and (b) have paid or caused to be paid all Taxes required to have been paid (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes (i) that are not overdue by more than 30 days or (ii) that are being contested in good faith by appropriate proceedings, provided that Holdings, the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.  There are no audits, assessments, claims or other Tax proceedings against Holdings, the Borrower or any Restricted Subsidiary that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.10.  ERISA.

(a)                       Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b)                       Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA

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with respect to a Multiemployer Plan and (iv) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 3.11.  Disclosure.  Neither (a) the Information Materials as of the Closing Date nor (b) any of the other reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date, it being understood that any such projected financial information may vary from actual results and such variations could be material.

Section 3.12.  Subsidiaries.  As of the Closing Date, Schedule 3.12 sets forth the name of, and the ownership interest of Holdings, the Borrower and each Subsidiary in, each Subsidiary.

Section 3.13.  Intellectual Property; Licenses, Etc.  Each of Holdings, the Borrower and the Restricted Subsidiaries owns, licenses or possesses the right to use all Intellectual Property that is reasonably necessary for the operation of its business as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  None of Holdings, the Borrower or any Restricted Subsidiary, in the operation of its business as currently conducted, infringes upon any Intellectual Property rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any Intellectual Property is pending or, to the knowledge of Holdings and the Borrower, threatened against Holdings, the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.14.  Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date, after taking into account all applicable rights of indemnity and contribution, (a) the fair value of the assets of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole,

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will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.  For purposes of this Section 3.14, the amount of any contingent liability at any time shall be computed as the amount that, in the light of all of the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability.

Section 3.15.  Senior Indebtedness.  The Loan Document Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in the documentation governing any Junior Financing.

Section 3.16.  Federal Reserve Regulations..  No part of the proceeds of the Loans made on the Closing Date will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

Section 3.17.  Use of Proceeds.  The Borrower will use the proceeds of the Term Loans on the Closing Date solely to repay all of the existing Indebtedness outstanding under the Existing Credit Agreement, to pay a special distribution to Holdings’ equity holders on the Closing Date and to pay Transaction Costs.

Section 3.18.  Regulatory Status and Memberships Held.

(a)                       Except as set forth on Schedule 3.18(a), each Broker-Dealer Subsidiary is duly (i) registered, licensed or qualified as a broker-dealer and is in compliance in all material respects with all Requirements of Law of all material jurisdictions in which it is required to be so registered, licensed or qualified and each such registration, license or qualification is in full force and effect and (ii) registered as a broker-dealer with the SEC under the Exchange Act and is in compliance in all material respects with the applicable provisions of the Exchange Act and all rules and regulations thereunder and applicable state securities laws, including the net capital requirements and customer protection requirements thereof.

(b)                       Each Subsidiary of the Borrower listed on Schedule 3.18(b) is duly registered with, or a member of, the Regulatory Supervising Organization(s) indicated for such Subsidiary and is in compliance in all material respects with all applicable rules and regulations of such Regulatory Supervising Organization(s).

ARTICLE 4
CONDITIONS

Section 4.01.  Closing Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a)                       The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or

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(ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                       The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Simpson Thacher & Bartlett LLP, New York counsel for the Loan Parties, substantially in the form of Exhibit E, and a written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Bracewell & Giuliani LLP, special counsel for the Loan Parties.  Each of Holdings and the Borrower hereby requests such counsels to deliver such opinions.

(c)                        The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit G with appropriate insertions, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section.

(d)                       The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the board of directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e)                        The Administrative Agent shall have received all fees and other amounts previously agreed in writing by the Lead Arranger and the Borrower to be due and payable on or prior to the Closing Date, including, to the extent invoiced at least three Business Days prior to the Closing Date (or such later day as the Borrower may reasonably agree), reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document.

(f)                         The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby.

(g)                        The Administrative Agent (or its counsel) shall have received from each Loan Party either (i) a counterpart of the Reaffirmation Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of the Reaffirmation Agreement) that such party has signed a counterpart of the Reaffirmation Agreement.

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(h)        Certificates of insurance shall be delivered to the Administrative Agent evidencing the existence of insurance to be maintained by Holdings, the Borrower and its Subsidiaries pursuant to Section 5.07 and, if applicable, the Administrative Agent shall be designated as an additional insured and loss payee as its interest may appear thereunder, or solely as the additional insured, as the case may be, thereunder (provided that if such endorsement as additional insured cannot be delivered by the Closing Date, the Administrative Agent may consent to such endorsement being delivered at such later date as it deems appropriate in the circumstances).

(i)         The Lead Arranger shall have received, as described in Section 3.04, (i) the Audited Financial Statements, which financial statements shall be prepared in accordance with GAAP and accompanied by audit reports thereon (and such audit reports shall not be subject to any qualification or “going concern” disclosures) and (ii) unaudited consolidated financial statements of the Borrower comprising a balance sheet, a statement of income, a statement of changes in equity and a statement of cash flows for each fiscal quarter ending after December 31, 2012 and at least 45 days prior to the Closing Date (excluding footnotes), which financial statements shall be prepared in accordance with GAAP on a basis consistent with the applicable Audited Financial Statements referred to in clause (i) above and shall be certified by a Financial Officer as presenting fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Borrower as of the dates or for the periods covered.

(j)         [Reserved.]

(k)        [Reserved.]

(l)         All principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement shall have been (or substantially simultaneously with the funding of Loans on the Closing Date shall be) paid in full (after giving effect to the Existing Lenders Agreement), and the Administrative Agent shall have received reasonably satisfactory evidence thereof.  Immediately after giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Restricted Subsidiaries shall have outstanding no Indebtedness for borrowed money other than Indebtedness outstanding under this Agreement and indebtedness permitted under Section 6.01.

(m)      The Administrative Agent shall have received a certificate from the chief financial officer or chief operating officer of the Borrower (x) in the form of Exhibit Q certifying as to the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions and (y) as to the satisfaction of the conditions set forth in Section 4.02.

(n)        The Administrative Agent and the Lead Arranger shall have received, at least three Business Days prior to the Closing Date, all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least 5 days prior to the Closing Date by the Administrative Agent or the Lead Arranger that they shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act.

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(o)        The Administrative Agent shall have received a Borrowing Request requesting the borrowing of such Loans.

The Administrative Agent shall notify Holdings, the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on November 8, 2013 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (including any Borrowing on the Closing Date) is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)        The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(b)        At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 5
AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full, each of Holdings and the Borrower covenants and agrees with the Administrative Agent and each of the Lenders that:

Section 5.01.  Financial Statements and Other Information.  Holdings or the Borrower will furnish to the Administrative Agent, which will furnish to each Lender:

(a)        on or before the date on which such financial statements are required or permitted to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each fiscal year

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of the Borrower), audited consolidated balance sheet and audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the Borrower as of the end of and for such year (commencing with financial statements as of the end of and for the fiscal year ending December 31, 2013), and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or any other independent registered public accounting firm of nationally recognized standing (without a “going concern” or like qualification or exception (other than with respect to, or resulting from, any potential inability to satisfy the covenants in Sections 6.12 and 6.13 of this Agreement in a future date or period) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and which statements shall include an accompanying customary management discussion and analysis (which, for the avoidance of doubt, shall not be required to include strategy level detail with respect to operational performance, trading algorithms, “ticker-level” information or information that the Borrower otherwise reasonably considers to be proprietary or highly sensitive);

(b)        commencing with the financial statements for the fiscal quarter ending September 30, 2013, on or before the date on which such financial statements are required or permitted to be filed with the SEC with respect to each of the first three fiscal quarters of each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 30 days after the end of each such fiscal quarter), unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and which statements shall include an accompanying customary management discussion and analysis (which, for the avoidance of doubt, shall not be required to include strategy level detail with respect to operational performance, trading algorithms, “ticker-level” information or information that the Borrower otherwise reasonably considers to be proprietary or highly sensitive);

(c)        simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d)        not later than five days after any delivery of financial statements under paragraph (a) or (b) above (and, in any event, not later than five days after the date on which such financial statements were required to have been delivered), a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has

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occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with the covenants contained in Sections 6.12 and 6.13 and (B) beginning with the financial statements for the fiscal quarter ended September 30, 2013, of Excess Cash Flow for the fiscal quarter ended September 30, 2013 and, in the case of financial statements delivered with respect to any subsequent fiscal quarter, of Excess Cash Flow for such fiscal quarter (or in the case of financial statements delivered under paragraph (a) above, for the fourth fiscal quarter of such fiscal year) and (iii) in the case of financial statements delivered under paragraph (a) or (b) above, setting forth a reasonably detailed calculation of the Net Proceeds received during the applicable period by or on behalf of the Borrower or any of its Restricted Subsidiary in respect of any event described in clause (a) of the definition of the term “Prepayment Event” and the portion of such Net Proceeds that has been invested or are intended to be reinvested in accordance with the proviso in Section 2.09(b);

(e)        not later than five days after any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm that reported on such financial statements stating whether it obtained knowledge during the course of its examination of such financial statements of any Default relating to Sections 6.12 and 6.13 and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)        not later than 90 days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for the Borrower and its Subsidiaries for such fiscal year (consisting of projected net revenue by asset class and geography, projected expenses, projected GAAP EBITDA (i.e., earnings before interest, taxes, depreciation and amortization) and projected capital expenditures for such fiscal year and setting forth the material assumptions used for purposes of preparing such budget);

(g)        promptly after the same become publicly available, copies of all proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings, any Intermediate Parent, the Borrower or any of its Restricted Subsidiaries with the SEC or with any national securities exchange, or distributed by Holdings, any Intermediate Parent, the Borrower or any of its Restricted Subsidiaries to the holders of its Equity Interests generally, as the case may be;

(h)        promptly upon filing with any applicable Regulatory Supervising Organization, a copy of each FOCUS report or similar report relating to the regulatory capital or similar requirements applicable to the Subsidiary filing such report;

(i)         promptly after the request by the Administrative Agent on the behalf of any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

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(j)         promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, any Intermediate Parent, the Borrower or any of its Restricted Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing; and

(k)        within 15 days after the end of each calendar month, a statement of the consolidated net trading revenue of the Borrower and its Restricted Subsidiaries for such calendar month and for the then elapsed portion of the fiscal year, all certified by one of the Borrower’s Financial Officers as fairly presenting the net trading revenue of the Borrower and its Restricted Subsidiaries as described in the Borrower’s internal books and records (which statement need not be prepared in accordance with GAAP).

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower (or a parent company thereof) filed with the SEC or any national securities exchange or (B) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings); provided that (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than with respect to, or resulting from, any potential inability to satisfy the covenants in Sections 6.12 and 6.13 of this Agreement in a future date or period) or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(e)); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and, upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to

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above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”; provided, that the following Borrower Materials may be marked “PUBLIC” unless the Borrower, after receiving notice from the Administrative Agent within a reasonable period of time prior to the intended distribution of such Borrower Materials, notifies the Administrative Agent that such Borrower Materials contain material non-public information: (1) the Loan Documents and (2) any notification of changes in the terms of the facilities provided hereunder.

Section 5.02.  Notices of Material Events.  Promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof, Holdings or the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a)        the occurrence of any Default;

(b)        the filing or commencement of any action, suit or proceeding by or before any arbitrator, Governmental Authority or Regulatory Supervising Organization against or, to the knowledge of a Financial Officer or another executive officer of Holdings, any Intermediate Parent, the Borrower or any Subsidiary, affecting Holdings, any Intermediate Parent, the Borrower or any Subsidiary or the receipt of a notice of an Environmental Liability that could reasonably be expected to result in a Material Adverse Effect;

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(c)        the commencement of any investigation by any Governmental Authority of or affecting Holdings, the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect;

(d)        the occurrence of any ERISA Event that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(e)        the appearance of Holdings, the Borrower or any Subsidiary or Vincent Viola on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by OFAC and/or the United States Department of Treasury, or identified in any related executive orders issued by the President of the United States; and

(f)        the occurrence of any IPO or any Qualifying IPO.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of Holdings or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.  Information Regarding Collateral.

(a)        Holdings or the Borrower will furnish to the Administrative Agent prompt (and in any event within 30 days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number.

(b)        Not later than five days after delivery of financial statements pursuant to Section 5.01(a) or (b) (and, in any event, not later than five days after the date on which such financial statements were required to have been delivered), Holdings or the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of Holdings or the Borrower (i) setting forth the information required pursuant to Sections 1(a)(i), 1(b), 2, 5, 6 and 8 (other than 8(f)) of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section, (ii) identifying any Wholly Owned Subsidiary that has become, or ceased to be, a Material Subsidiary during the most recently ended fiscal quarter and (iii) certifying that all notices required to be given prior to the date of such certificate by Section 5.03 have been given.

Section 5.04.  Existence; Conduct of Business.  Each of Holdings and the Borrower will, and will cause each Intermediate Parent and Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises (including exchange memberships), patents, copyrights, trademarks, trade names and Governmental Approvals material to the conduct of its business, except to the extent (other than with respect to the preservation of the existence of Holdings and the Borrower) that the failure to do so, individually or in the aggregate, could not reasonably be

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expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

Section 5.05.  Payment of Taxes, Etc.  Each of Holdings and the Borrower will, and will cause each Intermediate Parent and Restricted Subsidiary to, pay its obligations in respect of Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where the failure to make such payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.06.  Maintenance of Properties.  Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.07.  Insurance.  Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Holdings believes (in the good faith judgment of management of Holdings) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as Holdings believes (in the good faith judgment of the management of Holdings) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.  Each such policy of insurance shall (a) name the Administrative Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Lenders, as the loss payee thereunder.

Section 5.08.  Books and Records; Inspection and Audit Rights; Quarterly Teleconferences.

(a)        Each of Holdings and the Borrower will, and will cause each Intermediate Parent and Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower, such Intermediate Parent or such Restricted Subsidiary, as the case may be. Each of Holdings and the Borrower will, and will cause each Intermediate Parent and Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the

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continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense; provided further that (i) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (ii) the Administrative Agent and the Lenders shall give Holdings and the Borrower the opportunity to participate in any discussions with Holdings’ or the Borrower’s independent public accountants.

(b)        Within 10 Business Days of the earlier of (x) the delivery of any financial statements required to be delivered under Section 5.01(a) or (b) and (y) the date on which such financial statements were required to have been delivered, the Borrower shall host a teleconference meeting with the Lenders to discuss the results presented therein or for the applicable period, as applicable, and such other matters reasonably related thereto.

Section 5.09.  Compliance with Laws.  Each of Holdings and the Borrower will, and will cause each Intermediate Parent and Restricted Subsidiary to, comply with its Organizational Documents and all Requirements of Law (including Environmental Laws, ERISA and the USA Patriot Act) with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.10.  Use of Proceeds.

(a)        The Borrower will use the proceeds of the Term Loans on the Closing Date solely to (i) repay all of the existing Indebtedness outstanding under the Existing Credit Agreement, (ii) pay a special distribution to Holdings’ equity holders on the Closing Date and (iii)  pay Transaction Costs.

(b)        The Borrower and its Restricted Subsidiaries will use the proceeds of borrowings under any Incremental Revolving Facility or pursuant to any Incremental Term Facility for working capital and other general corporate purposes, including the financing of Permitted Acquisitions.

Section 5.11.  Additional Subsidiaries.

(a)        If (i) any additional Restricted Subsidiary or Intermediate Parent is formed or acquired after the Closing Date or (ii) if any Restricted Subsidiary ceases to be an Excluded Subsidiary, an Immaterial Subsidiary, a Foreign Subsidiary, a Regulated Subsidiary or an Excluded Domestic Subsidiary, Holdings or the Borrower will, within 30 days after such formation, acquisition or cessation, notify the Administrative Agent thereof, and will cause (x) such Restricted Subsidiary (unless such Restricted Subsidiary is an Excluded Subsidiary, a Foreign Subsidiary, a Regulated Subsidiary or an Excluded Domestic Subsidiary) or Intermediate Parent to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary or Intermediate Parent and (y) any Loan Party that owns any Equity Interests in or Indebtedness of any such Restricted

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Subsidiary (other than an IPO Shell Company) or Intermediate Parent to satisfy the Collateral and Guarantee Requirement with respect to such Equity Interests and Indebtedness, in each case within 30 days after such notice (or such longer period as the Administrative Agent shall reasonably agree and the Administrative Agent shall have received a completed Perfection Certificate with respect to such Restricted Subsidiary or Intermediate Parent signed by a Responsible Officer, together with all attachments contemplated thereby).

(b)        Within 30 days (or such longer period as the Administrative Agent may reasonably agree) after Holdings or the Borrower identifies any new Material Subsidiary pursuant to Section 5.03(b), all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall have been taken with respect to such Subsidiary.

Section 5.12.  Further Assurances.

(a)        Each of Holdings and the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b)        If, after the Closing Date, any material assets (including any owned (but not leased) real property or improvements thereto or any interest therein with a fair market value in excess of $5,000,000) are acquired by the Borrower or any other Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.”

Section 5.13.  Designation of Subsidiaries.  The Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Sections 6.12 and 6.13 recomputed as of the last day of the most recent Test Period for which financial statements are available, (c) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any other Indebtedness of Holdings or the

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Borrower and (d) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, the sum of (A) the fair market value of assets of such Restricted Subsidiary as of such date of designation (the “Designation Date”), plus (B) the aggregate fair market value of assets of all Unrestricted Subsidiaries (in each case measured as of the date of each such Unrestricted Subsidiary’s designation as an Unrestricted Subsidiary) shall not exceed 3.0% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of such Designation Date pro forma for such designation.  The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.

Section 5.14.  [Reserved.]

Section 5.15. Maintenance of Ratings. The Borrower will use commercially reasonable efforts to maintain a corporate credit rating from S&P and a corporate family rating from Moody’s, in each case with respect to the Borrower, and a rating of the Term Loans by each of S&P and Moody’s.

Section 5.16.  [Reserved.]

Section 5.17.  Regulatory Matters.  The Borrower will, and will cause each of its Regulated Subsidiaries to, comply in all material respects with all material rules and regulations, as applicable, of the SEC, FINRA or any other applicable domestic or foreign Governmental Authority or Regulatory Supervising Organization (including such rules and regulations dealing with net capital or other applicable requirements), except, with respect to all such matters, other than noncompliance by such Regulated Subsidiaries with minimum capital requirements, to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE 6
NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full, each of Holdings and the Borrower covenants and agrees with the Administrative Agent and each of the Lenders that:

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Section 6.01.  Indebtedness; Certain Equity Securities.

(a)                       Holdings and the Borrower will not, and will not permit any Restricted Subsidiary or Intermediate Parent to, create, incur, assume or permit to exist any Indebtedness, except:

(i)                                     Indebtedness of Holdings, any Intermediate Parent, the Borrower and any of the Restricted Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.18 or 2.19);

(ii)                                  Indebtedness (A) outstanding on the date hereof and listed on Schedule 6.01 and any Permitted Refinancing thereof and (B) intercompany Indebtedness outstanding on the date hereof and listed on Schedule 6.01;

(iii)                               Guarantees by Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that such Guarantee is otherwise permitted by Section 6.04; provided further that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement, (B) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness, (C) no Guarantee by a Regulated Subsidiary of any Trading Debt of a non-Regulated Subsidiary shall be permitted unless such non-Regulated Subsidiary is consolidated with such Regulated Subsidiary for regulatory capital purposes, (D) no Guarantee by a Domestic Subsidiary that is not a Regulated Subsidiary of any Trading Debt shall be permitted unless such Domestic Subsidiary is a Subsidiary Loan Party and (E) any such Guarantee of Trading Debt shall be unsecured;

(iv)                              Indebtedness of the Borrower owing to any Restricted Subsidiary or of any Restricted Subsidiary owing to any other Restricted Subsidiary or the Borrower, Holdings or any Intermediate Parent to the extent permitted by Section 6.04; provided that all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Loan Document Obligations (to the extent any such Indebtedness is outstanding at any time after the date that is 30 days after the Closing Date or such later date as the Administrative Agent may reasonably agree) (but only to the extent permitted by applicable law and not giving rise to adverse tax consequences) on terms (i) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit H or (ii) otherwise reasonably satisfactory to the Administrative Agent;

(v)                                 (A) Indebtedness (including Capital Lease Obligations) of the Borrower or any Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets, other than software; provided that such Indebtedness is incurred concurrently with or within 270 days

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after the applicable acquisition, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A); provided further that, at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed the greater of $50,000,000 and 15% of Consolidated EBITDA for the most recently ended Test Period for which financial statements are available as of such time;

(vi)                              Indebtedness in respect of Swap Agreements permitted by Section 6.07;

(vii)                           Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary) after the date hereof as a result of a Permitted Acquisition, or Indebtedness of any Person that is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Borrower or such Restricted Subsidiary in a Permitted Acquisition, and Permitted Refinancings thereof; provided that (A) such Indebtedness is not incurred in contemplation of or in connection with such Permitted Acquisition, (B) the Borrower and its Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Sections 6.12 and 6.13 for, or as of the last day of, the most recently ended Test Period for which financial statements are available and (C) no Default or Event of Default shall exist or result therefrom;

(viii)                        Indebtedness of the Borrower and the Subsidiary Loan Parties incurred to finance a Permitted Acquisition and any Permitted Refinancing thereof; provided that (A) the primary obligor in respect of, and any Person that Guarantees, such Indebtedness shall be the Borrower or a Subsidiary Loan Party and no other Person shall be an obligor in respect of such Indebtedness, (B) such Indebtedness is (x) unsecured and has terms and conditions (other than pricing, optional prepayment, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to the Borrower and its Restricted Subsidiaries as the terms and conditions of this Agreement or (y) so long as there is availability under the Incremental Cap, secured by the Collateral (and no other assets) on a pari passu or junior basis with the Secured Obligations; provided that (1) such secured debt shall reduce availability under the Incremental Cap on a dollar-for-dollar basis, (2) such secured debt shall not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Term Loans, (3) such secured debt shall not have any mandatory prepayment provisions (other than provisions related to customary asset sale and change of control offers) that could result in prepayments of such Indebtedness prior to the Term Loans, (4) such secured debt has terms and conditions (other than pricing, optional prepayment, redemption premiums and subordination terms), taken as a whole, that are substantially identical to or no more favorable to the investors providing such debt than the terms and conditions of this Agreement (except for covenants or other provisions applicable only to periods after the Latest Maturity Date), (5) the security agreements relating to such Indebtedness shall be

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substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (6) such Indebtedness and any agent or trustee under the agreements or indenture governing such Indebtedness shall be subject to the First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable; provided that if such Indebtedness is issued pursuant to an agreement or indenture that has not previously been made subject thereto, then Holdings, the Borrower, the Subsidiary Loan Parties, the Administrative Agent and the agent or trustee for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable, (C) such Indebtedness does not mature prior to the date that is 180 days after the Latest Maturity Date, (D) such Indebtedness has no scheduled amortization or payments, repurchases or redemptions of principal prior to the date that is 180 days after the Latest Maturity Date and (E) immediately after giving effect thereto and the use of the proceeds thereof, (x) no Default or Event of Default shall exist or result therefrom and (y) the Borrower and its Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Sections 6.12 and 6.13 for, or as of the last day of, the most recently ended Test Period for which financial statements are available; provided that the Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements;

(ix)                              Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party to finance a Permitted Acquisition and any Permitted Refinancing thereof; provided that (A) immediately after giving effect thereto and the use of the proceeds thereof, (x) no Default or Event of Default shall exist or result therefrom and (y) the Borrower and its Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Sections 6.12 and 6.13 for, or as of the last day of, the most recently ended Test Period for which financial statements are available and (B) the aggregate principal amount of outstanding Indebtedness incurred in reliance on this clause (ix) shall not exceed $10,000,000 at any time;

(x)                                 Indebtedness representing deferred compensation to employees of Holdings, any Intermediate Parent, the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;

(xi)                              Indebtedness consisting of unsecured promissory notes issued by any Loan Party to current or former officers, directors and employees, their permitted transferees, or their respective estates, executors, trustees, administrators, heirs, legatees or distributees to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof or any Employee Holding Vehicle) permitted by Section 6.08(a);

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(xii)                           Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments incurred in a Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Agreement;

(xiii)                        Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred in connection with any Permitted Acquisition or other Investment permitted hereunder;

(xiv)                       Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case, incurred in the ordinary course of business in connection with deposit accounts;

(xv)                          Indebtedness of the Borrower and its Restricted Subsidiaries; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, (A) the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xv) shall not exceed $50,000,000 and (B) the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xv) in respect of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party shall not exceed $20,000,000;

(xvi)                       Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(xvii)                    Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(xviii)                 obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(xix)                       unsecured Indebtedness of Holdings or any Intermediate Parent (“Permitted Holdings Debt”) (A) that is not subject to any Guarantee by the Borrower or any Subsidiary, (B) that will not mature prior to the date that is 91 days after the Latest Maturity Date in effect on the date of issuance or incurrence thereof, (C) that has no scheduled amortization or payments, repurchases or redemptions of principal (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (E) below), (D) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (x) the date that is five years from the date of the issuance or

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incurrence thereof and (y) the date that is 91 days after the Latest Maturity Date in effect on the date of such issuance or incurrence, and (E) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior discount notes of a holding company); provided that the Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements; provided further that any such Indebtedness shall constitute Permitted Holdings Debt only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, (x) no Event of Default shall have occurred and be continuing and (y) the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Sections 6.12 and 6.13 for, or as of the last day of, the most recently ended Test Period for which financial statements are available (it being understood that any future capitalized or paid-in-kind interest or accreted principal on such Indebtedness is not subject to this proviso);

(xx)                          Permitted Unsecured Refinancing Debt, and any Permitted Refinancing thereof;

(xxi)                       Permitted First Priority Refinancing Debt and Permitted Junior Lien Refinancing Debt, and any Permitted Refinancing thereof;

(xxii)                    Indebtedness of the Borrower in respect of one or more series of senior unsecured notes or senior secured notes that will be secured by the Collateral on a pari passu or junior basis with the Secured Obligations, that are issued or made in lieu of Incremental Revolving Facilities and/or Incremental Term Facilities pursuant to an indenture or a note purchase agreement or otherwise and any extensions, renewals, refinancings and replacements thereof (the “Additional Notes”); provided that (i) such Additional Notes are not scheduled to mature prior to the date that is 91 days after the Latest Maturity Date then in effect and such Additional Notes shall not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Term Loans then in effect, (ii) such Additional Notes shall not have any mandatory prepayment provisions (other than provisions related to customary asset sale and change of control offers) that could result in prepayments of such Additional Notes prior to the Term Loans then in effect, (iii) such Additional Notes have terms and conditions (other than pricing, optional prepayment, redemption premiums and subordination terms), taken as a whole, that are substantially identical to or no more favorable to the investors providing such Additional Notes than the terms and conditions of this Agreement (except for covenants or other provisions applicable only to periods after the Latest Maturity Date), (iv) the aggregate principal amount of all Additional Notes issued pursuant to this

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paragraph (xxii) shall not exceed (x) the Incremental Cap less (y) the amount of all Incremental Revolving Facilities and Incremental Term Facilities and the aggregate principal amount of all secured Indebtedness incurred after the Closing Date pursuant to Section 6.01(a)(viii), and such Additional Notes shall reduce availability under the Incremental Cap on a dollar-for-dollar basis, (v) such Additional Notes shall not be Guaranteed by any Person other than a Loan Party, (vi) in the case of Additional Notes that are secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrower or any Restricted Subsidiary other than any asset constituting Collateral, (vii) at the time of such incurrence (except in the case of any extension, renewal, refinancing or replacement thereof that does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, renewed, refinanced or replaced) and immediately after giving effect thereto, the Borrower shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 on a Pro Forma Basis as of the end of the most recent Test Period for which financial statements are available, (viii) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence, (ix) if such Additional Notes are secured, the security agreements relating to such Additional Notes shall be substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (x) if such Additional Notes are secured, such Additional Notes and the trustee or other representative under the indenture or other agreement governing such Additional Notes shall be subject to the First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable; provided that if such Additional Notes are issued pursuant to an indenture or other agreement that has not previously been made subject thereto, then Holdings, the Borrower, the Subsidiary Loan Parties, the Administrative Agent and the trustee or other representative for such Additional Notes shall have executed and delivered the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable;

(xxiii)                 Trading Debt incurred in the ordinary course of business or in a manner consistent with past practices; and

(xxiv)                all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxiii) above.

(b)                       Holdings and any Intermediate Parent will not create, incur, assume or permit to exist any Indebtedness except Indebtedness created under Sections 6.01(a)(i), (iii), (iv), (vi), (x), (xi), (xii), (xiii), (xiv), (xvi)(A), (xix) and all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses.

(c)                        Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, issue any preferred Equity Interests or any Disqualified Equity Interests, except (A) in the case of Holdings, preferred Equity Interests that are Qualified Equity Interests and (B) in the case of the Borrower or any

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Restricted Subsidiary or Intermediate Parent, preferred Equity Interests issued to and held by Holdings, the Borrower or any Restricted Subsidiary or Intermediate Parent.

Section 6.02.  Liens.  Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i)                                     Liens created under the Loan Documents;

(ii)                                  Permitted Encumbrances;

(iii)                               Liens existing on the date hereof and set forth on Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (A) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien and (y) proceeds and products thereof, and (B) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;

(iv)                              Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for accessions to such property and the proceeds and the products thereof and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v)                                 leases, licenses, subleases or sublicenses granted to others that do not (A) interfere in any material respect with the business of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness;

(vi)                              Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vii)                           Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(viii)                        Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to

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Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix)                              Liens on property of any Restricted Subsidiary that is not a Loan Party or a Regulated Subsidiary, which Liens secure Indebtedness of such Restricted Subsidiary permitted under Section 6.01;

(x)                                 Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Loan Party and Liens granted by a Loan Party in favor of any other Loan Party;

(xi)                              Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (A) such Lien was not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (C) the Indebtedness secured thereby is permitted under Section 6.01(a)(v) or (vii);

(xii)                           any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by any of the Borrower or any Restricted Subsidiaries in the ordinary course of business;

(xiii)                        Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Borrower or any Restricted Subsidiaries in the ordinary course of business;

(xiv)                       Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;

(xv)                          Liens incurred in the ordinary course of business (A) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts, in each case not for speculative purposes or (B) in favor of clearing

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agencies, clearing firms, settlement banks and similar entities (acting in their capacities as such) involved in the clearance and settlement of transactions in, and custody of, financial assets;

(xvi)                       Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, any Intermediate Parent, the Borrower and its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xvii)                    ground leases in respect of real property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries are located;

(xviii)                 Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xix)                       Liens on the Collateral securing Permitted First Priority Refinancing Debt, Permitted Junior Lien Refinancing Debt, Additional Notes and Indebtedness incurred to finance a Permitted Acquisition to the extent permitted to be secured pursuant to Section 6.01(a)(viii);

(xx)                          Liens securing Trading Debt; provided that any Liens securing Trading Debt shall be limited to the commodity, futures and other accounts (including deposit accounts and securities accounts) maintained by the relevant debtor with the financial institution providing such Trading Debt (or with any of its Affiliates or third parties acting as a securities, commodities, futures or other financial intermediary or performing a similar role on behalf of such financial institutions in connection with such Trading Debt) and all cash, securities, investment property (excluding any Equity Interests of the Borrower or its Subsidiaries), instruments, payment intangibles and other assets in or credited to such accounts or otherwise relating to, arising out of or evidencing such accounts or assets or held in the possession of, to the order or under the direction or control of, such financial institution (or any of its Affiliates acting on its behalf) or any exchange or clearing organization through which transactions on behalf of the relevant debtor are executed or cleared and all proceeds of any of the foregoing); and

(xxi)                       other Liens; provided that at the time of the granting of and after giving Pro Forma Effect to any such Lien and the obligations secured thereby (including the use of proceeds thereof) the aggregate face amount of obligations secured by Liens existing in reliance on this clause (xxi) shall not exceed the greater of $20,000,000 and 7.5% of Consolidated EBITDA for the most recently ended Test Period for which financial statements are available.

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Section 6.03.  Fundamental Changes.

(a)                       Neither Holdings nor the Borrower will, nor will they permit any other Restricted Subsidiary or Intermediate Parent to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:

(i)                                     any Restricted Subsidiary or Intermediate Parent may merge with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (B) in the case of any Restricted Subsidiary, any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary Loan Party is merging with another Restricted Subsidiary (x) the continuing or surviving Person shall be a Subsidiary Loan Party or (y) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 6.04;

(ii)                                  (A) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (B) any Restricted Subsidiary may liquidate or dissolve or change its legal form if Holdings determines in good faith that such action is in the best interests of Holdings, the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

(iii)                               any Restricted Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(iv)                              the Borrower may merge or consolidate with any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (w) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any State thereof or the District of Columbia, (x) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (y) each Loan Party other than the Borrower, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of, and grant of any Liens as security for, the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement and (z) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each

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stating that such merger or consolidation complies with this Agreement; provided further that (1) if such Person is not a Loan Party, no Default exists after giving effect to such merger or consolidation and (2) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided further that the Borrower agrees to use commercially reasonable efforts to provide any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act;

(v)                                 Holdings may merge or consolidate with any other Person, so long as no Event of Default exists after giving effect to such merger or consolidation; provided that (A) Holdings shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not Holdings or is a Person into which Holdings has been liquidated (any such Person, the “Successor Holdings”), (w) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (x) each Loan Party other than Holdings, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of and grant of any Liens as security for the Secured Obligations shall apply to the Successor Holdings’ obligations under this Agreement, (y) the Successor Holdings shall, immediately following such merger or consolidation, directly or indirectly own all Subsidiaries owned by Holdings immediately prior to such merger and (z) Holdings shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger or consolidation complies with this Agreement; provided further that if the foregoing requirements are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and the other Loan Documents; provided further that the Borrower agrees to use commercially reasonable efforts to provide any documentation and other information about the Successor Holdings as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act

(vi)                              any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12 and if the other party to such transaction is not a Loan Party, no Default exists after giving effect to such transaction;

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(vii)                           Holdings, the Borrower or any Restricted Subsidiary may effect the IPO Reorganization Transactions; and

(viii)                        any Restricted Subsidiary may effect a merger, dissolution, liquidation, consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05; provided that if the other party to such transaction is not a Loan Party, no Default exists after giving effect to the transaction.

(b)                       The Borrower will not, and Holdings and the Borrower will not permit any Restricted Subsidiary or Intermediate Parent to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Restricted Subsidiaries on the Closing Date and businesses reasonably related or ancillary thereto.

(c)                        Holdings and any Intermediate Parent will not conduct, transact or otherwise engage in any business or operations other than (i) (x) the ownership and/or acquisition of the Equity Interests of the Borrower and any Intermediate Parent and (y) in the case of Holdings, prior to an IPO, the Equity Interests of IPO Listco directly or indirectly and the Equity Interests of IPO Subsidiary indirectly through IPO Listco, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters, (iv) the performance of its obligations under and in connection with the Loan Documents, any documentation governing any Indebtedness or Guarantee permitted to be incurred or made by it under Article 6, the Holdings LLC Agreement, and the other agreements contemplated hereby, (v) any public offering of its common stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, (vi) any transaction that Holdings or any Intermediate Parent is permitted to enter into or consummate under Article 6 (including, but not limited to, the making of any Restricted Payment permitted by Section 6.08 or holding of any cash or Permitted Investments received in connection with Restricted Payments made in accordance with Section 6.08 pending application thereof in the manner contemplated by Section 6.04, the incurrence of any Indebtedness permitted to be incurred by it under Section 6.01 and the making of any Investment permitted to be made by it under Section 6.04), (vii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (viii) providing indemnification to officers and directors and as otherwise permitted in Section 6.09, (ix) activities incidental to the consummation of the Transactions, (x) activities reasonably incidental to the consummation of an IPO, including the IPO Reorganization Transactions and (xi) activities incidental to the businesses or activities described in clauses (i) to (x) of this paragraph.

(d)                       Holdings and any Intermediate Parent will not own or acquire any assets (other than Equity Interests as referred to in paragraph (c)(i) above, cash, Permitted Investments, loans and advances made by Holdings or any Intermediate Parent under Section 6.04(b) and intercompany Investments consisting of Indebtedness permitted to be made by it under Section 6.04) or incur any liabilities (other than liabilities as referred to in paragraph (c) above, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

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(e)                        Prior to the consummation of an IPO, neither IPO Shell Company will conduct, transact or otherwise engage in any business or operations other than (i) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (ii) participating in tax, accounting and other administrative matters, (iii) in the case of the IPO Listco, holding Equity Interests of the IPO Subsidiary, (iv) holding Equity Interests of Holdings, (v) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (vi) providing indemnification to officers and directors and as otherwise permitted in Section 6.09, (vii) activities incidental to the consummation of an IPO, including the IPO Reorganization Transactions and (viii) activities incidental to the businesses or activities described in clauses (i) to (vii) of this paragraph; provided that each IPO Shell Company shall cease to be a subsidiary of Holdings no later than the consummation of an IPO.

Section 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, make or hold any Investment, except:

(a)                       Permitted Investments;

(b)                       loans or advances to officers, directors and employees of Holdings, the Borrower and its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof or any Employee Holding Vehicle) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at any time not to exceed $5,000,000;

(c)                        Investments (i) by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary in any Loan Party (excluding any new Restricted Subsidiary that becomes a Loan Party pursuant to such Investment), (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is also not a Loan Party, (iii) by the Borrower or any Restricted Subsidiary (A) in any Restricted Subsidiary; provided that the aggregate amount of such Investments made by Loan Parties after the Closing Date in Restricted Subsidiaries that are not Loan Parties in reliance on this clause (iii)(A) (including any such Investments deemed to be made pursuant to Section 6.14) (together with the amount of Investments made in Restricted Subsidiaries (other than Regulated Subsidiaries) that are not Loan Parties pursuant to Section 6.04(h) and the amount of Investments and acquisitions made pursuant to Section 6.04(m)) shall not exceed the Non-Loan Party Investment Amount at the time of any such Investment, (B) in any Regulated Subsidiary in the form of short-term intercompany advances and Indebtedness, in each case made in the ordinary course of business to provide for working capital and other operational requirements of such Regulated Subsidiary, (C) in any Restricted Subsidiary that is not a Loan Party, constituting an exchange of Equity Interests of such Restricted Subsidiary for Indebtedness of such Subsidiary, (D) constituting Guarantees of Indebtedness or other monetary obligations of Restricted Subsidiaries that are not Loan Parties owing to any Loan Party or (E) constituting unsecured Guarantees of Trading

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Debt to the extent such Guarantees are permitted under Section 6.01(a)(iii), (iv) by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary in Restricted Subsidiaries that are not Loan Parties so long as such Investment is part of a series of simultaneous transactions that result in the proceeds of the initial transaction being invested in one or more Loan Parties or, if the proceeds were initially held by a non-Loan Party, in a Restricted Subsidiary that is not a Loan Party and (v) by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary in any Restricted Subsidiary that is not a Loan Party, consisting of the contribution of Equity Interests of any other Restricted Subsidiary that is not a Loan Party so long as the Equity Interests of the transferee Restricted Subsidiary is pledged to secure the Secured Obligations;

(d)                       Investments consisting of extensions of trade credit in the ordinary course of business;

(e)                        Investments (i) existing or contemplated on the date hereof and set forth on Schedule 6.04(e) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the date hereof by Holdings, the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that in each case the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 6.04(e) or as otherwise permitted by this Section 6.04;

(f)                         Investments in Swap Agreements permitted under Section 6.07;

(g)                        promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(h)                       Permitted Acquisitions; provided that the aggregate amount of consideration paid or provided by Holdings, any Intermediate Parent, the Borrower or any other Loan Party (including any Indebtedness incurred by any such Person to finance any portion of such consideration) after the Closing Date in reliance on this Section 6.04(h) (together with any Investments made in Subsidiaries that are not Loan Parties pursuant to Section 6.04(c)(iii)(A), Investments deemed to be made pursuant to Section 6.14 and the amount of Investments and acquisitions made pursuant to Section 6.04(m)) for Permitted Acquisitions (including the aggregate principal amount of all Indebtedness assumed in connection with Permitted Acquisitions) of any Restricted Subsidiary (other than a Regulated Subsidiary) that shall not be or, after giving effect to such Permitted Acquisition, shall not become, a Loan Party, shall not exceed the Non-Loan Party Investment Amount at such time;

(i)                           Investments made during the Pre-IPO Period (except for the formation of the IPO Shell Companies, which may occur prior to the Pre-IPO Period) that the Borrower, in good faith, determines are reasonably necessary to effectuate the IPO Reorganization Transactions;

(j)                          Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

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(k)                       Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l)                           loans and advances to Holdings (or any direct or indirect parent thereof) or any Intermediate Parent in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Section 6.08(a)(iv), (v), (vi), (vii) or (viii);

(m)                   so long as immediately after giving effect to any such Investment or acquisition no Default shall have occurred and be continuing, other Investments and other acquisitions; provided that at the time any such Investment (including any such Investments deemed to be made pursuant to Section 6.14) or other acquisition is made, the aggregate outstanding amount of all Investments made in reliance on this clause (m) (including all such Investments deemed made pursuant to Section 6.14), Investments made in Subsidiaries that are not Loan Parties pursuant to Section 6.04(c)(iii)(A) and Investments made in Restricted Subsidiaries (other than Regulated Subsidiaries) that are not Loan Parties pursuant to Section 6.04(h), together with the aggregate amount of all consideration paid in connection with all other acquisitions made in reliance on this clause (m) (including the aggregate principal amount of all Indebtedness assumed in connection with any such other acquisition), shall not exceed the Non-Loan Party Investment Amount at the time of any such Investment or acquisition;

(n)                       advances of payroll payments to employees in the ordinary course of business;

(o)                       Investments and other acquisitions to the extent that payment for such Investments is made solely with Qualified Equity Interests (excluding Cure Amounts) of Holdings (or any direct or indirect parent thereof or the IPO Entity);

(p)                       Investments of a Subsidiary acquired after the Closing Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section and Section 6.03 after the Closing Date (other than existing Investments in subsidiaries of such Subsidiary or Person, which must comply with the requirements of Section 6.04(h) or 6.04(m)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q)                       Investments made or acquired in the ordinary course trading activities of the Borrower and its Restricted Subsidiaries;

(r)                          non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired; and

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(s)                         Investments in any Foreign Subsidiary made for the purposes of providing such Foreign Subsidiary the necessary capital to comply with any capital or margin requirements of a Regulatory Supervisory Organization; provided that the aggregate outstanding amount of Investments made pursuant to this clause shall not exceed $25,000,000 at any time.

Section 6.05.  Asset Sales.  Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will Holdings or the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to Holdings, the Borrower or a Restricted Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition”), except:

(a)                       Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of Holdings, any Intermediate Parent, the Borrower and its Restricted Subsidiaries;

(b)                       Dispositions of inventory and other assets in the ordinary course of business;

(c)                        Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)                       Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(e)                        Dispositions permitted by Section 6.03 (other than Section 6.03(a)(viii)), Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.08 and Liens permitted by Section 6.02;

(f)                         Dispositions of property acquired by Holdings, the Borrower or any of its Restricted Subsidiaries after the Closing Date pursuant to sale-leaseback transactions permitted by Section 6.06;

(g)                        Dispositions of Permitted Investments;

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(h)                       Dispositions of accounts receivable in connection with the collection or compromise thereof;

(i)                           leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and that do not materially interfere with the business of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole;

(j)                          transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(k)                       Dispositions of property to Persons other than Restricted Subsidiaries (including the sale or issuance of Equity Interests of a Restricted Subsidiary) not otherwise permitted under this Section 6.05; provided that (i) the aggregate amount of consideration received from Dispositions made in reliance on this clause (k) shall not exceed $100,000,000, (ii) no Default shall exist at the time of, or would result from, such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default existed or would have resulted from such Disposition) and (iii) with respect to any Disposition pursuant to this clause (k) for a purchase price in excess of $5,000,000, Holdings, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, however, that for the purposes of this clause (iii), (A) any liabilities (as shown on the most recent balance sheet of Holdings provided hereunder or in the footnotes thereto) of Holdings, the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings, any Intermediate Parent, the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities received by Holdings, any Intermediate Parent, the Borrower or such Restricted Subsidiary from such transferee that are converted by Holdings, any Intermediate Parent, the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash and (C) any Designated Non-Cash Consideration received by Holdings, any Intermediate Parent, the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (k) that is at that time outstanding, not in excess of $20,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(l)                           Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m)                   Dispositions of assets listed on Schedule 6.05;

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(n)                       Dispositions of non-core assets acquired in a Permitted Acquisition; provided that (i) such assets were identified to the Administrative Agent in writing as non-core assets within thirty days of the time that the applicable Permitted Acquisition was consummated and (ii) such Disposition is consummated within one year after the date on which the applicable Permitted Acquisition was consummated;

(o)                       Dispositions of securities, Swap Agreements and other financial instruments as part of the ordinary course trading business of the Borrower and its Restricted Subsidiaries; and

(p)                       Dispositions made during the Pre-IPO Period that the Borrower, in good faith, determines are reasonably necessary to effectuate the IPO Reorganization Transactions;

provided that any Disposition of any property pursuant to this Section 6.05 (except pursuant to Section 6.05(e) and except for Dispositions by a Loan Party to another Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition.

Section 6.06.  Sale and Leaseback Transactions.  Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 270 days after the Borrower or such Restricted Subsidiary, as applicable, acquires or completes the construction of such fixed or capital asset; provided that, if such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 6.01 and any Lien made the subject of such Capital Lease Obligation is permitted by Section 6.02.

Section 6.07.  Swap Agreements.  Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, enter into any Swap Agreement, except (a) (i) Swap Agreements entered into to hedge or mitigate risks to which Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of shares of capital stock or other Equity Interests of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary) and (ii) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary; provided that any Swap Agreement entered into pursuant to this clause (a) shall be entered into in the ordinary course of business and not for speculative purposes and (b) Swap Agreements entered into in the ordinary course trading business of the Borrower or any Restricted Subsidiary.

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Section 6.08.  Restricted Payments; Certain Payments of Indebtedness.

(a)                       Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i)                                     each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary;

(ii)                                  Holdings, any Intermediate Parent, the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(iii)                               [Reserved];

(iv)                              repurchases of Equity Interests in Holdings (or Restricted Payments by Holdings to allow repurchases of Equity Interests in any direct or indirect parent of Holdings), the Borrower or any Restricted Subsidiary deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(v)                                 Holdings may redeem, acquire, retire or repurchase its Equity Interests (or any options or warrants or stock appreciation rights issued with respect to any of such Equity Interests) (or make Restricted Payments to allow any of Holdings’ direct or indirect parent companies or any Employee Holding Vehicle to so redeem, retire, acquire or repurchase Equity Interests of Holdings or such entity) held by current or former officers, managers, consultants, directors and employees or their permitted transferees (or their respective estates, executors, trustees, administrators, heirs, legatees or distributes) of Holdings (or any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries, or held by any Employee Holding Vehicle for the benefit of any of the foregoing, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement, in an aggregate amount after the Closing Date together with the aggregate amount of loans and advances to Holdings made pursuant to Section 6.04(l) in lieu of Restricted Payments permitted by this clause (v) not to exceed $15,000,000 in any calendar year with unused amounts in any calendar year (including in any event the aggregate unused amount of carry-forward under the Existing Credit Agreement) being carried over to succeeding calendar years subject to a maximum of $30,000,000 in any calendar year (without giving effect to the following proviso); provided that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life

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insurance policies received by the Borrower or its Restricted Subsidiaries after the Closing Date and not previously applied pursuant to this clause (v);

(vi)                              so long as the Borrower and Holdings are each treated as a pass-through or disregarded entity (a “Flow-Through Entity”) for U.S. federal and state income tax purposes, Borrower may make distributions to Holdings and Holdings may make distributions to its members for Permitted Tax Distributions at such times and with respect to such periods as Tax Distributions (as defined in the Holdings LLC Agreement) are required to be made or designated pursuant to the Holdings LLC Agreement; provided that after an IPO, if Holdings is not a Flow-Through Entity, so long as Borrower is a Flow-Through Entity, Borrower may make Permitted Tax Distributions to Holdings on a quarterly basis and at the end of a Taxable Year (with the determination of the Permitted Tax Distributions to be made by substituting Borrower for Holdings in the applicable definitions); provided further that Restricted Payments under this clause (vi) in respect of any taxes attributable to the income of any Unrestricted Subsidiaries of the Borrower may be made only to the extent that such Unrestricted Subsidiaries have made cash payments for such purpose to the Borrower or its Restricted Subsidiaries;

(vii)                           any Intermediate Parent, the Borrower and the Restricted Subsidiaries may make Restricted Payments in cash to Holdings and any Intermediate Parent and, where applicable, Holdings and such Intermediate Parent may make Restricted Payments in cash:

(A)                                    the proceeds of which shall be used by Holdings or any Intermediate Parent to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount together with the aggregate amount of loans and advances to Holdings made pursuant to Section 6.04(l) in lieu of Restricted Payments permitted by this clause (a)(vii)(A) not to exceed (x) $2,000,000 in any fiscal year occurring prior to the year in which an IPO occurs and (y) $4,000,0000 in any fiscal year occurring in the year in which an IPO occurs and in each fiscal year thereafter plus, in each case, any reasonable and customary indemnification claims made by directors or officers of Holdings (or any parent thereof) attributable to the ownership or operations of Holdings and the Restricted Subsidiaries or otherwise payable by Holdings pursuant to the Holdings LLC Agreement and (2) fees and expenses (x) due and payable by any of the Restricted Subsidiaries and (y) otherwise permitted to be paid (but not paid) by such Restricted Subsidiary under this Agreement;

(B)                                    the proceeds of which shall be used by Holdings or any Intermediate Parent to pay franchise taxes and other fees, taxes and expenses required to maintain its organizational existence;

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(C)            the proceeds of which shall be used by Holdings to make Restricted Payments permitted by Section 6.08(a)(iv) or Section 6.08(a)(v);

(D)            to finance any Investment permitted to be made pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings or any Intermediate Parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to Section 6.04(b)) to be contributed to the Borrower or the Restricted Subsidiaries or (2) the Person formed or acquired to merge into or consolidate with the Borrower or any of the Restricted Subsidiaries (to the extent such merger or consolidation is permitted under Section 6.03) in order to consummate such Investment, in each case in accordance with the requirements of Sections 5.11 and 5.12;

(E)            the proceeds of which shall be used to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses related to any equity or debt offering permitted by this Agreement; and

(F)             the proceeds of which shall be used to make payments permitted by clause (b)(iv) of this Section 6.08;

(viii)        in addition to the foregoing Restricted Payments and so long as (x) no Default shall have occurred and be continuing or would result therefrom and (y) the Borrower would be in compliance with the covenants set forth in Sections 6.12 and 6.13 on a Pro Forma Basis as of the end of the most recent Test Period for which financial statements are available (after giving Pro Forma Effect to such additional Restricted Payments), the Borrower and any Intermediate Parent may make additional Restricted Payments to any Intermediate Parent and Holdings the proceeds of which may be utilized by Holdings to make additional Restricted Payments or by Holdings or any Intermediate Parent to make any payments in respect of any Permitted Holdings Debt, in an aggregate amount, together with the aggregate amount of (1) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings made pursuant to Section 6.08(b)(iv) and (2) loans and advances made pursuant to Section 6.04(l) in lieu of Restricted Payments permitted by this clause (viii), not to exceed (x) $25,000,000 plus (y) at any time on or after the 2013 Third Quarter Financial Statements Delivery Date, the aggregate amount of the Net Proceeds of the issuance of, or contribution in respect of existing, Qualified Equity Interests, in each case to the extent contributed to the Borrower as cash common equity after the Closing Date (other than any such issuance or contribution made pursuant to Section 7.02 or any issuance to or contribution from a Restricted Subsidiary) that are Not Otherwise Applied plus (z) at any time on or after the 2013 Third Quarter

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Financial Statements Delivery Date, the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied;

(ix)          redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(x)           Restricted Payments made during the Pre-IPO Period that the Borrower, in good faith, determines are reasonably necessary to effectuate the IPO Reorganization Transactions; and

(xi)          in addition to the foregoing Restricted Payments, on the Closing Date, the Borrower and any Intermediate Parent may make additional Restricted Payments to any Intermediate Parent and Holdings the proceeds of which may be utilized by Holdings to make additional Restricted Payments; provided that the aggregate amount of all such Restricted Payments made pursuant to this clause (xi) shall not exceed $100,000,000.

(b)        Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i)            payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;

(ii)           refinancings of Indebtedness to the extent permitted by Section 6.01;

(iii)          the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parent companies or any Intermediate Parent; and

(iv)          so long as (x) no Default shall have occurred and be continuing or would result therefrom and (y) the Borrower would be in compliance with the covenants set forth in Sections 6.12 and 6.13 on a Pro Forma Basis as of the end of the most recent Test Period for which financial statements are available (after giving Pro Forma Effect to such prepayments, redemptions, purchases, defeasances and other payments), prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their

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scheduled maturity in an aggregate amount, together with the aggregate amount of (1) Restricted Payments made pursuant to clause (a)(viii) and (2) loans and advances made pursuant to Section 6.04(l) in lieu thereof not to exceed the sum of (x) $25,000,000 plus (y) at any time on or after the 2013 Third Quarter Financial Statements Delivery Date, the amount of the Net Proceeds of issuances of, or contributions in respect of existing, Qualified Equity Interests, in each case to the extent contributed to the Borrower as cash common equity after the Closing Date (other than any such issuance or contribution made pursuant to Section 7.02 or any issuance to or contribution from a Restricted Subsidiary) that are Not Otherwise Applied plus (z) at any time on or after the 2013 Third Quarter Financial Statements Delivery Date, the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied.

Section 6.09.  Transactions with Affiliates.  Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or any Intermediate Parent to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions with Holdings, the Borrower, any Intermediate Parent or any Restricted Subsidiary, (b) on terms substantially as favorable to Holdings, the Borrower, such Intermediate Parent or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) in connection with the IPO Reorganization Transactions, that the Borrower, in good faith, determines are reasonably necessary to effectuate the IPO Reorganization Transactions, (d) issuances of Equity Interests of Holdings to the extent otherwise permitted by this Agreement, (e) employment and severance arrangements between Holdings, the Borrower, any Intermediate Parent and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business (including loans and advances pursuant to Sections 6.04(b) and 6.04(n)), (f) payments by Holdings (and any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent thereof), any Intermediate Parent, the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, to the extent payments are permitted by Section 6.08, (g) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings, the Borrower, any Intermediate Parent and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries, (h) transactions pursuant to any permitted agreements in existence or contemplated on the Closing Date and set forth on Schedule 6.09 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (i) Restricted Payments permitted under Section 6.08 and (j) customary payments by Holdings, any Intermediate Parent, the Borrower and any Restricted Subsidiaries to the Sponsor made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of Holdings in good faith.

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Section 6.10.  Restrictive Agreements.  Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings, any Intermediate Parent, the Borrower or any other Subsidiary Loan Party to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations or (b) the ability of any Restricted Subsidiary that is not a Loan Party to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Restricted Subsidiary or to Guarantee Indebtedness of any Restricted Subsidiary; provided that the foregoing clauses (a) and (b) shall not apply to any such restrictions that (i)(x) exist on the date hereof and (to the extent not otherwise permitted by this Section 6.10) are listed on Schedule 6.10 and (y) any renewal or extension of a restriction permitted by clause (i)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, (ii)(x) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary and (y) any renewal or extension of a restriction permitted by clause (ii)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, (iii) represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 6.01, (iv) are customary restrictions that arise in connection with any Disposition permitted by Section 6.05 applicable pending such Disposition solely to the assets subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.04, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01 but solely to the extent any negative pledge relates to the property financed by or securing such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing), (vii) are imposed by Requirements of Law, (viii) are customary restrictions contained in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (ix) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 6.01(a)(v) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (x) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, (xi) are customary provisions restricting assignment of any license, lease or other agreement, (xii) are restrictions on cash (or Permitted Investments) or deposits imposed by customers under contracts entered into in the ordinary course of business (or otherwise constituting Permitted Encumbrances on such cash or Permitted Investments or deposits) or (xiii) are customary net worth provisions contained in real property leases or licenses of intellectual property entered into by the Borrower or any Restricted Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its subsidiaries to meet their ongoing obligations under the Loan Documents.

Section 6.11.  Amendment of Junior Financing.  Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or any Intermediate Parent

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to, amend, modify, waive, terminate or release the documentation governing any Junior Financing, in each case if the effect of such amendment, modification, waiver, termination or release is materially adverse to the Lenders.

Section 6.12.  Interest Coverage Ratio.  Holdings will not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower, beginning with the four fiscal quarter period ended December 31, 2013, to be less than 3.00:1.00.

Section 6.13.  Total Net Leverage Ratio.  Holdings will not permit the Total Net Leverage Ratio as of the last day of any fiscal quarter of the Borrower, beginning with December 31, 2013, to exceed 2.75:1.00.

Section 6.14.  Equity Interests.

(a)        Holdings and the Borrower will not permit any Restricted Subsidiary or any Intermediate Parent to be a non-Wholly Owned Subsidiary and be released from its Guarantee (if applicable), except (x) as a result of a Disposition of Equity Interests of such Subsidiary to a Person other than Holdings, any Intermediate Parent, the Borrower or any other Restricted Subsidiary that is permitted by the other terms of this Agreement or an Investment in any Person permitted under Section 6.04; provided that (i) no Default has occurred or is continuing on the date of such release or would result immediately after giving effect to such release, and the Administrative Agent has been furnished with a certificate of a Financial Officer confirming satisfaction of such condition, (ii) after such release is effected, such Restricted Subsidiary shall thereafter be treated as a Restricted Subsidiary that is not a Loan Party for purposes of this Agreement, (iii) the fair market value of such Restricted Subsidiary immediately after the release of such Guarantee, as reasonably determined by a Financial Officer, is deemed to be an Investment by a Loan Party on the date of such release in a Subsidiary that is not a Loan Party for purposes of either Section 6.04(c) or 6.04(m), as designated by Holdings to the Administrative Agent prior to such release, (iv) such Investment is permitted under such designated section, (v) after giving effect to such transaction on a Pro Forma Basis, not more than 10% of Consolidated EBITDA for the most recently ended Test Period for which financial statements are available shall be attributable to such Restricted Subsidiary together with all other Restricted Subsidiaries (or any successors thereto) that were released from being Loan Parties pursuant to the provisions of Sections 6.14(a) and 6.14(b) and (vi) the Borrower shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement or (y) so long as such Restricted Subsidiary continues to be a Subsidiary Loan Party, in which case the release provisions of Section 9.14 will not apply.

(b)        Holdings may notify the Administrative Agent that it wishes to obtain the release of the Guarantee of, and grants of Liens by, any Subsidiary Loan Party under the Security Documents (any Subsidiary in respect of which such a release is given, a “Released Subsidiary”), and the Administrative Agent will, and is hereby authorized to, promptly release such Guarantee and grants of Liens of such Subsidiary Loan Party pursuant to a written notification thereof given to Holdings; provided that (i) no Default has occurred or is continuing on the date of such request or would result immediately

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after giving effect to such release, and the Administrative Agent has been furnished with a certificate of a Financial Officer confirming satisfaction of such condition, (ii) after such release is effected, such Restricted Subsidiary shall thereafter be treated as a Restricted Subsidiary that is not a Loan Party for purposes of this Agreement, (iii) the fair market value of such Released Subsidiary immediately after the release of such Guarantee, as reasonably determined by a Financial Officer, is deemed to be an Investment by a Loan Party on the date of such release in a Subsidiary that is not a Loan Party for purposes of either Section 6.04(c) or 6.04(m), as designated by Holdings to the Administrative Agent prior to such release, (iv) such Investment is permitted under such designated section, (v) after giving effect to such transaction on a Pro Forma Basis, not more than 10% of Consolidated EBITDA for the most recently ended Test Period for which financial statements are available shall be attributable to such Restricted Subsidiary together with all other Restricted Subsidiaries (or any successors thereto) that were released from being Loan Parties pursuant to the provisions of Sections 6.14(a) and 6.14(b) and (vi) the Borrower shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.

Section 6.15.  Changes in Fiscal Periods.  Neither Holdings nor the Borrower will make any change in fiscal year; provided, however, that Holdings and the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

ARTICLE 7
EVENTS OF DEFAULT

Section 7.01.  Events of Default.  If any of the following events (any such event, an “Event of Default”) shall occur:

(a)        any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)        any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)        any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any of its Restricted Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

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(d)        Holdings, the Borrower or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02, 5.04 (with respect to the existence of Holdings, the Borrower or such Restricted Subsidiaries), 5.10 or in Article 6 (other than Section 6.09); provided that any Event of Default under Sections 6.12 and 6.13 is subject to the cure period provided in Section 7.02;

(e)        Holdings, the Borrower or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f)        Holdings, the Borrower or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g)        any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) Trading Debt (it being understood that paragraph (f) of this Section will apply to any failure to make any payment in respect of any Trading Debt) or (iii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event);

(h)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of Holdings, the Borrower or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)         Holdings, the Borrower or any other Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or

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petition described in paragraph (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j)         one or more enforceable judgments for the payment of money in an aggregate amount in excess of $15,000,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) shall be rendered against Holdings, the Borrower and any of its Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of any such Loan Party that are material to the businesses and operations of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, to enforce any such judgment;

(k)        (i) an ERISA Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(l)         any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation statements, (iii) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (iv) as a result of acts or omissions of the Administrative Agent or any Lender;

(m)      any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party party thereto or subject thereto other than as expressly permitted hereunder or thereunder;

(n)        any Guarantee of the Loan Document Obligations by any Loan Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

(o)        a Change in Control shall occur;

(p)        [Reserved];

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(q)        [Reserved];

(r)         one or more Regulated Subsidiaries shall become subject to regulatory restrictions on its business as a result of falling below capital early warning levels and such restrictions are material and adverse to the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole; or

(s)        any disqualification of the Borrower or Holdings from owning any Regulated Subsidiary which disqualification remains in effect and unwaived for a period of 30 days from receipt of notification thereof by the Borrower or Holdings; provided, however that if the Borrower or Holdings becomes the subject of a waiver application within such 30 day period, then such disqualification shall not constitute an Event Of Default for so long as such waiver application has not been denied;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 7.02.  Right to Cure.

(a)        Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower and the Restricted Subsidiaries fail to comply with the requirements of either Financial Performance Covenant as of the last day of any fiscal quarter of the Borrower, then at any time after the beginning of such fiscal quarter until the expiration of the 10th day subsequent to the earlier of (i) the date on which a Compliance Certificate with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) is delivered in accordance with Section 5.01(d) and (ii) the date on which the financial statements with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, Holdings shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to the capital of Holdings as cash common equity or other Qualified Equity Interests (which Holdings shall contribute through its Subsidiaries of which the Borrower is a Subsidiary to the Borrower as cash common equity) (collectively, the “Cure Right”), and upon the receipt

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by the Borrower of the Net Proceeds of such issuance that are Not Otherwise Applied (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustment:

(i)            Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Performance Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)           if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Borrower and its Restricted Subsidiaries, in each case, with respect to such fiscal quarter only), the Borrower and its Restricted Subsidiaries shall then be in compliance with the requirements of the Financial Performance Covenants, the Borrower and its Restricted Subsidiaries shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for the purposes of this Agreement;

provided that the Borrower shall have notified the Administrative Agent of the exercise of such Cure Right within five (5) Business Days of the issuance of the relevant Qualified Equity Interests for cash or the receipt of the cash contributions by Holdings.

(b)        Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of the Borrower there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the life of this Agreement, the Cure Right shall not be exercised more than four times and (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenants and any amounts in excess thereof shall not be deemed to be a Cure Amount.  Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining any financial ratio based conditions or any available basket under Article 6 of this Agreement.

ARTICLE 8
ADMINISTRATIVE AGENT AND COLLATERAL AGENT

Each Lender hereby irrevocably appoints the Administrative Agent its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to it by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The Administrative Agent shall also act as the “collateral agent” under the Loan Documents (and for purposes of this Article 8, the Administrative Agent acting in its capacity as such and acting in its

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capacity as collateral agent shall be referred to collectively as the “Agent” or the “Agents”), and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent hereunder for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article 8 and Article 9 (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender. In the event that any obligations (other than the Secured Obligations) are permitted to be incurred hereunder and secured by Liens permitted to be incurred hereunder on all or a portion of the Collateral, each Lender authorizes each Agent to enter into intercreditor agreements, subordination agreements and amendments to the Security Documents to reflect such arrangements on terms acceptable to such Agent.

The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided that neither Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable

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for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity.  Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien purported to be created by the Security Documents, (vi) the value or the sufficiency of any Collateral, (vii) the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Secured Obligations or as to the use of the proceeds of the Loans, (viii) the properties, books or records of any Loan Party, (ix) the existence or possible existence of any Event of Default or Default or (x) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time upon 30 days’ notice to the Lenders and the Borrower.  If the Administrative Agent becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or

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appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment and the Administrative Agent is not performing its role hereunder as Administrative Agent, then the Administrative Agent may be removed as the Administrative Agent hereunder at the request of the Borrower and the Required Lenders.  Upon receipt of any such notice of resignation or upon such removal, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) (provided that no consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges and represents and warrants that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder. Neither Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any investigation or any appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and neither Agent shall have any responsibility with respect to the accuracy or completeness of any information provided to Lenders.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative

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Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to each Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due such Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective, or for any other reason), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 2.15 and without limiting any obligation of the Borrower to do so pursuant to such Section) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article 8.  The agreements in this Article 8 shall survive the resignation and/or

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replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents.  Without limitation of the foregoing, the Lead Arranger in its capacity as such shall not, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, any Loan Party or any other Person.

ARTICLE 9
MISCELLANEOUS

Section 9.01.  Notices.

(a)        Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i)            if to Holdings, the Borrower or the Administrative Agent, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii)           if to any Lender, to it at its address (or fax number, telephone number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)        Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by

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the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)        The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)        Public Lenders. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

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(e)        Change of Address, Etc.  Each of Holdings, the Borrower and the Administrative Agent may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto.  Each Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(f)        Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

Section 9.02.  Waivers; Amendments.

(a)        No failure or delay by the Administrative Agent or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.  No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b)        Except as provided in Section 2.18 with respect to any Incremental Revolving Facility Amendment or Incremental Term Facility Amendment (including to provide for provisions relating to the issuance of letters of credit and swingline loans and provisions with respect to “defaulting lenders”), Section 2.19 with respect to any

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Refinancing Amendment or Section 6.15 with respect to a change in the fiscal year of Holdings and the Borrower, neither this Agreement nor any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of Total Leverage Ratio, Total Net Leverage Ratio or in the component definitions thereof shall not constitute a reduction of interest or fees), provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.11(c), (iii) postpone the maturity of any Loan, or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.08 or the applicable Refinancing Amendment, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of the Lenders holding a Majority in Interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) change any of the provisions of this Section without the written consent of each Lender directly and adversely affected thereby, (vi) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vii) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Guarantee Agreement) without the written consent of each Lender (except as expressly provided in the Security Documents), (viii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (ix) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a Majority in Interest of the outstanding Loans and unused Commitments of each affected Class, or (x) change the rights of the Term Lenders to decline mandatory prepayments as provided in Section 2.09 or the rights of any Additional Lenders of any Class to decline mandatory prepayments of Term Loans of such Class as provided in the applicable Refinancing Amendment, without the written consent of a Majority in Interest of the Term Lenders or Additional Lenders of such Class, as applicable; provided further that (A) no such agreement shall amend, modify or

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otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent and (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.  Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion and (b) guarantees, collateral security documents and related documents executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(c)        In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (iv), (ix) or (x) of paragraph (b) of this Section, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.09(a)(i)) from the Eligible Assignee (to the extent of such

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outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d)        Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender (other than an Affiliated Debt Fund) hereby agrees that, if a proceeding under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Secured Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Secured Obligations held by Lenders that are not Affiliates of the Borrower.

Section 9.03.  Expenses; Indemnity; Damage Waiver.

(a)        The Borrower shall pay (i) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Administrative Agent, the Lead Arranger and their Affiliates (without duplication), including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each applicable jurisdiction (exclusive of any reasonably necessary special counsel) for the Administrative Agent and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel per affected party, and any other counsel retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed), in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not successful) and (ii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent and the Lenders, in connection with the enforcement or protection of any rights or remedies (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section or (B) in connection with the Loans made hereunder, including all such out-of pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that such counsel shall be limited to one lead counsel and such local counsel (exclusive of any reasonably necessary special counsel) as may reasonably be deemed necessary by the Administrative Agent in each relevant jurisdiction and, in the case of an actual or reasonably perceived conflict of

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interest, one additional counsel per affected party, and any other counsel retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed).

(b)        The Borrower shall indemnify the Administrative Agent, each Lender, the Lead Arranger and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses of any counsel for any Indemnitee (provided that such counsel shall be limited to one lead counsel and such local counsel (exclusive of any reasonably necessary special counsel) as may reasonably be deemed necessary by the Indemnitees in each relevant jurisdiction and, in the case of an actual or perceived conflict of interest, one additional counsel per affected party), incurred by or asserted against any Indemnitee by any third party or by the Borrower, Holdings or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, Holdings or any Subsidiary and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (x) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) resulted from a material breach of the Loan Documents by such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (z) arise from disputes between or among Indemnitees that do not involve an act or omission by Holdings, the Borrower or any Restricted Subsidiary, except that the Administrative Agent and the Lead Arranger shall be indemnified in their capacities as such with respect to any dispute under this clause (z).

(c)        To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Lead Arranger under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Lead Arranger, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Lead Arranger in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Term Loans and unused Commitments at such time.  The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

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(d)        To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee (i) for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)        All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

Section 9.04.  Successors and Assigns.

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        (i) Subject to the conditions set forth in paragraphs (b)(ii) and (f) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) to any Lender or an Affiliate of any Lender, (y) to an Approved Fund or (z) (1) prior to the earlier of the date upon which a “successful syndication” of the term facility provided hereunder is achieved (as notified by the Administrative Agent to the Borrower) and the day that is 30 days following the Closing Date, if an Event of Default has occurred and is continuing and (2) thereafter, if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing; provided further that if any such purported assignment is to a Competitor (other than any

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such assignment to the Lead Arranger (or any Affiliate of the Lead Arranger) for the purpose of facilitating bona fide trades of Term Loans to entities that are not Disqualified Lenders), the Borrower may unreasonably withhold its consent; and provided further that the Borrower shall have the right to withhold its consent to any assignment if in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority and (B) the Administrative Agent.  Notwithstanding anything in this Section 9.04 to the contrary, if the consent of the Borrower is required by this paragraph with respect to any assignment and the Borrower has not given the Administrative Agent written notice of its objection to such assignment within ten (10) days after written notice to the Borrower, the Borrower shall be deemed to have consented to such assignment.

(ii)           Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (and integral multiples thereof), unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed by the Administrative Agent, manually, in each case together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive such processing and recordation fee; provided further that assignments made pursuant to Section 2.17(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.15(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in

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each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.13, 2.14, 2.15 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.15(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)          The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

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(c)        (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons other than a natural person, any VV Holder, any Affiliate of Vincent Viola (including any trust established for the benefit of his spouse or children) a Disqualified Lender, Holdings, any Intermediate Parent, the Borrower or any of the Borrower’s Subsidiaries (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant.  Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the obligations and limitations of such Sections, including Section 2.15(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii)           Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(iii)          A Participant shall not be entitled to receive any greater payment under Section 2.13 or Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(d)        Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a

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Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)        Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement (other than with respect to an Incremental Revolving Commitment or any loan thereunder) to the Sponsor or any of its Affiliates (other than Holdings, any Intermediate Parent, the Borrower or any of their respective subsidiaries, any VV Holder, any Affiliate of Vincent Viola (including any trust established for the benefit of his spouse or children) or any natural person) subject to the following limitations:

(i)            Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article 2; provided, however, that the foregoing provisions of this clause (i) will apply to any Affiliated Debt Fund only to the extent that the Administrative Agent has determined in good faith that affording such rights to such Affiliate Debt Fund during a period or in connection with a matter or matters being considered by Lenders would be inadvisable in light of such Affiliated Debt Fund’s status as an Affiliated Lender (in which case the Administrative Agent will promptly notify such Affiliated Debt Funds that are Lenders of such determination);

(ii)           for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 9.02), or, subject to Section 9.02(d), any plan of reorganization pursuant to the U.S. Bankruptcy Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the U.S. Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code; provided that Affiliated Debt Funds will not be subject to such voting limitations and will be entitled to vote as any other Lender; and

(iii)          the aggregate principal amount of Term Loans purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 20% of the principal amount of all Term Loans outstanding at the time of any such assignment plus the principal amount of all term loans outstanding at such time that were made pursuant to an Incremental Term Facility.

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(f)                                   Notwithstanding anything in Section 9.02 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document:

(i)                                     all Term Loans held by any Affiliated Lenders that are not Affiliated Debt Funds shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and

(ii)                                  all Term Loans held by Affiliated Debt Funds may not account for more than 50% of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 9.02.

Section 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.13, 2.14, 2.15, 9.03, 9.08 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

Section 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, the Existing Lenders Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by

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facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as reasonably possible to that of the invalid, illegal or unenforceable provisions.

Section 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although (i) such obligations may be contingent or unmatured and (ii) such obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness.  The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and its Affiliates may have.

Section 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                 This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b)                                 Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to

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bring any action or proceeding relating to any Loan Document against Holdings or the Borrower or their respective properties in the courts of any jurisdiction.

(c)                                  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10.  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12.  Confidentiality.

(a)                                 Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors and numbering, administration and settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent or the relevant Lender to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent or the relevant Lender, as applicable), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process; provided that solely to the extent permitted by law and other than in

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connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding; provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of Holdings, (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (v) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), (vi) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information or (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings or the Borrower.  In addition, the Administrative Agent and the Lead Arranger may disclose the existence of this Agreement and information about this Agreement (other than any Information) to market data collectors and similar services providers to the lending industry to the extent reasonably required by such market data collectors or service providers to enable such party to receive league table credit for such party’s role in connection with this Agreement and the Transactions. For the purposes hereof, “Information” means all information received from Holdings or the Borrower relating to Holdings, the Borrower, any other Subsidiary or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings, the Borrower or any Subsidiary; provided that, in the case of information received from Holdings, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)                                 EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

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(c)                                  ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13.  USA Patriot Act.  Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA Patriot Act.

Section 9.14.  Release of Liens and Guarantees.

(a)                                 A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, (1) upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary (including pursuant to a merger with a Subsidiary that is not a Loan Party or designation as an Unrestricted Subsidiary), (2) upon the request of the Borrower in connection with a transaction permitted under Section 6.14(a), as a result of which such Subsidiary Loan Party ceases to be a Wholly Owned Subsidiary or (3) upon the request of the Borrower, if permitted pursuant to Section 6.14(b).  Upon any sale or other transfer by any Loan Party (other than to Holdings, the Borrower or any Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or the release of Holdings or any Subsidiary Loan Party from its Guarantee under the Guarantee Agreement pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents or such guarantee shall be automatically released.  Upon termination of the aggregate Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations), all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released.  In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the

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Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.

(b)                                 The Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iv).

(c)                                  Each of the Lenders irrevocably authorizes the Administrative Agent to provide any release or evidence of release, termination or subordination contemplated by this Section 9.14.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Document and this Section 9.14.

Section 9.15.  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Lead Arranger are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Lead Arranger, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Lenders and the Lead Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings, any of their respective Affiliates or any other Person and (B) none of the Administrative Agent, the Lenders and the Lead Arranger has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and the Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Administrative Agent, the Lenders and the Lead Arranger has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and the Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.16.  Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the

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Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

Section 9.17.  Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent.  The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 9.18.  Marshalling; Payments Set Aside.  Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Secured Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent, on behalf of Lenders), or the Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 9.19.  Margin Stock; Collateral.  Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any margin stock (within the meaning of Regulation U of the Board of Governors) as collateral in the extension or maintenance of the credit provided in this Agreement.

155

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VFH PARENT LLC

By:	/s/ Douglas A. Cifu
Name: Douglas A. Cifu
Title: President and Chief Operating Officer

VIRTU FINANCIAL LLC

By:	/s/ Douglas A. Cifu
Name: Douglas A. Cifu
Title: President and Chief Operating Officer

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender and as Administrative Agent,

By:	/s/ Doreen Barr
Name: Doreen Barr
Title: Authorized Signatory

By:	/s/ Alex Verdone
Name: Alex Verdone
Title: Authorized Signatory

Schedule 1.01

Part A

Disqualified Lenders

1.              All Options International Holding B.V.

2.              Allston Trading, LLC

3.              AQR Capital Management, LLC

4.              Athena Capital Research LLC

5.              Automat

6.              Blue Fire Capital, LLC

7.              Breakwater Capital LLC

8.              Buttonwood Group Trading LLC

9.              Chopper Trading LLC

10.       Citadel LLC

11.       CTC Holdings, L.P.

12.       D. E. Shaw & Co., L.P.

13.       DRW Holdings, LLC

14.       Final

15.       Flow Traders Holding B.V

16.       Gelber Group, LLC.

17.       Hard Eight Futures LLC

18.       Headlands Capital Management LLC

19.       Hudson River Trading LLC

20.       IMC Asset Management B.V.

21.       Infinium Capital Management LLC

22.       Interactive Brokers Group, Inc.

23.       International Algorithmic Trading GmbH

24.       Jane Street Capital, L.L.C.

25.       Jump Trading, LLC

26.       KCG Holdings, Inc.

27.       Millennium Management LLC

28.       Optiver Holding BV

29.       PEAK6 Investments, L.P.

30.       Quantlab Financial, LLC

31.       Renaissance Technologies Corp

32.       RGM Advisors, LLC

33.       Ronin Capital, LLC

34.       RSJ a.s.

35.       S.A.C. Capital Advisors, LP

36.       Simplex Investments

37.       Sun Trading LLC

38.       Susquehanna International Group, LLP

39.       Teza Technologies LLC

40.       Tibra Trading

41.       Timber Hill

42.       Tower Research Capital LLC

43.       Tradebot Systems, Inc.

44.       Tradeworx

45.       Trading Machines LLC

46.       TransMarket Group, LLC

47.       Two Sigma Investments, LLC

48.       Wolverine Holdings, LP

49.       Xambala

50.       Zomojo Pty Ltd.

Schedule 1.01

Part B

Potential Competitors

1.              Barclays Capital Inc.

2.              Credit Suisse Capital LLC

3.              Credit Suisse Securities (USA) LLC

4.              Deutsche Bank Securities Inc.

5.              Goldman Sachs Execution and Clearing, L.P.

6.              Goldman, Sachs & Co.

7.              J.P. Morgan Clearing Corp.

8.              J.P. Morgan Securities LLC

9.              Merrill Lynch, Pierce, Fenner & Smith Incorporated

10.       Merrill Lynch Professional Clearing Corp

11.       Morgan Stanley & Co., Incorporated

12.       Morgan Stanley Smith Barney Holdings LLC

13.       UBS Financial Services Inc.

14.       UBS Securities LLC

Schedule 2.01

Commitments

Lender	Term Loan Commitments

Credit Suisse AG, Cayman Islands Branch	$510,000,000.00

TOTAL	$510,000,000.00

Schedule 3.12

Subsidiaries

Owner	Subsidiary	Ownership Interest
Virtu Financial LLC	VFH Parent LLC	100%
VFH Parent LLC	Virtu Financial Operating LLC	100%
VFH Parent LLC	Virtu-MTH Holdings LLC	100%
Virtu Financial Operating LLC	Virtu Financial Ireland Holdings Limited	100%
Virtu Financial Operating LLC	Virtu Financial Global Markets LLC	100%
Virtu Financial Operating LLC	Virtu Execution Services LLC	100%
Virtu Financial Operating LLC	Virtu Financial BD LLC	100%
Virtu Financial Operating LLC	Virtu Technologies LLC	100%
Virtu Financial Ireland Holdings Limited	Virtu Financial Ireland, Ltd.	100%
Virtu Financial F/X LLC	Virtu Financial Canada ULC	10%
Virtu Financial Energy and Commodities LLC	Virtu Financial Canada ULC	90%
Virtu Financial Europe Limited	Virtu Financial Global Services Singapore Pte Ltd	100%
Virtu Financial Global Services Singapore Pte Ltd	Virtu Financial Singapore Pte Ltd	100%
Virtu-MTH Holdings LLC	Virtu Financial Execution Services LLC	100%
Virtu-MTH Holdings LLC	VF Support Services Limited	100%
Virtu-MTH Holdings LLC	Virtu Financial Global Services LLC	100%
Virtu-MTH Holdings LLC	EWT Asia Pte Ltd	100%
Virtu-MTH Holdings LLC	Blueline Comm LLC	100%
Virtu-MTH Holdings LLC	Virtu Financial Services LLC	100%
Virtu-MTH Holdings LLC	Virtu Financial Asia Pty Ltd.	100%
Virtu-MTH Holdings LLC	Virtu Financial Capital Markets LLC	100%
Virtu-MTH Holdings LLC	Virtu Financial F/X LLC	100%
Virtu-MTH Holdings LLC	Virtu Financial Energy and Commodities LLC	100%
Virtu-MTH Holdings LLC	Virtu Financial Europe Limited	100%

Schedule 3.18(a)

Regulatory Status and Memberships Held

1.              On June 6, 2011, Virtu Execution Services LLC elected to deregister as a broker dealer under the Exchange Act.

Schedule 3.18(b)

Regulatory Status and Memberships Held

Entity	Regulatory Status or Membership
Virtu Financial BD LLC	National Securities Clearing Corporation
Virtu Financial BD LLC	Options Clearing Corporation
Virtu Financial BD LLC	NASDAQ OMX
Virtu Financial BD LLC	NASDAQ OMX PHLX
Virtu Financial BD LLC	NYSE
Virtu Financial BD LLC	NYSE Euronext
Virtu Financial BD LLC	NYSE AMEX
Virtu Financial BD LLC	NYSE ARCA
Virtu Financial BD LLC	BATS
Virtu Financial BD LLC	NASDAQ OMX BX
Virtu Financial BD LLC	BATS BYX
Virtu Financial BD LLC	Chicago Board Options Exchange (CBOE)
Virtu Financial BD LLC	Chicago Stock Exchange
Virtu Financial BD LLC	Chicago Mercantile Exchange (CME)
Virtu Financial BD LLC	Direct Edge — EDGA
Virtu Financial BD LLC	Direct Edge — EDGX
Virtu Financial BD LLC	ICE
Virtu Financial BD LLC	International Securities Exchange
Virtu Financial BD LLC	National Stock Exchange (NSX)
Virtu Financial Global Markets LLC	Chicago Mercantile Exchange (CME)
Virtu Financial Global Markets LLC	NYMEX
Virtu Financial Global Markets LLC	NYSE Liffe
Virtu Financial Ireland Limited	Borsa Italiana
Virtu Financial Ireland Limited	Bolsa de Madrid
Virtu Financial Ireland Limited	BM&F
Virtu Financial Ireland Limited	CME
Virtu Financial Ireland Limited	LME
Virtu Financial Ireland Limited	ICE
Virtu Financial Ireland Limited	Deutsche Boerse
Virtu Financial Ireland Limited	Irish Stock Exchange
Virtu Financial Ireland Limited	NYSE Liffe
Virtu Financial Ireland Limited	Eurex
Virtu Financial Ireland Limited	London Stock Exchange

Virtu Financial Ireland Limited	NASDAQ OMX Europe
Virtu Financial Ireland Limited	Oslo Bors
Virtu Financial Ireland Limited	MEFF
Virtu Financial Ireland Limited	Vienna Stock Exchange
Virtu Financial Ireland Limited	NYSE Euronext (Amsterdam, Brussels, Lisbon, London, Paris)
Virtu Financial Ireland Limited	SIX Swiss Exchange
Virtu Financial Asia Pty Ltd.	Australian Securities Exchange
Virtu Financial Singapore Pte. Ltd.	Singapore Exchange
Virtu Financial Singapore Pte. Ltd.	Singapore Mercantile Exchange
Virtu Financial Europe Limited	Borsa Italiana
Virtu Financial Europe Limited	Deutsche Boerse - XETRA
Virtu Financial Europe Limited	Equiduct (Boerse Berlin)
Virtu Financial Europe Limited	NYSE Euronext (Amsterdam, Brussels, Lisbon, Paris)
Virtu Financial Europe Limited	Irish Stock Exchange
Virtu Financial Europe Limited	London Stock Exchange
Virtu Financial Europe Limited	SIX Swiss Exchange
Virtu Financial Europe Limited	BATS Europe
Virtu Financial Europe Limited	CHI-X Europe
Virtu Financial Europe Limited	NYSE ARCA Europe
Virtu Financial Europe Limited	Quote MTF
Virtu Financial Europe Limited	Smartpool
Virtu Financial Europe Limited	SIGMA X
Virtu Financial Europe Limited	TOM MTF
Virtu Financial Europe Limited	Turquoise
Virtu Financial Europe Limited	Xetra International Market
Virtu Financial Europe Limited	EDX London
Virtu Financial Europe Limited	Eurex
Virtu Financial Europe Limited	MEFF
Virtu Financial Europe Limited	NASDAQ OMX — Nordic Derivatives
Virtu Financial Europe Limited	NYSE Liffe (Amsterdam, Brussels, Lisbon, London, Paris)
Virtu Financial Capital Markets LLC	Registered broker-dealer in CA and NY
Virtu Financial Capital Markets LLC	NYSE Amex Equities
Virtu Financial Capital Markets LLC	NYSE ARCA
Virtu Financial Capital Markets LLC	BATS-Z (US)
Virtu Financial Capital Markets LLC	BATS-Y (US)
Virtu Financial Capital Markets LLC	NASDAQ OMX BX
Virtu Financial Capital Markets LLC	Chicago Board of Options Exchange (US Options)
Virtu Financial Capital Markets LLC	C2 Options Exchange, Incorporated
Virtu Financial Capital Markets LLC	Chicago Stock Exchange
Virtu Financial Capital Markets LLC	Direct Edge A Exchange
Virtu Financial Capital Markets LLC	Direct Edge X Exchange

Virtu Financial Capital Markets LLC	International Securities Exchange (ISE)
Virtu Financial Capital Markets LLC	National Stock Exchange
Virtu Financial Capital Markets LLC	NYSE
Virtu Financial Capital Markets LLC	NASDAQ OMX PHLX
Virtu Financial Capital Markets LLC	Depository Trust & Clearing Corporation (DTCC)
Virtu Financial Capital Markets LLC	National Securities Clearing Corporation (NSCC)
Virtu Financial Capital Markets LLC	Options Clearing Corporation (OCC)
EWT Asia Pte. Ltd.	Tokyo Commodities Exchange (TOCOM)

Schedule 6.01

Existing Indebtedness

1.              Macquarie Master Agreement, dated September 5, 2008, by and between Macquarie Equipment Finance LLC and Virtu Financial Operating LLC (f/k/a Virtu Financial LLC), and any leases entered into in accordance therewith.

2.              Guaranty of Lease, dated as of April 18, 2008, by Pioneer Futures, Inc. in favor of 645 Madison L.L.C. with respect to the lease, dated April 18, 2008, by and between 645 Madison L.L.C. and Virtu Financial LLC for the 16th Floor, 645 Madison Avenue, New York, New York 10010.

3.              Master Lease Agreement, dated April 6, 2012, by and between Dell Financial Services LLC and Virtu Financial Operating LLC, and any leases entered into in accordance therewith.

4.              Revolving Promissory Demand Note among Virtu Financial Operating LLC (f/k/a Virtu Financial LLC), as Creditor, and Virtu Financial Global Markets LLC, as Debtor, in the amount of $20,000,000.

5.              Revolving Promissory Demand Note among Virtu Financial Operating LLC (f/k/a Virtu Financial LLC), as Creditor, and Virtu Financial BD LLC, as Debtor, in the amount of $25,000,000.

6.              Revolving Promissory Demand Note among Virtu Financial Operating LLC (f/k/a Virtu Financial LLC) as Creditor, and Virtu Financial Capital Markets LLC, as Debtor, in the amount of $10,000,000.

Schedule 6.02

Existing Liens

1.              None

Schedule 6.04(e)

Existing Investments

1.              Schedule 3.12 is incorporated herein by reference.

2.              Virtu Financial Singapore Pte Ltd owns 520 common shares in SBI Japannext Co., Ltd., purchased for a total purchase price of JPY 41,600,000.

3.              EWT Asia Pte. Ltd. owns 12,400 common shares and 500 non-voting shares in Tokyo Commodities Exchange.

Schedule 6.05

Dispositions

1.              All furniture and fixtures located at 13-17 Dawson Street, Dublin 2 leased premises.

2.              All furniture and fixtures located at 1540 2nd Street, Third Floor, Santa Monica, CA 90401.

3.              All furniture and fixtures located at Level 3, 135 New South Head Road, Edgecliff, NSW 2027.

4.              All furniture and fixtures located at 9 South Street, London W1K 2XA.

Schedule 6.09

Existing Affiliate Transactions

1.              Michael Viola is employed at Virtu Financial LLC as of March 1, 2011 as a Trader. Michael Viola is the son of Vincent Viola and the beneficiary of a trust that indirectly owns equity interests of Virtu Financial LLC.

2.              Virtu Financial LLC leases from Vincent Viola one Chicago Board Options Exchange seat at a cost of $6,160 per month. This seat is necessary in order for Virtu Financial BD LLC to maintain membership at the Chicago Board Options Exchange.

Schedule 6.10

Existing Restrictions

1.              Section 3.18 is incorporated herein by reference.

Schedule 9.01

Notices

Borrower:
VFH Parent LLC

Attn:       Douglas A. Cifu

President and Chief Operating Officer
Tel: 212-418-0100
Fax: 212-418-0123
Email: DCifu@virtufinancial.com

With a copy to:

Jennifer Hobbs

Partner

Tel: (212) 455-3524
Fax: (212) 455-2502
Email: jhobbs@stblaw.com

Administrative Agent:

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attn:       Sean Portrait

Agency Manager

Tel: 919-994-6369

Fax: 212-322-2291

Email: agency.loanops@credit-suisse.com

EXHIBIT A

Form of Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”).  It is understood and agreed that the rights and obligations of the Assignor and the Assignee hereunder are several and not joint. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex A attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (but not prior to the registration of the information contained herein in the Register pursuant to Section 9.04(b)(v) of the Credit Agreement) (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[Assignor Name]

2.	Assignee:	[Assignee Name]
[and is an Affiliate/Approved Fund/Affiliated Debt Fund of [Lender Name]]

3.	Borrower:	VFH Parent LLC

4.	Administrative Agent:	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as the Administrative Agent under the Credit Agreement

5.	Credit Agreement	The Second Amended and Restated Credit Agreement dated as of November 8, 2013 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time; the terms defined therein being used herein as therein defined), among VFH Parent LLC, a Delaware limited liability company, Virtu Financial LLC, a Delaware limited liability company, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent.

6.	Assigned Interest:	Facility Assigned		Aggregate amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned
			(1)	$	$
				$	$
				$	$

7.	Effective Date:(2)	, 20

(1)                                 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Term Commitment,” “Incremental Revolving Commitment,” “Term Loan,” “Incremental Revolving Loan,” etc.).

(2)                                 To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.

A-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and](3) Accepted:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as
Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to:](4)

(3)                                 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(4)                                 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

VFH PARENT LLC, as
Borrower

By:
Name:
Title:

ANNEX A

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any of the other Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2                               Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a Lender that is not a United States person, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date referred to in this Assignment and Assumption, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

REAFFIRMATION AGREEMENT

REAFFIRMATION AGREEMENT dated as of November 8, 2013 (as amended, supplemented or otherwise modified from time to time, this “Reaffirmation Agreement”), among VIRTU FINANCIAL LLC, a Delaware limited liability company (“Holdings”), VFH PARENT LLC, a Delaware limited liability company (the “Borrower”), the subsidiaries identified on the signature pages hereto (together with Holdings and the Borrower, the “Reaffirming Parties”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent and collateral agent under the Credit Agreement referred to below (in such capacity, including any successor thereto, the “Administrative Agent”). Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

WHEREAS, Holdings, the Borrower, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, are parties to a certain Amended and Restated Credit Agreement dated as of February 5, 2013 (the “Existing Credit Agreement”);

WHEREAS, Holdings, the Borrower, the Lenders party thereto and the Administrative Agent have entered into the Second Amended and Restated Credit Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), which agreement amends and restates the Existing Credit Agreement in its entirety;

WHEREAS, each of the Reaffirming Parties is a party to one or more of the Loan Documents;

WHEREAS, each of the Lenders has agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement and the obligations of each of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Reaffirmation Agreement; and

WHEREAS, each of the Loan Parties (other than the Borrower) is an Affiliate of the Borrower, will derive substantial benefits from the extension of such credit to the Borrower and is willing to execute and deliver this Reaffirmation Agreement in order to induce the Lenders to extend such credit.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Reaffirmation

SECTION 1.01.  Reaffirmation.

(a)           Each of the Reaffirming Parties (i) hereby acknowledges receipt of a copy of the Credit Agreement and consents to the Credit Agreement and the transactions contemplated thereby, including the Transactions, (ii) without limiting its obligations under, or the provisions of, the Guarantee Agreement, hereby confirms its respective guarantees, as applicable, under the Guarantee Agreement, (iii) without limiting its obligations under, or the provisions of, the Collateral Agreement, hereby confirms its respective assignments, pledges and grants of security interests, as applicable, under the Collateral

Agreement and each of the other Loan Documents to which it is party, (iv) without limiting its obligations under, or the provisions of, any Loan Document, hereby confirms that the obligations of the Borrower under the Credit Agreement are entitled to the benefits of the guarantees and the security interests set forth or created in the Guarantee Agreement, the Collateral Agreement and the other Loan Documents and constitute “Obligations”, “Loan Document Obligations”, “Secured Obligations” or other similar term for purposes thereof, (v) hereby agrees that, notwithstanding the effectiveness of the Credit Agreement and the Transactions, such guarantees, and pledges and grants of security interests, as applicable, shall continue to be in full force and effect and shall continue to inure to the benefit of the Lenders and the other Secured Parties and (vi) hereby ratifies and confirms that all Liens granted, conveyed, or assigned to the Administrative Agent by such Person pursuant to any Loan Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the obligations under the Credit Agreement (such consents, confirmations and agreements, collectively, the “Reaffirmation”).

(b)           Each of the Reaffirming Parties further agrees to take any action that may be required or that is requested by the Administrative Agent to ensure compliance by Holdings or the Borrower with the provisions of Section 5.12 of the Credit Agreement and hereby reaffirms its obligations under each similar provision of each Loan Document to which it is a party.

SECTION 1.02.  Credit Agreement.  As of the Closing Date, unless the context expressly requires otherwise, each reference to the Existing Credit Agreement (as defined in the Existing Credit Agreement) or the Existing Credit Agreement (and any terms defined in the Existing Credit Agreement) in any other Loan Documents shall be deemed a reference to the Credit Agreement (or such defined terms in the Credit Agreement, as applicable).

ARTICLE II

Representations and Warranties

Each Reaffirming Party hereby represents and warrants to the Administrative Agent and each of the Lenders:

SECTION 2.01.  Authority; Enforceability.  This Reaffirmation Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 2.02.  Loan Documents.  The representations and warranties made by it and set forth in the other Loan Documents that are qualified by materiality are true and correct, and the representations and warranties that are not so qualified are true and correct in all material respects, in each case on and as of the date hereof (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date).

ARTICLE III

Miscellaneous

SECTION 3.01.  Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Credit Agreement.  All communications and notices hereunder to any Reaffirming Party shall be given to it in care of Holdings as provided in Section 9.01 of the Credit Agreement.

SECTION 3.02.  Loan Document.  This Reaffirmation Agreement is a Loan Document executed pursuant to Section 4.01(g) of the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

SECTION 3.03.  Effectiveness; Counterparts.  This Reaffirmation Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement.  This Agreement, together with the other Loan Documents, constitutes the entire agreement among the parties relating to the Reaffirmation and supersedes any and all previous agreements and understandings, oral or written, relating to the Reaffirmation.  This Agreement shall become effective on the Closing Date when a counterpart hereof executed on behalf of each Reaffirming Party as of the Closing Date shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Reaffirmation Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Reaffirmation Agreement.

SECTION 3.04.  No Novation.  This Reaffirmation Agreement shall not extinguish the Loan Document Obligations or discharge or release the priority of any Loan Document or any other security therefor.  Nothing herein shall be construed as a substitution or novation of the Loan Document Obligations or instruments securing the same or of any other obligations under any Loan Document, which shall remain in full force and effect.  Nothing in or implied by this Reaffirmation Agreement or in any other document contemplated hereby shall be construed as a release or other discharge of the Borrower or any other Loan Party under any Loan Document from any of its obligations and liabilities thereunder.  Each of the Credit Agreement and the other Loan Documents shall remain in full force and effect notwithstanding the execution and delivery of this Reaffirmation Agreement.

SECTION 3.05.  Governing Law; Jurisdiction; Consent to Service of Process

(a)           This Reaffirmation Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b)           Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Reaffirmation Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Reaffirmation Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Reaffirmation Agreement against any Reaffirming Party or its respective properties in the courts of any jurisdiction.

(c)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Reaffirmation Agreement in any court referred to in paragraph (b) of this Section 3.05.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement.  Nothing in this Reaffirmation Agreement shall affect the right of any party hereto to serve process in any other manner permitted by law.

SECTION 3.06.  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS REAFFIRMATION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.06.

                SECTION 3.07.  Severability. Any provision of this Reaffirmation Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as reasonably possible to that of the invalid, illegal or unenforceable provisions.

                SECTION 3.08.  Headings.  Article and Section headings used herein are for convenience of reference only, are not part of this Reaffirmation Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Reaffirmation Agreement.

SECTION 3.09.  No Other Amendments; Confirmation.  Except as expressly set forth herein, this Reaffirmation Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the other Secured Parties under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Reaffirmation Agreement as of the date first above written.

VIRTU FINANCIAL LLC,

By:
Name:
Title:

VFH PARENT LLC,

By:
Name:
Title:

VIRTU FINANCIAL OPERATING LLC,

By:
Name:
Title:

VIRTU TECHNOLOGIES LLC,

By:
Name:
Title:

VIRTU-MTH HOLDINGS LLC,

By:
Name:
Title:

VIRTU FINANCIAL F/X LLC,

By:
Name:
Title:

VIRTU FINANCIAL GLOBAL SERVICES, LLC,

By:
Name:
Title:

VIRTU FINANCIAL ENERGY AND COMMODITIES LLC,

By:
Name:
Title:

VIRTU FINANCIAL SERVICES LLC,

By:
Name:
Title:

BLUELINE COMM LLC,

By:
Name:
Title:

Acknowledged and agreed:

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH, as Administrative Agent,

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT C

PERFECTION CERTIFICATE

Reference is made to the Second Amended and Restated Credit Agreement dated as of November 8, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Virtu Financial LLC (“Holdings”), VFH Parent LLC (the “Borrower”), the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent.  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Collateral Agreement referred to therein, as applicable.

The undersigned, a Responsible Officer of the Borrower, hereby certifies to the Administrative Agent and each other Secured Party on behalf of the Loan Parties as follows:

SECTION 1.         Names.    (a) Set forth on Schedule 1 is (i) the exact legal name of each Loan Party, as such name appears in its certificate of organization or like document and (ii) each other legal name such Loan Party has had in the past five years, together with the date of the relevant name change and each other name used by each Loan Party on any filings with the Internal Revenue Service at any time in the past five years.

(b)  Except as set forth on Schedule 1, no Loan Party has changed its identity or corporate structure or entered into a similar reorganization in any way within the past five years.  Changes in identity or corporate structure would include mergers, consolidations and acquisitions of all or substantially all of the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) a Person or other acquisitions of material assets outside the ordinary course of business, as well as any change in the form, nature or jurisdiction of organization.  With respect to any such change that has occurred within the past five years, Schedules 1 and 2 set forth the information required by Sections 1(a) and 2 of this Perfection Certificate as to each acquiree or constituent party to such merger, consolidation or acquisition.

SECTION 2.         Jurisdictions and Locations.  Set forth on Schedule 2 is (i) the jurisdiction of organization and the form of organization of each Loan Party, (ii) the federal tax payer identification number of such Loan Party and (iii) the address (including the county) of the chief executive office of such Loan Party or the registered office of such Loan Party, if applicable.

SECTION 3.         Unusual Transactions.  Except for Inventory or Accounts acquired pursuant to mergers, consolidations or acquisitions listed in Section 1(b) hereof, all Accounts have been originated by the Loan Parties and all Inventory with an aggregate value in excess of $5,000,000 has been acquired by the Loan Parties in the ordinary course of business.

SECTION 4.         UCC Filings.  Financing statements have been filed in connection with the Existing Credit Agreement (as defined in the Credit Agreement) by counsel to the Administrative Agent in the proper Uniform Commercial Code filing office in the jurisdiction in which each Loan Party is located.  Set forth on Schedule 4 is a true and correct list of each such filing and the Uniform Commercial Code filing office in which such filing was made.

SECTION 5.         Stock Ownership and other Equity Interests.  Set forth on Schedule 5 is a true and correct list, for each Loan Party, of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests owned, beneficially or of record, by such Loan Party, specifying the issuer and certificate number (if any) of, and the number and percentage of ownership represented by, such Equity Interests and setting forth the percentage of such Equity Interests pledged under the Security Agreement (excluding any Equity Interests acquired in the ordinary course of trading activities).

SECTION 6.         Debt Instruments.  Set forth on Schedule 6 is a true and correct list, for each Loan Party, of all promissory notes and other evidence of indebtedness (other than checks to be deposited in the ordinary course of business) owned by such Loan Party that are required to be pledged under the Credit Agreement and the Security Documents, including all intercompany notes between or among Holdings, the Borrower and the other Subsidiaries in excess of $5,000,000 in aggregate principal amount, and to the extent applicable, specifying the creditor and debtor thereunder and the outstanding principal amount thereof (excluding any Investments acquired in the ordinary course of trading activities).

SECTION 7.         Real Property.  Set forth on Schedule 7 is a true and correct list of all fee-owned real property with a fair market value in excess of $5,000,000 held by any Loan Party, noting (a) the exact name of the Person that owns such property as such name appears in its certificate of incorporation or other organizational document, (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such property reflected in the records of the filing office for such property identified pursuant to the following clause and (c) the filing office in which a mortgage with respect to such property must be filed or recorded in order for the Collateral Agent to obtain a perfected security interest therein.

SECTION 8.         Intellectual Property.  (a)  Set forth on Schedule 8(a) is a true and correct list, with respect to each Loan Party, of all U.S. patents and patent applications owned by such Loan Party (except, for the avoidance of doubt, as otherwise indicated on Schedule 8(a)), including the name of the owner, title, registration or application number of any registrations or applications.

(b)  Set forth on Schedule 8(b) is a true and correct list, with respect to each Loan Party, of all U.S. trademark registrations and applications owned by such Loan Party, including the name of the registered owner and the registration or application number of any registrations and applications.

(c)   Set forth on Schedule 8(c) is a true and correct list, with respect to each Loan Party, of all U.S. registered designs and design applications owned by such Loan Party including

2

the name of the registered owner and the registration and/or application number of any registrations or applications.

(d)  Set forth on Schedule 8(d) is a true and correct list, with respect to each Loan Party, of all U.S. copyright registrations and applications owned by such Loan Party, including the name of the registered owner, title and the registration or serial number of any copyright registrations.

(e)  Set forth on Schedule 8(e) is a true and correct list, with respect to each Loan Party, of all exclusive Copyright Licenses under which such Loan Party is a licensee of a U.S. registered copyright, including the name and address of the licensor under such exclusive Copyright License and the name of the registered owner, title and the registration or serial number of any copyright registration to which such exclusive Copyright License relates.

(f)  All U.S. patent and patent applications, trademark registrations and applications and copyright registrations and applications and all exclusive Copyright Licenses in registered copyrights under which a Subsidiary is a licensee owned or to be owned by any Subsidiary on or immediately following the Closing Date are listed on Schedules 8(a), 8(b), 8(c), 8(d) and 8(e) hereto.

SECTION 9.         Commercial Tort Claims.  Set forth on Schedule 9 is a true and correct list of commercial tort claims in excess of $5,000,000 held by any Loan Party, including a brief description thereof.

SECTION 10.       Letter of Credit Rights.  Set forth on Schedule 10 is a true and correct list of all letters of credit in excess of $5,000,000 issued in favor of any Loan Party, as beneficiary thereunder, stating if letter-of-credit rights with respect to such letters of credit are required to be subject to a control arrangement pursuant to the Collateral Agreement.

3

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

VFH PARENT LLC

By:
Name:
Title:

[Signature Page to Perfection Certificate]

SCHEDULE 1

Names

Loan Party’s Exact Legal Name	Prior Legal Names (including date of change)

SCHEDULE 2

Jurisdictions and Locations

Loan Party	Jurisdiction of Organization	Form of Organization	Federal Taxpayer Identification Number (if any)	Chief Executive Office or Registered Office Address (including county)

SCHEDULE 4

UCC Filings

Loan Party	UCC Filing Office/County Recorder’s Office

SCHEDULE 5

Stock Ownership and Other Equity Interests

Loan Party	Issuer	Certificate Number	Number of Equity Interests	Percentage of Ownership	Percentage Pledged

SCHEDULE 6

Debt Instruments

Loan Party	Creditor	Debtor	Type	Amount

SCHEDULE 7

Owned Real Property

Property Name	Address	Owner	Filing Office

SCHEDULE 8(a)

Intellectual Property

U.S. Patents and Patent Applications

Loan Party	Registered Owner	Type	Registration / Application Number	Country Designation

SCHEDULE 8(b)

Intellectual Property

U.S. Trademarks and Trademark Applications

Loan Party	Registered Owner	Mark	Registration / Application Number

SCHEDULE 8(c)

Intellectual Property

U.S. Registered Designs and Design Applications

Loan Party	Registered Owner	Registration / Application Number

SCHEDULE 8(d)

Intellectual Property

U.S. Copyrights and Copyright Applications

Loan Party	Registered Owner	Title	Registration / Serial Number

SCHEDULE 8(e)

Intellectual Property

Exclusive Copyright Licenses in U.S. Registered Copyrights under which a Loan Party is a Licensee

Loan Party	Licensor	Licensor Address	Registered Owner	Title	Registration / Serial Number

SCHEDULE 9

Commercial Tort Claims

Loan Party/Plaintiff	Defendant	Description

SCHEDULE 10

Letter of Credit Rights

Issuer	Beneficiary	Principal Amount	Date of Issuance	Maturity Date	Subject to Control Requirement [Yes/No]

EXHIBIT D

[Reserved]

EXHIBIT E

Form of Opinion of Simpson Thacher & Bartlett LLP

[TO COME FROM STB]

EXHIBIT F-1

[FORM OF]

FIRST-LIEN INTERCREDITOR AGREEMENT

among

VIRTU FINANCIAL LLC,

VFH PARENT LLC,

the other Grantors party hereto,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Authorized Representative for the Credit Agreement Secured Parties,

[                                                ]

as the Additional First-Lien Collateral Agent,

[                                                ]

as the Initial Additional Authorized Representative,

and

each additional Authorized Representative from time to time party hereto

dated as of [            ], 20[   ]

FIRST-LIEN INTERCREDITOR AGREEMENT, dated as of [            ], 20[   ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among VIRTU FINANCIAL LLC, a Delaware limited liability company (“Holdings”), VFH PARENT LLC, a Delaware limited liability company (the “Company”), the other Grantors (as defined below) from time to time party hereto, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“Credit Suisse”), as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Authorized Representative for the Credit Agreement Secured Parties (as each such term is defined below), [                              ], as collateral agent for the Additional First-Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Additional First-Lien Collateral Agent”), [                              ], as Authorized Representative for the Initial Additional First-Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”), and each additional Authorized Representative from time to time party hereto for the other Additional First-Lien Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Collateral Agent, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional First-Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional First-Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01     Certain Defined Terms.  Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein.  As used in this Agreement, the following terms have the meanings specified below:

“Additional First-Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Additional First-Lien Documents” means, with respect to the Initial Additional First-Lien Obligations or any Series of Additional Senior Class Debt, the notes, indentures, security documents and other operative agreements evidencing or governing such indebtedness and liens securing such indebtedness, including the Initial Additional First-Lien Documents and the Additional First-Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Additional First-Lien Obligations or any Series of Additional Senior Class Debt; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional First-Lien Obligations) has been designated as Additional First-Lien Obligations pursuant to Section 5.13 hereto.

“Additional First-Lien Obligations” means all amounts owing to any Additional First-Lien Secured Party (including the Initial Additional First-Lien Secured Parties) pursuant to the terms of

F1-2

any Additional First-Lien Document (including the Initial Additional First-Lien Documents), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Additional First-Lien Document, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Additional First-Lien Secured Party” means the holders of any Additional First-Lien Obligations and any Authorized Representative with respect thereto, and shall include the Initial Additional First-Lien Secured Parties.

“Additional First-Lien Security Documents” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure the Additional First-Lien Obligations.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.

“Administrative Agent” has the meaning assigned to such term in the definition of “Credit Agreement.”

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Applicable Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Additional First-Lien Collateral Agent.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional First-Lien Obligations or the Initial Additional First-Lien Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any other Series of Additional First-Lien Obligations or Additional First-Lien Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

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“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Collateral” means all assets and properties subject to Liens created pursuant to any First-Lien Security Document to secure one or more Series of First-Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent and (ii) in the case of the Additional First-Lien Obligations, the Additional First-Lien Collateral Agent.

“Collateral Agreement” means that certain Collateral Agreement, dated as of July 8, 2011, among Holdings, the Company, the other Grantors party thereto and the Credit Agreement Collateral Agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Applicable Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First-Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of November 8, 2013, among Holdings, the Company, the lenders from time to time party thereto, Credit Suisse, as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”), and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Agreement Collateral Documents” means the Collateral Agreement, the other Security Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing any Credit Agreement Obligations.

“Credit Agreement Obligations” means all “Secured Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Collateral Agreement.

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“Credit Suisse” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of First-Lien Obligations, the date on which such Series of First-Lien Obligations is no longer secured by such Shared Collateral.  The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First-Lien Obligations secured by such Shared Collateral under an Additional First-Lien Document which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Additional First-Lien Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“First-Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional First-Lien Obligations.

“First-Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional First-Lien Secured Parties with respect to each Series of Additional First-Lien Obligations.

“First-Lien Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Additional First-Lien Security Documents.

“Grantors” means Holdings, the Company and each of the Subsidiary Loan Parties (as defined in the Credit Agreement) and each other Subsidiary of the Company which has granted a security interest pursuant to any First-Lien Security Document to secure any Series of First-Lien Obligations.  The Grantors existing on the date hereof are set forth in Annex I hereto.

“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

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“Initial Additional First-Lien Agreement” mean that certain [Indenture] [Other Agreement], dated as of [              ], among the Company, [the Guarantors identified therein] and [                 ], as [trustee], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Initial Additional First-Lien Documents” means the Initial Additional First-Lien Agreement, the debt securities issued thereunder, the Initial Additional First-Lien Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional First-Lien Obligations.

“Initial Additional First-Lien Obligations” means the [“Obligations”] as such term is defined in the Initial Additional First-Lien Security Agreement.

“Initial Additional First-Lien Secured Parties” means the Additional First-Lien Collateral Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional First-Lien Obligations issued pursuant to the Initial Additional First-Lien Agreement.

“Initial Additional First-Lien Security Agreement” means the security agreement, dated as of the date hereof, among the Company, the Additional First-Lien Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(1)   any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2)   any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)   any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement in the form of Annex II hereto required to be delivered by an Authorized Representative to each Collateral Agent and each Authorized Representative pursuant to Section 5.13 hereof in order to establish an additional Series of Additional First-Lien Obligations and add Additional First-Lien Secured Parties hereunder.

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“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional First-Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First-Lien Obligations with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 90 days (throughout which 90-day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional First-Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First-Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent or the Credit Agreement Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First-Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Possessory Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction.  Possessory Collateral includes, without limitation, any

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Certificated Securities, Promissory Notes, Instruments and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the First-Lien Security Documents.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) the Credit Agreement and each Loan Document (as defined in the Credit Agreement), (ii) each Initial Additional First-Lien Document, and (iii) each Additional First-Lien Document.

“Series” means (a) with respect to the First-Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional First-Lien Secured Parties (in their capacities as such), and (iii) the Additional First-Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First-Lien Secured Parties) and (b) with respect to any First-Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional First-Lien Obligations, and (iii) the Additional First-Lien Obligations incurred pursuant to any Additional First-Lien Document, which pursuant to any Joinder Agreement are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional First-Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First-Lien Obligations hold a valid and perfected security interest at such time.  If more than two Series of First-Lien Obligations are outstanding at any time and the holders of less than all Series of First-Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First-Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

SECTION 1.02     Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles,

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Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vi) the term “or” is not exclusive.

SECTION 1.03     Impairments.  It is the intention of the First-Lien Secured Parties of each Series that the holders of First-Lien Obligations of such Series (and not the First-Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First-Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First-Lien Obligations), (y) any of the First-Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First-Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First-Lien Obligations) on a basis ranking prior to the security interest of such Series of First-Lien Obligations but junior to the security interest of any other Series of First-Lien Obligations or (ii) the existence of any Collateral for any other Series of First-Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clause (i) or (ii) with respect to any Series of First-Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any Mortgaged Property (as defined in the Credit Agreement) which applies to all First-Lien Obligations shall not be deemed to be an Impairment of any Series of First-Lien Obligations.  In the event of any Impairment with respect to any Series of First-Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First-Lien Obligations, and the rights of the holders of such Series of First-Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First-Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First-Lien Obligations subject to such Impairment.  Additionally, in the event the First-Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First-Lien Obligations or the First-Lien Security Documents governing such First-Lien Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01     Priority of Claims.

(a)           Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent or any First-Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of the Company or any other Grantor or any First-Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any First-Lien Secured Party or received by the Applicable Collateral Agent or any First-Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First-Lien Obligations are entitled under any intercreditor agreement (other than this

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Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”) shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the First-Lien Obligations of each Series on a ratable basis, with such Proceeds to be applied to the First-Lien Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents, and (iii) THIRD, after payment of all First-Lien Obligations, to the Company and the other Grantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.  Notwithstanding the foregoing, with respect to any Shared Collateral upon which a third party (other than a First-Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First-Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First-Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First-Lien Obligations with respect to which such Impairment exists.

(b)           It is acknowledged that the First-Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First-Lien Secured Parties of any Series.

(c)           Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First-Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First-Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First-Lien Secured Party hereby agrees that the Liens securing each Series of First-Lien Obligations on any Shared Collateral shall be of equal priority.

(d)           Notwithstanding anything in this Agreement or any other First-Lien Security Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent or the Collateral Agent pursuant to Section 2.05(j), 2.11(b) or 2.22(a)(ii) of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

SECTION 2.02     Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a)           Only the Applicable Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral).  At any time when the Credit Agreement Collateral Agent is the Applicable Collateral Agent, no Additional First-Lien Secured Party shall, or shall instruct any Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right,

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remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional First-Lien Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Collateral Agent, acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b)           With respect to any Shared Collateral at any time when the Additional First-Lien Collateral Agent is the Applicable Collateral Agent, (i) the Applicable Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Applicable Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First-Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First-Lien Secured Party (other than the Applicable Authorized Representative) shall, or shall instruct the Applicable Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First-Lien Security Document, applicable law or otherwise, it being agreed that only the Applicable Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the Additional First-Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.

(c)           Notwithstanding the equal priority of the Liens securing each Series of First-Lien Obligations, the Applicable Collateral Agent (in the case of the Additional First-Lien Collateral Agent, acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior Lien on such Collateral.  No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Applicable Collateral Agent to do so.  The foregoing shall not be construed to limit the rights and priorities of any First-Lien Secured Party, the Applicable Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d)           Each of the First-Lien Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First-Lien Secured Parties on all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.

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SECTION 2.03     No Interference; Payment Over.

(a)           Each First-Lien Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any First-Lien Obligations of any Series or any First-Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First-Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Collateral Agent or any other First-Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Applicable Collateral Agent or any other First-Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other First-Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Applicable Collateral Agent, any Applicable Authorized Representative or any other First-Lien Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Authorized Representative or other First-Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshalled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Applicable Collateral Agent or any other First-Lien Secured Party to enforce this Agreement.

(b)           Each First-Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First-Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First-Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First-Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed in accordance with the provisions of Section 2.01.

SECTION 2.04     Automatic Release of Liens; Amendments to First-Lien Security Documents.

(a)           If at any time the Applicable Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agent for the benefit of each Series of First-Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.

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(b)           Each Collateral Agent and Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.

SECTION 2.05     Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a)           This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Company or any of its Subsidiaries.

(b)           If the Company and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each First-Lien Secured Party (other than any Controlling Secured Party or Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless an Authorized Representative of any Controlling Secured Party shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First-Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First-Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First-Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First-Lien Secured Parties (other than any Liens of the First-Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First-Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First-Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First-Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First-Lien Obligations, such amount is applied pursuant to Section 2.01, and (D) if any First-Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that the First-Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First-Lien Secured Parties of such Series or their Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the First-Lien Secured Parties receiving adequate protection shall not object to any other First-Lien Secured Party receiving adequate protection comparable to any

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adequate protection granted to such First-Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06     Reinstatement.  In the event that any of the First-Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First-Lien Obligations shall again have been paid in full in cash.

SECTION 2.07     Insurance.  As between the First-Lien Secured Parties, the Applicable Collateral Agent (and in the case of the Additional First-Lien Collateral Agent, acting at the direction of the Applicable Authorized Representative) shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08     Refinancings.  The First-Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of, any First-Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09     Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a)           The Possessory Collateral shall be delivered to the Credit Agreement Collateral Agent and the Credit Agreement Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First-Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Credit Agreement Collateral Agent is not the Applicable Collateral Agent, the Credit Agreement Collateral Agent shall, at the request of the Additional First-Lien Collateral Agent, promptly deliver all Possessory Collateral to the Additional First-Lien Collateral Agent together with any necessary endorsements (or otherwise allow the Additional First-Lien Collateral Agent to obtain control of such Possessory Collateral).  The Company shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith.

(b)           The Applicable Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First-Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

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(c)           The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First-Lien Secured Party for purposes of perfecting the Lien held by such First-Lien Secured Parties thereon.

SECTION 2.10     Amendments to Security Documents.

(a)           Without the prior written consent of the Credit Agreement Collateral Agent, the Additional First-Lien Collateral Agent agrees that no Additional First-Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional First-Lien Security Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b)           Without the prior written consent of the Additional First-Lien Collateral Agent, the Credit Agreement Collateral Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(c)           In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Company.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01     Determinations with Respect to Amounts of Liens and Obligations.  Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First-Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First-Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company.  Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First-Lien Secured Party or any other Person as a result of such determination.

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ARTICLE IV

The Applicable Collateral Agent

ARTICLE 4.01    Authority.

(a)           Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01.

(b)           In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the First-Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First-Lien Security Documents, as applicable, pursuant to which the Applicable Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First-Lien Obligations held by such Non-Controlling Secured Parties.  Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Collateral Agent, the Applicable Authorized Representative or any other First-Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First-Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First-Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation.  Each of the First-Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First-Lien Obligations or any other First-Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the First-Lien Secured Parties take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First-Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First-Lien Security Documents or any other agreement related thereto or to the collection of the First-Lien Obligations or the valuation, use, protection or release of any security for the First-Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First-Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, the Company or any of its Subsidiaries, as debtor-in-possession.  Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First-Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First-Lien Obligations for which such Collateral constitutes Shared Collateral.

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ARTICLE V

Miscellaneous

SECTION 5.01     Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)   if to the Credit Agreement Collateral Agent or the Administrative Agent, to it at [•], Attention of [•] (Fax No. [•]);

(b)   if to the Additional First-Lien Collateral Agent or the Initial Additional Authorized Representative, to it at [•];

(c)   if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01.  As agreed to in writing among each Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

SECTION 5.02     Waivers; Amendment; Joinder Agreements.

(a)           No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Company’s consent or which increases the obligations or reduces the rights of the Company or any other Grantor, with the consent of the Company).

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(c)           Notwithstanding the foregoing, without the consent of any First-Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and the Additional First-Lien Secured Parties and Additional First-Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the Additional First-Lien Security Documents applicable thereto.

(d)           Notwithstanding the foregoing, without the consent of any other Authorized Representative or First-Lien Secured Party, the Collateral Agents may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First-Lien Obligations in compliance with the Credit Agreement and the other Secured Credit Documents.

SECTION 5.03     Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First-Lien Secured Parties, all of which are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04     Survival of Agreement.  All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05     Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 5.06     Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07     GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.08     Submission to Jurisdiction Waivers; Consent to Service of Process.  Each Collateral Agent and each Authorized Representative, on behalf of itself and the First-Lien Secured Parties of the Series for which it is acting, irrevocably and unconditionally:

(a)   submits for itself and its property in any legal action or proceeding relating to this Agreement and the First-Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of

F1-18

New York located in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;

(d)   agrees that nothing herein shall affect the right of any other party hereto (or any First-Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First-Lien Secured Party) to sue in any other jurisdiction; and

(e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR ANY COUNTERCLAIM THEREIN.

SECTION 5.10     Headings.  Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11     Conflicts.  In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the First-Lien Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control.

SECTION 5.12     Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First-Lien Secured Parties in relation to one another.  None of the Company, any other Grantor or any creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional First-Lien Documents), and none of the Company or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V).  Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First-Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13     Additional Senior Debt.  To the extent, but only to the extent, permitted by the provisions of the Credit Agreement and the Additional First-Lien Documents, the Company may

F1-19

incur additional indebtedness after the date hereof that is permitted by the Credit Agreement and the Additional First-Lien Documents to be incurred and secured on an equal and ratable basis by the Liens securing the First-Lien Obligations (such indebtedness referred to as “Additional Senior Class Debt”).  Any such Additional Senior Class Debt may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional First-Lien Documents, if and subject to the condition that the Authorized Representative of any such Additional Senior Class Debt (each, an “Additional Senior Class Debt Representative”), acting on behalf of the holders of such Additional Senior Class Debt (such Authorized Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative to become a party to this Agreement,

(i)    such Additional Senior Class Debt Representative, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by such Collateral Agent and Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;

(ii)   the Company shall have (x) delivered to each Collateral Agent true and complete copies of each of the Additional First-Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by a Responsible Officer of the Company, and (y) identified in a certificate of an authorized officer the obligations to be designated as Additional First-Lien Obligations and the initial aggregate principal amount or face amount thereof;

(iii)  all filings, recordations and/or amendments or supplements to the First-Lien Security Documents necessary or desirable in the reasonable judgment of the Additional First Lien Collateral Agent to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of the Additional First Lien Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments shall have been taken in the reasonable judgment of the Additional First Lien Collateral Agent); and

(iv)  the Additional First-Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

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Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Annex II by an Additional Senior Class Debt Representative and each Grantor in accordance with this Section 5.13, the Additional First-Lien Collateral Agent will continue to act in its capacity as Additional First-Lien Collateral Agent in respect of the then existing Authorized Representatives (other than the Administrative Agent) and such additional Authorized Representative.

SECTION 5.14     Agent Capacities.  Except as expressly provided herein or in the Credit Agreement Collateral Documents, Credit Suisse is acting in the capacities of Administrative Agent and Credit Agreement Collateral Agent solely for the Credit Agreement Secured Parties.  Except as expressly provided herein or in the Additional First-Lien Security Documents, [         ] is acting in the capacity of Additional First-Lien Collateral Agent solely for the Additional First-Lien Secured Parties.  Except as expressly set forth herein, none of the Administrative Agent, the Credit Agreement Collateral Agent or the Additional First-Lien Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents.

SECTION 5.15     Integration.  This Agreement together with the other Secured Credit Documents and the First-Lien Security Documents represents the agreement of each of the Grantors and the First-Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Credit Agreement Collateral Agent or any other First-Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First-Lien Security Documents.

F1-21

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Authorized Representative for the Credit Agreement Secured Parties

By:
Name:
Title:

By:
Name:
Title:

[ ],
as Additional First-Lien Collateral Agent

By:
Name:
Title:

[ ],
as Initial Additional Authorized Representative

By:
Name:
Title:

VIRTU FINANCIAL LLC

By:
Name:
Title:

VFH PARENT LLC

By:
Name:
Title:

[GRANTORS]

By:
Name:
Title:

ANNEX I

Grantors

ANNEX II

[FORM OF] JOINDER NO. [       ] dated as of [              ], 20[   ] to the FIRST-LIEN INTERCREDITOR AGREEMENT dated as of [    ], 20[   ] (the “First-Lien Intercreditor Agreement”), among VIRTU FINANCIAL LLC, a Delaware limited liability company (“Holdings”), VFH Parent LLC, a Delaware limited liability company (the “Company”), certain subsidiaries and affiliates of the Company (each a “Grantor”), Credit Suisse AG, Cayman Islands Branch, as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties under the First-Lien Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), Credit Suisse AG, Cayman Islands Branch, as Authorized Representative for the Credit Agreement Secured Parties, [                    ], as Additional First-Lien Collateral Agent, [                         ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.(1)

A.            Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First-Lien Intercreditor Agreement.

B.            As a condition to the ability of the Company to incur Additional First-Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional First-Lien Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by the First-Lien Intercreditor Agreement.  Section 5.13 of the First-Lien Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the First-Lien Intercreditor Agreement, upon the execution and delivery by the Senior Debt Class Representative of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.13 of the First-Lien Intercreditor Agreement.  The undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the First-Lien Intercreditor Agreement and the First-Lien Security Documents.

Accordingly, each Collateral Agent, each Authorized Representative and the New Representative agree as follows:

SECTION 1.         In accordance with Section 5.13 of the First-Lien Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the First-Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Representative, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the First-Lien Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Senior Class Debt Parties that it represents as Additional First-Lien Secured Parties.  Each reference to an “Authorized Representative” in the First-Lien Intercreditor

(1)           In the event of the Refinancing of the Credit Agreement Obligations, revise to reflect joinder by a new Credit Agreement Collateral Agent

Agreement shall be deemed to include the New Representative.  The First-Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.         The New Representative represents and warrants to each Collateral Agent, each Authorized Representative and the other First-Lien Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder, in its capacity as [agent] [trustee], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, and (iii) the Additional First-Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the First-Lien Intercreditor Agreement as Additional First-Lien Secured Parties.

SECTION 3.         This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Joinder shall become effective when each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Representative.  Delivery of an executed signature page to this Joinder by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4.         Except as expressly supplemented hereby, the First-Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5.         THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.         In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First-Lien Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.         All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First-Lien Intercreditor Agreement.  All communications and notices hereunder to the New Representative shall be given to it at its address set forth below its signature hereto.

SECTION 8.         The Company agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel.

ANNEX II-2

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder to the First-Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Acknowledged by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as the Credit Agreement Collateral Agent and Authorized Representative,

By:
Name:
Title:

By:
Name:
Title:

[ ],
as the Additional First-Lien Collateral Agent and Initial Additional Authorized Representative,

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

VIRTU FINANCIAL LLC,
as Holdings

By:
Name:
Title:

VFH PARENT LLC,
as Company

By:
Name:
Title:

THE OTHER GRANTORS
LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

Schedule I to the
Supplement to the
First-Lien Intercreditor Agreement

Grantors

EXHIBIT F-2

[FORM OF]

JUNIOR LIEN INTERCREDITOR AGREEMENT

among

VIRTU FINANCIAL LLC,

VFH PARENT LLC,

the other Grantors party hereto,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Senior Representative for the Credit Agreement Secured Parties,

[               ]
as the Initial Additional Second Priority Representative

and

each additional Representative from time to time party hereto

dated as of [     ], 20[  ]

JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among VIRTU FINANCIAL LLC, a Delaware limited liability company (“Holdings”), VFH PARENT LLC, a Delaware limited liability company (the “Company”), the other Grantors (as defined below) party hereto, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“Credit Suisse”), as Representative for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), [INSERT NAME AND CAPACITY], as Representative for the Initial Second Priority Debt Parties (in such capacity and together with its successors in such capacity, the “Initial Second Priority Representative”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Second Priority Representative (for itself and on behalf of the Initial Second Priority Debt Parties) and each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01.    Certain Defined Terms.  Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein.  As used in this Agreement, the following terms have the meanings specified below:

“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Company and/or any Guarantor (other than Indebtedness constituting Credit Agreement Obligations) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies) with the Credit Agreement Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) the First Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.13 thereof; provided further that, if such Indebtedness will be the initial Additional Senior Debt incurred by the Company after the date hereof, then the Guarantors, the Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement.  Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Senior Collateral Documents.

“Additional Senior Debt Facility” means each indenture or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (a) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Debt, (b) all other amounts payable to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents and (c) any renewals or extensions of the foregoing.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any Guarantor under any related Additional Senior Debt Documents.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent and collateral agent as provided in Article VIII of the Credit Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Agreement” means that certain Collateral Agreement, dated as of July 8, 2011, among Holdings, the Company, the other Grantors party thereto and the Credit Agreement Collateral Agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

F2-2

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of November 8, 2013, among Holdings, the Company, the lenders from time to time party thereto, Credit Suisse, as administrative agent, and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Credit Agreement Loan Documents” means the Credit Agreement and the other “Loan Documents” as defined in the Credit Agreement.

“Credit Agreement Obligations” means the “Secured Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Collateral Agreement.

“Credit Suisse” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Initial Second Priority Representative, until such time as the Second Priority Debt Facility under the Initial Second Priority Debt Documents ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative designated from time to time by the Second Priority Instructing Group, in a notice to the Designated Senior Representative and the Company hereunder, as the “Designated Second Priority Representative” for purposes hereof.

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Applicable Authorized Representative (as defined in the First Lien Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Shared Collateral and any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by such Shared Collateral pursuant to the terms of the documentation governing such Debt Facility.  The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with an Additional Senior Debt Facility secured by such Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Designated Senior Representative as the “Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of Credit Agreement Obligations and the Discharge of each Additional Senior Debt Facility has occurred.

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“First Lien Intercreditor Agreement” has the meaning assigned to such term in the Credit Agreement.

“Grantors” means Holdings, the Company and each Subsidiary or direct or indirect parent company of the Company which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

“Guarantors” means Holdings and the “Subsidiary Loan Parties” as defined in the Credit Agreement.

“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Second Priority Debt” means the Second Priority Debt incurred pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Documents” means that certain [[Indenture] dated as of [          ], 20[  ], among the Company, [the Guarantors identified therein,] [     ], as [trustee], and [     ], as [paying agent, registrar and transfer agent]] and any notes, security documents and other operative agreements evidencing or governing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Second Priority Debt Obligations.

“Initial Second Priority Debt Obligations” means the Second Priority Debt Obligations arising pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Parties” means the holders of any Initial Second Priority Debt Obligations and the Initial Second Priority Representative.

“Initial Second Priority Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(1)           any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2)           any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)           any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” means all “Copyrights,” “Patents” and “Trademarks,” each as defined in the Collateral Agreement.

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“Intercreditor Agreement” has the meaning assigned to such term in Section 5.03(a).

“Joinder Agreement” means a supplement to this Agreement in the form of Annex III or Annex IV hereof required to be delivered by a Representative to the Designated Senior Representative pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Second Priority Secured Parties, as the case may be, under such Debt Facility.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“parent” has the meaning assigned to such term in the definition of “Subsidiary.”

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement.  “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

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“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Priority Collateral” means any “Collateral” as defined in any Second Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the Initial Second Priority Collateral Documents and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Company or any Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means any Indebtedness of the Borrower or any other Grantor guaranteed by the Guarantors (and not guaranteed by any Subsidiary that is not a Guarantor), including the Initial Second Priority Debt, which Indebtedness and guarantees are secured by the Second Priority Collateral on a pari passu basis (but without regard to control of remedies, other than as provided by the terms of the applicable Second Priority Debt Documents) with any other Second Priority Debt Obligations and the applicable Second Priority Debt Documents which provide that such Indebtedness and guarantees are to be secured by such Second Priority Collateral on a subordinate basis to the Senior Debt Obligations (and which is not secured by Liens on any assets of the Borrower or any other Grantor other than the Second Priority Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Second Priority Debt Document and (ii) except in the case of the Initial Second Priority Debt hereunder, the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof.  Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Second Priority Debt Documents” means the Initial Second Priority Debt Documents and, with respect to any series, issue or class of Second Priority Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Second Priority Collateral Documents.

“Second Priority Debt Facility” means each indenture or other governing agreement with respect to any Second Priority Debt.

“Second Priority Debt Obligations” means the Initial Second Priority Debt Obligations and, with respect to any series, issue or class of Second Priority Debt, (a) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Second Priority Debt, (b) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents and (c) any renewals or extensions of the foregoing.

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“Second Priority Debt Parties” means the Initial Second Priority Debt Parties and, with respect to any series, issue or class of Second Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Second Priority Debt Documents.

“Second Priority Instructing Group” means Second Priority Representatives with respect to Second Priority Debt Facilities under which at least a majority of the then aggregate amount of Second Priority Debt Obligations are outstanding.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of the Initial Second Priority Debt Facility covered hereby, the Initial Second Priority Representative and (ii) in the case of any Second Priority Debt Facility and the Second Priority Debt Parties thereunder the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the Representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in any Credit Agreement Loan Document or any other Senior Debt Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the Collateral Agreement and the other “Security Documents” as defined in the Credit Agreement, the First Lien Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by Holdings, the Company or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means (a) the Credit Agreement Loan Documents and (b) any Additional Senior Debt Documents.

“Senior Facilities” means the Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

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“Senior Obligations” means the Credit Agreement Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement) the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility in the applicable Joinder Agreement.

“Senior Secured Parties” means the Credit Agreement Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest).  If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest in such Collateral at such time.

“Subsidiary” with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.02. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles,

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Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01. Subordination.  (a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or any Second Priority Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations.  All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Company, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02. Nature of Senior Lender Claims.  Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof.  The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof.  As between the Company and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Company and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03. Prohibition on Contesting Liens.  Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person

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in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and the Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral.  Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04. No New Liens.  The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations; and (b) if any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations.

SECTION 2.05. Perfection of Liens.  Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties.  The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06. Certain Cash Collateral.  Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent pursuant to Section 2.05(j), 2.11(b) or 2.22(a)(ii) of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

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ARTICLE III

Enforcement

SECTION 3.01. Exercise of Remedies.

(a)                                 So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise provided herein, the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Company or any other Grantor, any Second Priority Representative may file a claim or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative and the Second Priority Secured Parties may exercise their rights and remedies as unsecured creditors, as provided in Section 5.04, and (D) any Second Priority Representative may exercise the rights and remedies provided for in Section 6.03.  In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.  Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b)                                 So long as the Discharge of Senior Obligations has not occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Second Priority Debt Obligations.  Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations

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pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c)                                  Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.

(d)                                 Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e)                                  Until the Discharge of Senior Obligations, the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto.  Following the Discharge of Senior Obligations, the Second Priority Instructing Group and the Designated Second Priority Representative shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Second Priority Instructing Group and Designated Second Priority Representative shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

SECTION 3.02. Cooperation.  Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 3.03. Actions upon Breach.  Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any

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remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Company or any other Grantor) may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief.  Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Party Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Company, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01. Application of Proceeds.  After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents until the Discharge of Senior Obligations has occurred.  Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents.

SECTION 4.02. Payments Over.  Any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral in contravention of this Agreement shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.  The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party.  This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01. Releases.

(a)                                 Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Company), the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon such Shared Collateral to secure Second Priority Debt Obligations

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shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations.  Upon delivery to a Second Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Priority Debt Parties and the Second Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Company or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at the Company’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens.  Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.

(b)                                 Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c)                                  Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d)                                 Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral to, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral

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Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

SECTION 5.02. Insurance and Condemnation Awards.  Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.  Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents and (iii) third, if no Second Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct.  If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.03. Amendments to Second Priority Collateral Documents.

(a)                                 Except to the extent not prohibited by any Senior Debt Document, no Second Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement.  The Company agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly after effectiveness thereof.  Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to Credit Suisse AG, Cayman Islands Branch, as administrative agent, pursuant to or in connection with the Second Amended and Restated Credit Agreement dated as of November 8, 2013 (as amended, restated, supplemented or otherwise modified from time to time), among VIRTU FINANCIAL LLC, a Delaware limited liability company, VFH Parent LLC, a Delaware limited liability company, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the other parties thereto, and (ii) the exercise of any right or remedy by the [Second Priority Representative] hereunder is subject to the limitations and provisions of the Intercreditor Agreement dated as of [ ], 20[ ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Credit Suisse AG, Cayman Islands Branch, as

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Administrative Agent, [                                            ] and its subsidiaries and affiliated entities party thereto.  In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

(b)                                 In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Company or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Company or any other Grantor; provided, however, that written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

SECTION 5.04. Rights as Unsecured Creditors.  Notwithstanding anything to the contrary in this Agreement, the Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Company and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate any express provision of this Agreement.  Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral.  In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement.  Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.05. Gratuitous Bailee for Perfection.

(a)                                 Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as subagent or gratuitous bailee for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

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(b)                                 In the event that any Senior Representative (or its agents or bailees) has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, such Senior Representative agrees to hold such Liens as sub-agent and gratuitous bailee for the relevant Second Priority Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c)                                  Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist.  The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d)                                 The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05.  The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(e)                                  The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(f)                                   Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Party Representative is entitled to approve any awards granted in such proceeding.  The Company and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith.  The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.

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(g)                                  None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Company or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06. When Discharge of Senior Obligations is Deemed Not to Have Occurred.  If, at any time after the Discharge of Senior Obligations has occurred, the Company or any Subsidiary incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement.  Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Company), including amendments or supplements to this Agreement, as the Company or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

ARTICLE VI

Insolvency or Liquidation Proceedings

SECTION 6.01. Financing Issues.  Until the Discharge of Senior Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Company’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no (a) objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have

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subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement and (y) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives, (b) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party, (c) objection to (and will not otherwise contest) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral, (d) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or (e) objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of assets of any Grantor for which any Senior Representative has consented that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement.  Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice.

SECTION 6.02. Relief from the Automatic Stay.  Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

SECTION 6.03. Adequate Protection.  Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) or 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law.  Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law and the Senior Representatives and the other Senior Secured Parties do not object to the adequate protection being provided to the Senior Secured Parties, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of additional collateral, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall

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also be granted a senior Lien on such additional collateral as security for the Senior Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement.

SECTION 6.04. Preference Issues.  If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Company or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.  Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05. Separate Grants of Security and Separate Classifications.  Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.  To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest (whether or not allowed or allowable) before any distribution is made in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.

SECTION 6.06. No Waivers of Rights of Senior Secured Parties.  Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative

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or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the asserting by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 6.07. Application.  This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding.  The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.  All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08. Other Matters.  To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09. 506(c) Claims.  Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10. Reorganization Securities.  If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

ARTICLE VII

Reliance; etc.

SECTION 7.01. Reliance.  The consent by the Senior Secured Parties to the execution and delivery of the Second Priority Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Company or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement.  Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their

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own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

SECTION 7.02. No Warranties or Liability.  Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon.  The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement.  Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Company or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with.  Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03. Obligations Unconditional.  All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a)                                 any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

(b)                                 any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other Senior Debt Document or of the terms of any Second Priority Debt Document;

(c)                                  any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d)                                 the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

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(e)                                  any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Company or any other Grantor in respect of the Senior Obligations or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Conflicts.  Subject to Section 8.18, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern.  Notwithstanding the foregoing, the relative rights and obligations of the Senior Secured Collateral Agent, the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the First Lien Intercreditor Agreement and in the event of any conflict between the First Lien Intercreditor Agreement and this Agreement, the provisions of the First Lien Intercreditor Agreement shall control.

SECTION 8.02. Continuing Nature of this Agreement; Severability.  Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred.  This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Subsidiary constituting Senior Obligations in reliance hereon.  The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03. Amendments; Waivers.

(a)                                 No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)                                 This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Company’s consent or which increases the obligations or reduces the rights of the Company or any Grantor, shall require the consent of the Company.  Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.

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(c)                                  Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04. Information Concerning the Financial Condition of the Company and the Subsidiaries.  The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations.  The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05. Subrogation.  Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06. Application of Payments.  Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents.  Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07. Additional Grantors.  The Company agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex II.  Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein.  The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative.  The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

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SECTION 8.08. Dealings with Grantors.  Upon any application or demand by the Company or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), the Company or such Grantor, as appropriate, shall furnish to such Representative a certificate of an appropriate officer ( an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 8.09. Additional Debt Facilities.  To the extent, but only to the extent, permitted by the provisions of the Senior Debt Documents and the Second Priority Debt Documents, the Company may incur or issue and sell one or more series or classes of Second Priority Debt and one or more series or classes of Additional Senior Debt.  Any such additional class or series of Second Priority Debt (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (vi), as applicable, of the immediately succeeding paragraph.  Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (vi), as applicable, of the immediately succeeding paragraph.  In order for a Class Debt Representative to become a party to this Agreement:

(i)                                     such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex III (if such Representative is a Second Priority Class Debt Representative) or Annex IV (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(ii)                                  the Company shall have delivered to the Designated Senior Representative an Officer’s Certificate stating that the conditions set forth in this Section 8.09 are satisfied with respect to such Class Debt and, if requested, true and complete copies of each of the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by a Responsible Officer of the Company; and

(iii)                               the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class

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Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

SECTION 8.10. Consent to Jurisdiction; Waivers.  Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.11;

(d)                                 agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.11. Notices.  All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i)                                     if to the Company or any Grantor, to the Company, at its address at: [•], Attention of [•], telecopy [•];

(ii)                                  if to the Initial Second Priority Representative to it at: [•] Attention of [•], telecopy [•];

(iii)                               if to the Administrative Agent, to it at: [[•], Attention of [•] (Fax No.:  [•]) (email:  [•]), with a copy];

(iv)                              if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed).  For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.  As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail

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to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 8.12. Further Assurances.  Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, each Second Party Representative, on behalf of itself, and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.13.                                                        GOVERNING LAW; WAIVER OF JURY TRIAL.

(A)                               THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW.

(B)                               EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.14. Binding on Successors and Assigns.  This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Company, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.15. Section Titles.  The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.16. Counterparts.  This Agreement may be executed in one or more counterparts, including by means of facsimile, each of which shall be an original and all of which shall together constitute one and the same document.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.17. Authorization.  By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.  The Administrative Agent represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties.  The Initial Second Priority Representative represents and warrants that this Agreement is binding upon the Initial Second Priority Debt Parties.

SECTION 8.18. No Third Party Beneficiaries; Successors and Assigns.  The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor-in-possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

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SECTION 8.19. Effectiveness.  This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.20. Administrative Agent and Representative.  It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Article VIII of the Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Administrative Agent hereunder and (b) [             ] is entering into this Agreement in its capacity as [Trustee] under [indenture] and the provisions of Article [  ] of such indenture applicable to the Trustee thereunder shall also apply to the Trustee hereunder.

SECTION 8.21. Relative Rights.  Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, any other Senior Debt Document or any Second Priority Debt Documents, or permit the Company or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Company or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Document.

SECTION 8.22. Survival of Agreement.  All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[ ],
as Initial Additional Authorized Representative

By:
Name:
Title:

VIRTU FINANCIAL LLC

By:
Name:
Title:

VFH PARENT LLC

By:
Name:
Title:

THE GRANTORS LISTED ON ANNEX I HERETO

By:
Name:
Title:

ANNEX I

Grantors

ANNEX II

SUPPLEMENT NO.    dated as of     , to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [         ], 20[  ] (the “Junior Lien Intercreditor Agreement”), among VIRTU FINANCIAL LLC, a Delaware limited liability company (“Holdings”), VFH Parent LLC, a Delaware limited liability company (the “Company”), certain subsidiaries and affiliates of the Company (each a “Grantor”), Credit Suisse AG, Cayman Islands Branch, as Administrative Agent under the Credit Agreement, [          ], as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A.                                    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B.                                    The Grantors have entered into the Junior Lien Intercreditor Agreement.  Pursuant to the Credit Agreement, certain Additional Senior Debt Documents and certain Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Company are required to enter into the Junior Lien Intercreditor Agreement.  Section 8.07 of the Junior Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Junior Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement, the Second Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the Designated Senior Representative and the New Subsidiary Grantor agree as follows:

SECTION 1.  In accordance with Section 8.07 of the Junior Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Junior Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Grantor thereunder.  Each reference to a “Grantor” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Grantor.  The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.  This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor.  Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement.  All communications and notices hereunder to the New Grantor shall be given to it in care of the Company as specified in the Junior Lien Intercreditor Agreement.

SECTION 8.  The Company agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY
GRANTOR]

By:
Name:
Title:

Acknowledged by:

[ ], as Designated Senior Representative,

By:
Name:
Title:

[ ], as Designated Second Priority Representative,

By:
Name:
Title:

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ] dated as of [      ], 20[  ] to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [         ], 20[  ] (the “Junior Lien Intercreditor Agreement”), among VIRTU FINANCIAL LLC, a Delaware limited liability company (“Holdings”), VFH Parent LLC, a Delaware limited liability company (the “Company”), certain subsidiaries and affiliates of the Company (each a “Grantor”), Credit Suisse AG, Cayman Islands Branch, as Administrative Agent under the Credit Agreement, [          ], as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A.                                    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B.                                    As a condition to the ability of the Company to incur Second Priority Debt and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors on a subordinated basis, in each case under and pursuant to the Second Priority Collateral Documents, the Second Priority Class Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement.  Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement.  The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1.  In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties.  Each reference to a “Representative” or “Second Priority Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative.  The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Second Priority Debt Parties.

SECTION 3.  This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative.  Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4.  Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5.  THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement.  All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8.  The Company agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of
[ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ],
as Designated Senior Representative,

By:
Name:
Title:

Acknowledged by:

VIRTU FINANCIAL LLC

By:
Name:
Title:

VFH PARENT LLC

By:
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Schedule I to the
Representative Supplement to the

Junior Lien Intercreditor Agreement

Grantors

ANNEX IV

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [  ] dated as of [    ], 20[ ] to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [         ], 20[  ] (the “Junior Lien Intercreditor Agreement”), among VIRTU FINANCIAL LLC, a Delaware limited liability company (“Holdings”), VFH Parent LLC, a Delaware limited liability company (the “Company”), certain subsidiaries and affiliates of the Company (each a “Grantor”), Credit Suisse AG, Cayman Islands Branch, as Administrative Agent under the Credit Agreement, [          ], as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A.                                    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B.                                    As a condition to the ability of the Company to incur Senior Class Debt after the date of the Junior Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement.  Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement.  The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1.  In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties.  Each reference to a “Representative” or “Senior Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative.  The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Senior Secured Parties.

SECTION 3.  This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative.  Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4.  Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5.  THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement.  All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8.  The Company agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of
[ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ],
as Designated Senior Representative,

By:
Name:
Title:

Acknowledged by:

VIRTU FINANCIAL LLC

By:
Name:
Title:

VFH PARENT LLC

By:
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Schedule I to the
Representative Supplement to the

Junior Lien Intercreditor Agreement

Grantors

EXHIBIT G

Form of Closing Certificate

[NAME OF CERTIFYING LOAN PARTY]

[       ], 2013

Reference is made to the Second Amended and Restated Credit Agreement dated as of November 8, 2013 (the “Credit Agreement”), among VIRTU FINANCIAL LLC (“Holdings”), VFH PARENT LLC (the “Borrower”), the banks and other lending institutions from time to time parties thereto and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent.  Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

1.                                      The undersigned, [                 ], a Responsible Officer of [      ] (the “Certifying Loan Party”), hereby certifies that [                 ] is a duly elected and qualified Responsible Officer of the Certifying Loan Party and the signature set forth on the signature line for such officer below is such officer’s true and genuine signature, and such officer is duly authorized to execute and deliver on behalf of the Certifying Loan Party each Loan Document to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to such Loan Documents.

2.                                      The undersigned, [                 ], a Responsible Officer of the Certifying Loan Party, hereby certifies as follows:

(a)         There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Loan Party, nor to my knowledge has any other event occurred affecting or threatening the [corporate] [organizational] existence of the Certifying Loan Party;

(b)         The Certifying Loan Party is a [corporation] [limited liability company] duly organized, validly existing and in good standing under the laws of the State of [      ];

(c)          Attached hereto as Annex A is a complete and correct copy of the resolutions duly adopted by the [board of directors (or a duly authorized committee thereof)] [members] of the Certifying Loan Party on [                              ], authorizing [(a)] the execution, delivery and performance of the Loan Documents (and any agreements relating thereto) to which it is a party [and (b) the extensions of credit contemplated by the Credit Agreement](6); such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such resolutions are the only [corporate] [company] proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein;

(d)         Attached hereto as Annex B is a true and complete copy of the certificate of [incorporation] [formation] of the Certifying Loan Party as in effect on the date hereof, certified by the Secretary of State of the State of [      ] as of a recent date;

(6)                                 Borrower only.

(e)          Attached hereto as Annex C is a true and complete copy of the [by-laws] [limited liability company agreement] of the Certifying Loan Party as in effect on the date hereof;

(f)           Attached hereto as Annex D is a true and complete copy of a good standing certificate, certified by the Secretary of State of [     ] as of a recent date;

(g)          The following persons are now duly elected and qualified Responsible Officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and such officers hold such offices with the Certifying Loan Party on the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each Loan Document to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to such Loan Documents:

Name	Office	Signature

G-2

IN WITNESS WHEREOF, the undersigned have signed this certificate as of the date first written above.

Name:	Name:
Title:	Title:

Annex A
to the Closing Certificate

Resolutions

Annex B
to the Closing Certificate

Certificate of [Incorporation] [Formation]

Annex C
to the Closing Certificate

[By-Laws] [Limited Liability Company Agreement]

Annex D
to the Closing Certificate

Good Standing Certificate

EXHIBIT H

Form of Intercompany Note

New York, New York

Date:                , 20[  ]

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor.  Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This note (“Note”) is an Intercompany Note referred to in that certain Second Amended and Restated Credit Agreement, dated as of November 8, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among VFH PARENT LLC, a Delaware limited liability company (the “Borrower”), VIRTU FINANCIAL LLC, a Delaware limited liability company (“Holdings”), the lenders from time to time party thereto, and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, and is subject to the terms thereof, and shall be pledged by each Payee pursuant to the Collateral Agreement, to the extent required pursuant to the terms thereof.  Each Payee hereby acknowledges and agrees that after the occurrence and during the continuance of an Event of Default and after notice from the Administrative Agent to such Payee (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(h) or 7.01(i) of the Credit Agreement), the Administrative Agent may exercise any and all rights of any Loan Party with respect to this Note.  Capitalized terms used herein but not otherwise defined shall have the meaning assigned to such terms in the Credit Agreement.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Loan Party to any Payee that is not a Loan Party shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Secured Obligations of such Payor until the payment in full in cash of all Secured Obligations of such Payor; provided, that each Payor may make payments to the applicable Payee unless an Event of Default shall have occurred and be continuing and such Payor shall have received notice from the Administrative Agent (provided, that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(h) or 7.01(i) of the Credit Agreement) (such Secured Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any case, proceeding or other action referred to in clause (i) below, whether or not such interest is allowed or allowable as a claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i)           in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then, if an Event of Default has occurred and is continuing, (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee that is not a Loan Party is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii)            if any Event of Default has occurred and is continuing and after notice from the Administrative Agent (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(h) or 7.01(i) of the Credit Agreement), then no payment or distribution of any kind or character shall be made by or on behalf of any Payor that is a Loan Party or any other Person on its behalf with respect to this Note owed to any Payee that is not a Loan Party; and

(iii)            if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder.  Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent and the Lenders and the Administrative Agent and the Lenders are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of itself and the Lenders, proceed to enforce the subordination provisions herein.

H-2

The indebtedness evidenced by this Note owed by any Payor that is not a Loan Party or any Payor that is a Loan Party, in each case, to any Payee that is a Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note.  All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof.  Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, this Note replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on, before or after the date hereof by any Payee to Holdings, any Intermediate Parent, the Borrower or any Subsidiary, in each case to the extent required to be pledged to the Administrative Agent pursuant to the Collateral Agreement.

From time to time after the date hereof, additional subsidiaries of Holdings may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional subsidiary, an “Additional Party”).  Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof.  Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder.  This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature pages follow]

H-3

VFH PARENT LLC,
as Payee and Payor

By:
Name:
Title:

[SUBSIDIARIES OF THE BORROWER],
as Payee and Payor

By:
Name:
Title:

EXHIBIT I

Form of Specified Discount Prepayment Notice

Date:             , 20

To: [Credit Suisse AG, Cayman Islands Branch], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.09(a)(ii)(B) of that certain Second Amended and Restated Credit Agreement, dated as of November 8, 2013 (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among VFH Parent LLC, a Delaware limited liability company (the “Borrower”), Virtu Financial LLC, a Delaware limited liability company, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.09(a)(ii)(B) of the Credit Agreement, the Borrower hereby offers to make a Discounted Term Loan Prepayment to each Term Lender [and to each Additional Term Lender of the [•, 20•](7) tranche[s] of Term Loans] on the following terms:

1.     This Borrower Offer of Specified Discount Prepayment is available only to each Term Lender [and to each Additional Term Lender of the [•, 20•](8) tranche[s] of Term Loans].

2.     The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed $[•] of Term Loans [and $[•] of the [•, 20•](9) tranche[(s)] of Term Loans] (the “Specified Discount Prepayment Amount”).(10)

3.     The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [•]% in respect of the Term Loans [and [•]% in respect of the [•, 20•](11) tranche[(s)] of Term Loans] (the “Specified Discount”).

(7)           List multiple tranches if applicable.

(8)           List multiple tranches if applicable.

(9)           List multiple tranches if applicable.

(10)         Minimum of $1.0 million and whole increments of $500,000.

(11)         List multiple tranches if applicable.

To accept this offer, you are required to submit to the Administrative Agent a Specified Discount Prepayment Response on or before 5:00 p.m. New York time on the date that is three (3) Business Days following the date of delivery of this notice pursuant to Section 2.09(a)(ii)(B) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent [and the Term Lenders][, the Term Lenders and each Additional Term Lender of the [•, 20•](12) tranche[s] of Term Loans] as follows:

1.     The Borrower will not make a borrowing of loans under any Incremental Revolving Facility to fund this Discounted Term Loan Prepayment.

2.     [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.](13)

3.     No Default or Event of Default has occurred and is continuing.

The Borrower acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Borrower requests that Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Specified Discount Prepayment Notice.

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(12)         List multiple tranches if applicable.

(13)         Insert applicable representation.

I-2

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

VFH PARENT LLC

By:
Name:
Title:

Enclosure:  Form of Specified Discount Prepayment Response

EXHIBIT J

Form of Specified Discount Prepayment Response

Date:             , 20

To: [Credit Suisse AG, Cayman Islands Branch], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Second Amended and Restated Credit Agreement, dated as of November 8, 2013 (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among VFH Parent LLC, a Delaware limited liability company (the “Borrower”), Virtu Financial LLC, a Delaware limited liability company, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, and (b) that certain Specified Discount Prepayment Notice, dated             , 20    , from the Borrower (the “Specified Discount Prepayment Notice”).  Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned [Term Lender] [Additional Term Lender] hereby gives you irrevocable notice, pursuant to Section 2.09(a)(ii)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [tranches of] Term Loans held by such [Term Lender] [Additional Term Lender] at the Specified Discount in an aggregate outstanding amount as follows:

[Term Loans - $[•]]

[[•, 20•](14) tranche[s] of Term Loans - $[•]]

The undersigned [Term Lender] [Additional Term Lender] hereby expressly consents and agrees to a prepayment of its [Term Loans][[•, 20•](15) tranche[s]] pursuant to Section 2.09(a)(ii)(B) of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

(14)         List multiple tranches if applicable.

(15)         List multiple tranches if applicable.

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[                        ]

By:
Name
Title:

By:
Name
Title:

EXHIBIT K

Form of Discount Range Prepayment Notice

Date:             , 20

To: [Credit Suisse AG, Cayman Islands Branch], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.09(a)(ii)(C) of that certain Second Amended and Restated Credit Agreement, dated as of November 8, 2013 (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among VFH Parent LLC, a Delaware limited liability company (the “Borrower”), Virtu Financial LLC, a Delaware limited liability company, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.09(a)(ii)(C) of the Credit Agreement, the Borrower hereby requests that each Term Lender [and each Additional Term Lender of the [•, 20•](16) tranche[s] of Term Loans] submit a Discount Range Prepayment Offer.  Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1.     This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Borrower to each Term Lender [and to each Additional Term Lender of the [•, 20•](17) tranche[s] of Term Loans].

2.     The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is $[•] of Term Loans [and $[•] of the [•, 20•](18) tranche[(s)] of Term Loans] (the “Discount Range Prepayment Amount”).(19)

3.     The Borrower is willing to make Discount Term Loan Prepayments at a percentage discount to par value greater than or equal to [•]% but less than or equal to [•]% in respect of the Term Loans [and greater than or equal to [•]% but less than

(16)         List multiple tranches if applicable.

(17)         List multiple tranches if applicable.

(18)         List multiple tranches if applicable.

(19)         Minimum of $1.0 million and whole increments of $500,000.

or equal to [•]% in respect of the [•, 20•](20) tranche[(s)] of Term Loans] (the “Discount Range”).

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Discount Range Prepayment Offer on or before 5:00 p.m. New York time on the date that is three (3) Business Days following the dated delivery of the notice pursuant to Section 2.09(a)(ii)(C) of the Credit Agreement.

The Borrower hereby represents and warrants to the Auction Agent [and the Term Lenders][, the Term Lenders and each Additional Term Lender of the [•, 20•](21) tranche[s] of Term Loans] as follows:

1.     The Borrower will not make a borrowing of loans under any Incremental Revolving Facility to fund this Discounted Term Loan Prepayment.

2.     [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.](22)

3.     No Default or Event of Default has occurred and is continuing.

The Borrower acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Borrower requests that Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Discount Range Prepayment Notice.

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(20)         List multiple tranches if applicable.

(21)         List multiple tranches if applicable.

(22)         Insert applicable representation.

K-2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

VFH PARENT LLC

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

EXHIBIT L

Form of Discount Range Prepayment Offer

Date:             , 20

To: [Credit Suisse AG, Cayman Islands Branch], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Second Amended and Restated Credit Agreement, dated as of November 8, 2013 (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among VFH Parent LLC, a Delaware limited liability company (the “Borrower”), Virtu Financial LLC, a Delaware limited liability company, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, and (b) that certain Discount Range Prepayment Notice, dated             , 20    , from the Borrower (the “Discount Range Prepayment Notice”).  Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned [Term Lender] [Additional Term Lender] hereby gives you irrevocable notice, pursuant to Section 2.09(a)(ii)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1.     This Discount Range Prepayment Offer is available only for prepayment on the [Term Loans][and the [•, 20•](23) tranche[s] of Term Loans] held by the undersigned.

2.     The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Term Loans - $[•]]

[[•, 20•](24) tranche[s] of Term Loans - $[•]]

3.     The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [•]% in respect of the Term Loans [and [•]% in respect of the [•, 20•](25) tranche[(s)] of Term Loans] (the “Submitted Discount”).

The undersigned [Term Lender] [Additional Term Lender] hereby expressly consents and agrees to a prepayment of its [Term Loans] [[•, 20•](26) tranche[s]

(23)         List multiple tranches if applicable.

(24)         List multiple tranches if applicable.

(25)         List multiple tranches if applicable.

(26)         List multiple tranches if applicable.

of Term Loans] indicated above pursuant to Section 2.09(a)(ii)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

L-2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[                                         ]

By:
Name
Title:

By:
Name
Title:

EXHIBIT M

Form of Solicited Discounted Prepayment Notice

Date:             , 20

To: [Credit Suisse AG, Cayman Islands Branch], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.09(a)(ii)(D) of that certain Second Amended and Restated Credit Agreement, dated as of November 8, 2013 (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among VFH Parent LLC, a Delaware limited liability company (the “Borrower”), Virtu Financial LLC, a Delaware limited liability company, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.09(a)(ii)(D) of the Credit Agreement, the Borrower hereby requests that each Term Lender [and each Additional Term Lender of the [•, 20•](27) tranche[s] of Term Loans] submit a Solicited Discounted Prepayment Offer.  Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1.     This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Borrower to each Term Lender [and to each Additional Term Lender of the [•, 20•](28) tranche[s] of Term Loans].

2.     The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):(29)

[Term Loans - $[•]]

[[•, 20•](30) tranche[s] of Term Loans - $[•]]

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Solicited Discounted Prepayment Offer on or before 5:00

(27)         List multiple tranches if applicable.

(28)         List multiple tranches if applicable.

(29)         Minimum of $1.0 million and whole increments of $500,000.

(30)         List multiple tranches if applicable.

p.m. New York time on the date that is three (3) Business Days following delivery of this notice pursuant to Section 2.09(a)(ii)(D) of the Credit Agreement.

The Borrower requests that Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

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M-2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

VFH PARENT LLC

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

EXHIBIT N

Form of Solicited Discounted Prepayment Offer

Date:             , 20

To: [Credit Suisse AG, Cayman Islands Branch], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Second Amended and Restated Credit Agreement, dated as of November 8, 2013 (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among VFH Parent LLC, a Delaware limited liability company (the “Borrower”), Virtu Financial LLC, a Delaware limited liability company, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, and (b) that certain Solicited Discounted Prepayment Notice, dated             , 20    , from the Borrower (the “Solicited Discounted Prepayment Notice”).  Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice on or before the third Business Day following your receipt of this notice.

The undersigned [Term Lender] [Additional Term Lender] hereby gives you irrevocable notice, pursuant to Section 2.09(a)(ii)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1.     This Solicited Discounted Prepayment Offer is available only for prepayment of the [Term Loans][[•, 20•](31) tranche[s] of Term Loans] held by the undersigned.

2.     The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans - $[•]]

[[•, 20•](32) tranche[s] of Term Loans - $[•]]

3.     The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [•]% in respect of the Term Loans [and [•]% in respect of the [•, 20•](33) tranche[(s)] of Term Loans] (the “Offered Discount”).

(31)         List multiple tranches if applicable.

(32)         List multiple tranches if applicable.

(33)         List multiple tranches if applicable.

The undersigned [Term Lender] [Additional Term Lender] hereby expressly consents and agrees to a prepayment of its [Term Loans] [[•, 20•](34) tranche[s] of Term Loans] pursuant to Section 2.09(a)(ii)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[                            ]

By:
Name
Title:

By:
Name
Title:

(34)         List multiple tranches if applicable.

N-2

EXHIBIT O

Form of Acceptance and Prepayment Notice

Date:             , 20

To: [Credit Suisse AG, Cayman Islands Branch], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to Section 2.09(a)(ii)(D) of that certain Second Amended and Restated Credit Agreement, dated as of November 8, 2013 (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among VFH Parent LLC, a Delaware limited liability company (the “Borrower”), Virtu Financial LLC, a Delaware limited liability company, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.09(a)(ii)(D) of the Credit Agreement, the Borrower hereby irrevocably notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [•]% in respect of the Term Loans [and [•]% in respect of the [•, 20•](35) tranche[(s)] of Term Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Borrower expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable and is subject to the provisions of Section 2.09(a)(ii)(D) of the Credit Agreement.

The Borrower hereby represents and warrants to the Auction Agent [and the Term Lenders][and the Term Lenders and each Additional Term Lender of the [•, 20•](36) tranche[s] of Term Loans] as follows:

1.     The Borrower will not make a borrowing of loans under any Incremental Revolving Facility to fund this Discounted Term Loan Prepayment.

2.     [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term

(35)         List multiple tranches if applicable.

(36)         List multiple tranches if applicable.

Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.](37)

3.     No Default or Event of Default has occurred and is continuing.

The Borrower acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Borrower requests that Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Acceptance and Prepayment Notice.

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(37)         Insert applicable representation.

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IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

VFH PARENT LLC

By:
Name:
Title:

EXHIBIT P-1

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax

Purposes)

Reference is made to that certain Second Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of November 8, 2013, among VFH Parent LLC, a Delaware limited liability company (the “Borrower”), Virtu Financial LLC, a Delaware limited liability company, the banks and other lending institutions from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.15(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

[Lender]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

EXHIBIT P-2

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax

Purposes)

Reference is made to that certain Second Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of November 8, 2013, among VFH Parent LLC, a Delaware limited liability company (the “Borrower”), Virtu Financial LLC, a Delaware limited liability company, the banks and other lending institutions from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.15(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (v) none of its partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned or its partners/members.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

[Lender]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

EXHIBIT P-3

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax

Purposes)

Reference is made to that certain Second Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of November 8, 2013, among VFH Parent LLC, a Delaware limited liability company (the “Borrower”), Virtu Financial LLC, a Delaware limited liability company, the banks and other lending institutions from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.15(e) and Section 9.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished its participating non-U.S. Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

[Participant]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

EXHIBIT P-4

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax

Purposes)

Reference is made to that certain Second Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of November 8, 2013, among VFH Parent LLC, a Delaware limited liability company (the “Borrower”), Virtu Financial LLC, a Delaware limited liability company, the banks and other lending institutions from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.15(e) and Section 9.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (v) none of its partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned or its partners/members.

The undersigned has furnished its participating non-U.S. Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

[Participant]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

EXHIBIT Q

Form of Solvency Certificate

[   ], 2013

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section 4.01(m) of the Second Amended and Restated Credit Agreement, dated as of November 8, 2013 (as amended as of the date hereof, and as it may be further amended, supplemented or otherwise modified, the “Credit Agreement”), by and among VFH Parent LLC, a Delaware limited liability company (the “Borrower”), Virtu Financial LLC, a Delaware limited liability company, the lending institutions from time to time parties thereto and Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent.  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [     ], the [Chief Financial Officer][Chief Operating Officer] of the Borrower, DO HEREBY CERTIFY on behalf of the Borrower that I have made such investigation and inquiries as to the financial condition of the Borrower and its subsidiaries as I have deemed necessary and prudent for the purposes of providing this Certificate.  I acknowledge that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the making of Loans under the Credit Agreement.  I further certify that the financial information, projections and assumptions which underlie and form the basis for the representations made in this Certificate were made in good faith and were based on assumptions reasonably believed by the Borrower to be fair in light of the circumstances existing at the time made and continue to be fair as of the date hereof. I further certify, as of the date hereof, after giving effect to the consummation of the Transactions including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

1.              The sum of the debt (including contingent liabilities) of Borrower and the Subsidiaries, on a consolidated basis, does not exceed the present fair value of the present assets of the Borrower and the Subsidiaries, on a consolidated basis.

2.              The present fair saleable value of the present assets of the Borrower and the Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of their debts (including contingent liabilities) as such debts become absolute and matured.

3.              The capital of the Borrower and the Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.              The Borrower and the Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations, beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

5.              The Borrower and the Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

6.              For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

7.              In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and the Subsidiaries after consummation of the Transactions.

 [Remainder of Page Intentionally Left Blank]

Q-2

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

VFH PARENT LLC

By:
Name:
Title: Chief [Financial]
[Operating] Officer

EXHIBIT R

Form of Compliance Certificate

This Compliance Certificate is delivered pursuant to Sections 5.01 and 5.03 of the Second Amended and Restated Credit Agreement, dated as of November 8, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among VFH Parent LLC, a Delaware limited liability company (the “Borrower”), Virtu Financial LLC, a Delaware limited liability company, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

I, the undersigned, hereby certify, in my capacity as a Financial Officer of the Borrower and not in my individual capacity, as follows:

1.                                      I have reviewed and am familiar with the contents of this Compliance Certificate.

2.                                      I have reviewed the terms of the Credit Agreement and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and financial condition of the Borrower and the Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”).  Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default.

3.                                      Attached hereto as Attachment 1 is the [unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for the fiscal quarter ended              and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and includes an accompanying customary management discussion and analysis (which, for the avoidance of doubt, does not, and is not required to, include strategy level detail with respect to operational performance, trading algorithms, “ticker-level” information or information that the Borrower otherwise reasonably considers to be proprietary or highly sensitive).] [Quarterly]

[audited consolidated balance sheet and audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of Holdings as of the

end of and for the fiscal year ended             , and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by [KPMG LLP] (without a “going concern” or like qualification or exception (other than with respect to, or resulting from, any potential inability to satisfy the covenants in Sections 6.12 and 6.13 of the Credit Agreement in a future date or period) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and includes an accompanying customary management discussion and analysis (which, for the avoidance of doubt, does not, and is not required to, include strategy level detail with respect to operational performance, trading algorithms, “ticker-level” information or information that the Borrower otherwise reasonably considers to be proprietary or highly sensitive).] [Annual]

4.                                      Attached hereto as Attachment 2 are the calculations demonstrating compliance with the covenants set forth in Sections 6.12 and 6.13 of the Credit Agreement.

5.                                      Attached hereto as Attachment 3 are the calculations detailing Excess Cash Flow for the fiscal quarter ended           .

6.                                      Attached hereto as Attachment 4 are the calculations of the Net Proceeds, if any, received during the fiscal [quarter][year] ended                  by or on behalf of the Borrower or any Restricted Subsidiary in respect of any event described in clause (a) of the definition of the term “Prepayment Event” and the portion of such Net Proceeds that has been invested or are intended to be reinvested in accordance with the proviso in Section 2.09(b) of the Credit Agreement.]

7.                                      There has been no change to the information required pursuant to Sections 1(a)(i), 1(b), 2, 5, 6 or 8 (other than 8(f)) of the Perfection Certificate since [the date of the Perfection Certificate delivered on the Closing Date][the delivery of the Compliance Certificate pursuant to Section 5.03(b) on         ][other than as set forth on the supplements attached hereto as Attachment 5]. [May be given 5 days later.]

8.                                      Attached hereto as Attachment 6 is the list identifying each Wholly Owned Subsidiaries that has become, or ceased to be, a Material Subsidiary during the most recently ended fiscal quarter. [May be given 5 days later.]

9.                                      [Attached hereto as Attachment 7 is the budget required under Section 5.01(f) of the Credit Agreement.] [Annual only]

10.                               [Attached hereto as Attachment 8 is the accountant’s certificate required under Section 5.01(e) of the Credit Agreement.] [Annual only; may be given 5 days later.]

R-2

11.                               All notices required to be given prior to the date of this Compliance Certificate by Section 5.03 of the Credit Agreement have been given. [May be given 5 days later.]

R-3

IN WITNESS WHEREOF, I have executed this Compliance Certificate this            day of           .

Name:
Title:

[Signature Page to Compliance Certificate]